Use these links to rapidly review the document

CONTENTS

As filed with the Securities and Exchange Commission on May 13, 2015

Registration No. 333-203091

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CATHAY GENERAL BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	95-4274680 (I.R.S. Employer Identification Number)

777 North Broadway
Los Angeles, California 90012
(213) 625-4700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Lisa L. Kim
SVP, General Counsel and Secretary
Cathay General Bancorp
777 North Broadway
Los Angeles, California 90012
(213) 625-4700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

David E. Shapiro, Esq. Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Jentai Tsai Asia Bancshares, Inc. 135-34 Roosevelt Avenue Flushing New York 11354 (718) 961-9898	P.L. Lamb, Esq. Steven Godsberg, Esq. Lamb & Barnosky, LLP 534 Broadhollow Road, Suite 210 Melville, NY 11747 (631) 694-2309

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed proxy statement/prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 13, 2015

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[            ], 2015

Dear Asia Bancshares Shareholders:

         The board of directors of Asia Bancshares, Inc. (which we refer to as Asia Bancshares), has agreed to a merger of Asia Bancshares with and into Cathay General Bancorp (which we refer to as Cathay). The details of the merger are set forth in the Agreement and Plan of Merger, dated as of January 20, 2015, as amended on March 9, 2015, and as it may be further amended from time to time, between Cathay and Asia Bancshares, Inc. (which we refer to as the merger agreement). Simultaneously with the merger, Asia Bancshares' bank subsidiary, Asia Bank will merge with and into Cathay's bank subsidiary, Cathay Bank.

         If the merger is completed, shareholders of Asia Bancshares will receive aggregate merger consideration equal to $126 million less (x) the tax-effected amount of certain expenses of Asia Bancshares related to the transaction, which we refer to as the tax-effected transaction expenses, plus (y) the amount, if any, by which the closing net book value of Asia Bancshares exceeds target net book value of $78.75 million, which we refer to as excess net book value, in each case as calculated pursuant to the merger agreement. The merger consideration to be received per share of Asia Bancshares common stock, which we refer to as the per share merger consideration, will be calculated by dividing the aggregate merger consideration by the number of shares of Asia Bancshares common stock outstanding immediately prior to the effective time of the merger.

         As of March 31, 2015, Asia Bancshares' closing net book value was estimated to be $78,791,732, tax-effected transaction expenses were estimated to be $1.2 million and there were 1,460,044.38 shares of common stock outstanding. Assuming that these amounts remained the same at closing, the aggregate merger consideration would be $124,841,732 and the per share merger consideration would be $85.51. However, the exact amount of the aggregate merger consideration and the resulting per share merger consideration will not be known until after shareholders of Asia Bancshares have voted on the merger and the board of directors of Asia Bancshares does not intend to resolicit shareholders at any point. In the worst case scenario, there will be no excess net book value at closing, and the aggregate merger consideration will be $126 million less tax-effected transaction expenses (which based on estimated transaction expenses as of March 31, 2015 would have resulted in aggregate merger consideration of $124,800,000 and per share merger consideration of $85.48). In the best case scenario, there is excess net book value at closing and the aggregate merger consideration and per share merger consideration exceed these amounts, but the Board of Directors of Asia Bancshares does not currently expect the aggregate merger consideration or per share merger consideration to materially exceed $126 million and $86.30, respectively. A table setting forth illustrative ranges of aggregate merger consideration and per share merger consideration can be found on page [      ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration" which begins on page [      ] of this proxy statement/prospectus.

         Shareholders of Asia Bancshares will be entitled to elect to receive, subject to proration, for each share of Asia Bancshares common stock that they own (other than shares owned by Cathay or Asia Bancshares, or by shareholders that have asserted and not withdrawn dissenter's rights in accordance with the New York Business Corporation Law), the per share merger consideration in cash or shares of Cathay common stock. Based on these elections, between 45% to 55% of the outstanding shares of Asia Bancshares common stock will receive Cathay common stock as merger consideration and the remainder will receive cash; however if the average closing price of Cathay common stock (as defined below) is lower than $20, then 41% of the value of the aggregate merger consideration as measured at closing will be payable in Cathay common stock. The number of shares of Cathay common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio. The exchange ratio is calculated by dividing the per share merger consideration by the volume weighted average price per share of Cathay common stock on the Nasdaq Global Select Market, on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger, which we refer to as the Cathay average closing price. However, if the Cathay average closing price is less than $20, the exchange ratio is the per share merger consideration divided by $20 and if the Cathay average closing price is greater than $27, the exchange ratio is the per share merger consideration divided by $27. Cathay's common stock is traded on The NASDAQ Global Select Market under the symbol "CATY." On January 20, 2015, the last trading day prior to the approval of the merger agreement by the board of directors, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $23.38. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $23.38, each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or 3.6912 shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $86.30 based on that stock price). On [                        ], the last practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $[            ]. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $[            ], each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or [                        ] shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $[            ] based on that stock price). We urge you to obtain current stock price quotations for Cathay common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various Cathay average closing prices assuming aggregate merger consideration of $126 million can be found on page [      ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration".

         The merger cannot be completed unless shareholders holding not less than two-thirds of the shares of Asia Bancshares common stock outstanding as of the close of business on [            ], 2015, the record date for the special meeting, vote in favor

of the adoption of the merger agreement at the special meeting. The special shareholders' meeting will be held on [            ], 2015 at [      ] a.m., local time, at [            ]. Failure to vote will have the same effect as voting against the adoption of the merger agreement. If you sign and return your proxy card without specifying your vote, your shares will be voted in favor of the approval of the merger.

         The Asia Bancshares board of directors has carefully considered the merger and the terms of the merger agreement and believes that the terms of the merger are fair, advisable and in the best interest of Asia Bancshares and its shareholders. Accordingly the Asia Bancshares board of directors unanimously recommends that Asia Bancshares shareholders vote "FOR" adoption of the merger agreement. In considering the recommendation of the board of directors of Asia Bancshares, you should be aware that certain directors and executive officers of Asia Bancshares and Asia Bank will have interests in the merger that may be different from, or in addition to, the interests of Asia Bancshares shareholders generally. See the section entitled "Interests of Certain Persons in the Merger" beginning on page [      ] of the accompanying proxy statement/prospectus.

         The proxy statement/prospectus describes the merger agreement, the merger and the documents related to the merger. In addition to being a proxy statement of Asia Bancshares, this proxy statement/prospectus is also the prospectus of Cathay for the Cathay common stock that will be issued in connection with the merger. Please read carefully the entire proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page [    ], for a discussion of the risks relating to the proposed merger, and the Appendices and documents incorporated by reference.

On behalf of the board of directors,
Jentai Tsai
Chairman of the Board and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission, has approved or disapproved the merger, the securities to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Cathay General Bancorp or Asia Bancshares, Inc., and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this proxy statement/prospectus is [            ], 2015 and it is first being mailed or otherwise delivered to Asia Bancshares shareholders on or about [            ], 2015.

ASIA BANCSHARES, INC.
135-34 Roosevelt Avenue
Flushing, New York 11354

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ASIA BANCSHARES:

        A special meeting of shareholders of Asia Bancshares will be held on [                        ], 2015 at [                            ], local time, at [                            ]. The special meeting is being held to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2015, as amended by amendment no. 1 on March 9, 2015, and as it may be further amended from time to time, between Cathay General Bancorp, a Delaware corporation, and Asia Bancshares, Inc., a New York corporation.

        The record date for the special meeting is [                        ], 2015. Only holders of record of Asia Bancshares common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. All shareholders of record as of that date are cordially invited to attend the special meeting in person. Adoption of the merger agreement requires the affirmative vote of the holders of not less than two-thirds of the shares outstanding and entitled to vote thereon at the Asia Bancshares special meeting. As of the record date, there were [            ] shares of Asia Bancshares common stock outstanding and entitled to vote at the special meeting.

        Asia Bancshares' board of directors has unanimously approved the merger agreement, has determined the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Asia Bancshares and unanimously recommends that Asia Bancshares shareholders vote "FOR" adoption of the merger agreement. In considering the recommendation of the board of directors of Asia Bancshares, you should be aware that certain directors and executive officers of Asia Bancshares and Asia Bank will have interests in the merger that may be different from, or in addition to, the interests of Asia Bancshares shareholders generally. See the section entitled "Interests of Certain Persons in the Merger" beginning on page [      ] of the accompanying proxy statement/prospectus.

        Under the New York Business Corporation Law, (hereinafter "NYBCL"), holders of record of Asia Bancshares who do not vote in favor of the adoption of the merger agreement have the right to seek and obtain payment of the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by the NYBCL. A copy of the applicable statutes regarding dissenters' rights is attached as Appendix D to the accompanying proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights" beginning on page [      ].

        Your vote is very important, regardless of the number of shares of Asia Bancshares that you own. If you do not vote your shares, it will have the same effect as voting against the merger.

        The enclosed proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

        Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy using the enclosed envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,
Jentai Tsai Chairman of the Board and Chief Executive Officer

Flushing, New York
[                            ], 2015

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Cathay from other documents filed with the U.S. Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus. You can obtain any of the documents filed with the SEC by Cathay at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Cathay General Bancorp at the following address:

Cathay General Bancorp
777 North Broadway
Los Angeles, California 90012
(213) 625-4700

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Asia Bancshares shareholders requesting documents must do so by [            ], 2015, in order to receive them before the special meeting.

        In addition, if you have questions about the merger or the Asia Bancshares special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Jeffrey Hsu at the following address and telephone number:

Asia Bancshares, Inc.
135-11 Roosevelt Avenue
Flushing, New York 11354
Telephone number (718) 961-9898

        Asia Bancshares does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

i

APPENDIX A:	AGREEMENT AND PLAN OF MERGER AND AMENDMENT NO. 1
APPENDIX B:	THE KAFAFIAN GROUP, INC. FAIRNESS OPINION, DATED JANUARY 20, 2015
APPENDIX C:	FORM OF VOTING AGREEMENT
APPENDIX D:	NYBCL APPRAISAL STATUTES

ii

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions that you may have regarding the merger and the Asia Bancshares special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Asia Bancshares special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [      ] of this proxy statement/prospectus.

        References in this proxy statement/prospectus to "Asia Bancshares" refer to Asia Bancshares, Inc., a New York corporation. References in this proxy statement/prospectus to "Cathay" refer to Cathay General Bancorp, a Delaware corporation. Unless the context otherwise requires, references to Asia Bancshares and Cathay will include such entities' respective subsidiaries and affiliates.

Q:
What is the purpose of this proxy statement/prospectus?

A:
This document serves both as a proxy statement of Asia Bancshares and as a prospectus for Cathay common stock. As a proxy statement, it is being provided to you by Asia Bancshares, because the board of directors of Asia Bancshares is soliciting your proxy to vote to approve the proposed merger of Asia Bancshares with and into Cathay. As a prospectus, it is being provided to you by Cathay, because Cathay is offering shares of its common stock in connection with the merger.

This proxy statement/prospectus includes important information about the merger, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and the special meeting. Asia Bancshares shareholders should read this information carefully and in its entirety. The enclosed voting materials allow shareholders to vote their shares without attending the special meeting in person.

Q:
When and where will the special meeting take place?

A:
Asia Bancshares will hold a special meeting of its shareholders on [                    ], 2015 at [            ] a.m., local time, at [            ].

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Asia Bancshares common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
Does my vote matter?

A:
Yes. The merger cannot be completed unless the merger agreement is adopted by the Asia Bancshares shareholders. For shareholders, if you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, this will have the same effect as a vote "AGAINST" the adoption of the merger agreement.

Q:
What is the vote required to approve the merger agreement at the special meeting?

A:
Adoption of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Asia Bancshares common stock as of the close of business on [                    ],

  2015, the record date for the special meeting of Asia Bancshares' shareholders entitled to vote thereon.

Q:
How do I vote?

A:
To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting.

Q:
What happens if I return my proxy but do not indicate how to vote my shares?

A:
If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted "FOR" adoption of the merger agreement. If you return an unsigned proxy card, your proxy will be invalid, and your shares will not be voted at the special meeting.

Q:
How does the Asia Bancshares board of directors recommend that I vote at the special meeting?

A:
The board of directors of Asia Bancshares unanimously recommends that Asia Bancshares shareholders vote "FOR" the adoption of the merger agreement. See the section entitled "The Merger—Asia Bancshares' Reasons for the Merger; Recommendation of Asia Bancshares' Board of Directors" beginning on page [      ] of this proxy statement/prospectus.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Asia Bancshares' corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Asia Bancshares after the vote will not affect the vote. Asia Bancshares' corporate secretary's mailing address is Asia Bancshares, Inc., 135-34 Roosevelt Avenue, Flushing, New York, Attention: Tom W.H. Yuan, Corporate Secretary.

Q:
What if I abstain from voting?

A:
If you fail to vote or mark "ABSTAIN" on your proxy, it will have the same effect as a vote "AGAINST" the proposal.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. All shareholders of record are invited to attend the special meeting and can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Asia Bancshares reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Asia Bancshares' express written consent.

Q:
Are there any voting agreements in place with Asia Bancshares shareholders?

A:
Yes. Certain directors and executive officers of Asia Bancshares and their family members who beneficially own in the aggregate 622,868.94 shares of Asia Bancshares common stock, which represents approximately [      ]% of the outstanding shares of Asia Bancshares as of the record date, have entered into voting agreements with Cathay in the form attached to this proxy statement/prospectus as Appendix B pursuant to which they, solely in their capacity as shareholders of Asia Bancshares, will agree to vote all of their shares of Asia Bancshares common stock in favor of the merger agreement. These voting agreements will terminate if the merger agreement is terminated.

A copy of the form of voting and support agreement is attached as Appendix B to this proxy statement prospectus.

Q:
What will Asia Bancshares shareholders receive in the merger?

A:
If the merger is completed, shareholders of Asia Bancshares will receive aggregate merger consideration equal to $126 million less (x) the tax-effected amount of certain expenses of Asia Bancshares related to the transaction, which we refer to as the tax-effected transaction expenses, plus (y) the amount, if any, by which the closing net book value of Asia Bancshares exceeds target net book value of $78.75 million, which we refer to as excess net book value, in each case as calculated pursuant to the merger agreement. See "The Merger—Merger Consideration" beginning on page [    ] of this proxy/prospectus. The merger consideration to be received per share of Asia Bancshares common stock, which we refer to as the per share merger consideration, will be calculated by dividing the aggregate merger consideration by the number of shares of Asia Bancshares common stock outstanding immediately prior to the effective time of the merger.

As of March 31, 2015, Asia Bancshares' closing net book value was estimated to be $78,791,732, tax-effected transaction expenses were estimated to be $1.2 million and there were 1,460,044.38 shares of common stock outstanding. Assuming that these amounts remained the same at closing, the aggregate merger consideration would be $124,841,732 and the per share merger consideration would be $85.51. However, the exact amount of the aggregate merger consideration and the resulting per share merger consideration will not be known until after shareholders of Asia Bancshares have voted on the merger and the board of directors of Asia Bancshares does not intend to resolicit shareholders at any point. In the worst case scenario, there will be no excess net book value at closing, and the aggregate merger consideration will be $126 million less tax-effected transaction expenses (which based on estimated transaction expenses as of March 31, 2015 would have resulted in aggregate merger consideration of $124,800,000 and per share merger consideration of $85.48). In the best case scenario, there is excess net book value at closing and the aggregate merger consideration and per share merger consideration exceed these amounts, but the Board of Directors of Asia Bancshares does not currently expect the aggregate merger consideration or per share merger consideration to materially exceed $126 million and $86.30, respectively. A table setting forth illustrative ranges of aggregate merger consideration and per share merger consideration can be found on page [    ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration" which begins on page [    ] of this proxy statement/prospectus.

Shareholders of Asia Bancshares (other than shares owned by Cathay or Asia Bancshares, or by shareholders that have asserted and not withdrawn dissenters' rights in accordance with the NYBCL) will be entitled to elect to receive, subject to proration, the per share merger consideration in cash or shares of Cathay common stock for each share of Asia Bancshares common stock that they own. Based on these elections, between 45% to 55% of the outstanding shares of Asia Bancshares common stock will receive Cathay common stock as merger consideration and the remainder will receive cash; however if the average closing price of Cathay common stock (as defined below) is lower than $20, then 41% of the value of the aggregate merger consideration, as measured at closing, will be payable in Cathay common stock. The number of shares of Cathay common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio. The exchange ratio is calculated by dividing the per share merger consideration by the volume weighted average price per share of Cathay common stock on the Nasdaq Global Select Market, on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger, which we refer to as the Cathay average closing price. However, if the Cathay average closing price is less than $20, the exchange ratio is the per share merger consideration divided by $20 and if the Cathay average closing price is greater than $27, the exchange ratio is the per share merger consideration divided by $27.

  On January 20, 2015, the last trading day prior to the approval of the merger agreement by the board of directors, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $23.38. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $23.38, each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or 3.6912 shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $86.30 based on that stock price). On [                ], the last practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $[        ]. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $[        ], each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or [                ] shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $[        ] based on that stock price). We urge you to obtain current stock price quotations for Cathay common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various Cathay average closing prices assuming aggregate merger consideration of $126 million can be found on page [    ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration".

  Only whole shares of Cathay common stock will be issued in connection with the merger. Accordingly, Asia Bancshares shareholders will receive cash, without interest, in lieu of any fractional share of Cathay common stock they otherwise would be entitled to receive.

Q:
Will the shares of Cathay common stock received by Asia Bancshares shareholders in the merger be listed on the Nasdaq upon the completion of the merger?

A:
Yes. The shares of Cathay common stock to be issued in connection with the merger have been registered under the Securities Act of 1933, as amended, and will be listed on The NASDAQ Global Select Market under the symbol "CATY."

Q:
How do I elect the form of consideration I prefer to receive?

A:
Each Asia Bancshares shareholder will be sent an election form and transmittal materials containing instructions for use in effecting the surrender of shares of Asia Bancshares common stock in exchange for the merger consideration which will be mailed to Asia Bancshares shareholders no less than thirty-five (35) days prior to the anticipated effective time of the merger or on such other date as the Asia Bancshares and Cathay mutually agree (the "mailing date"). The election form allows an Asia Bancshares shareholder to indicate the number of his or her shares of Asia Bancshares such shareholder elects to convert into Cathay common stock and the number of shares such shareholder elects to convert into cash, or to indicate that the shareholder makes no election. Asia Bancshares and Cathay will make available Election Forms as may reasonably be requested to persons who become holders of Asia Bancshares common stock between the record date for mailing election forms and 5:00 p.m., California time, on the date that is the thirtieth day following the mailing date, or such other time as the parties may mutually agree, the "election deadline."

  To make a valid election, an Asia Bancshares shareholder must submit a properly completed and signed election form and transmittal materials so that it is actually received by American Stock Transfer and Trust Company, Cathay's exchange agent, on or prior to the election deadline in accordance with the instructions on the election form. See "The Merger—Election Procedure."

Q:
May I submit an election form if I vote against the merger?

A:
Yes. You may submit an election form even if you vote against the merger agreement.

Q:
May I change my election once it has been submitted?

A:
Yes. You may revoke your election with respect to all or a portion of your shares of Asia Bancshares common stock by delivering written notice of your revocation to the exchange agent by the election deadline.

If an election is properly revoked with respect to shares of Asia Bancshares common stock represented by stock certificates, the certificates representing such shares will be promptly returned upon written request of the holder who submitted them to the exchange agent and the holder will be deemed to have made no election with respect to such shares unless and until a new election form is submitted, which must be received by the exchange agent by the election deadline

You will not be entitled to revoke or change your election or sell your shares of Asia Bancshares common stock after the election deadline.

Q:
What happens if I do not make an election prior to the deadline?

A:
If you fail to submit a valid election form to the exchange agent prior to the election deadline, then you will be deemed to have made no election and will receive either shares of Cathay common stock, cash or a combination of shares of Cathay common stock and cash for your shares, depending on the elections made by other shareholders.

Q:
Will I receive the form of merger consideration that I elect?

A:
You will receive the form of merger consideration that you elect if the Asia Bancshares shareholders do not elect to receive more of that form of consideration than is available under the merger agreement. If Asia Bancshares shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Asia Bancshares shareholders electing to receive that form of consideration, and those Asia Bancshares shareholders will receive the other form of consideration for the balance of their Asia Bancshares shares. Accordingly, you may receive a form of merger consideration that differs from your election.

Pursuant to the Agreement and Plan of Merger, a minimum of 45% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock and a maximum of 55% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock; however, if the Cathay average closing price immediately prior to the effective time of the merger is less than $20, then the minimum number of Asia Bancshares shares necessary for the stock consideration to represent 41% of the value of the aggregate merger consideration as of the closing will be converted into the right to receive Cathay common stock and the remainder will be converted into the right to receive cash. For a detailed description of these allocation procedures, please see the discussion under the heading "The Merger—Allocation Calculation."

Q:
Will I receive any fractional shares of Cathay common stock as part of the merger consideration?

A:
No. Cathay will not issue fractional shares in the merger. As a result, the total number of shares of Cathay common stock that you will receive in the merger will be rounded down to the nearest whole number. You will receive a cash payment for the value of any remaining fraction of a share of Cathay common stock that you would otherwise have been entitled to receive.

Q:
Do any of Asia Bancshares' or Asia Bank's directors or executive officers have interests in the merger that may differ from those of Asia Bancshares shareholders?

A:
Asia Bancshares' and Asia Bank's directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as Asia Bancshares' shareholders. The members of Asia Bancshares' board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending the Asia Bancshares shareholders adopt the merger agreement. For a description of these interests, refer to the section entitled "Interests of Certain Persons in the Merger" beginning on page [    ] of this proxy statement/prospectus and the section entitled "The Merger Agreement—Cathay Covenants Relating to Employee Matters" beginning on page [    ] of this proxy statement/prospectus.

Q:
When will the merger occur?

A:
We currently expect to complete the merger during the third quarter of 2015 and have agreed that the merger will occur no earlier than May 15, 2015. Following that date, the merger will occur once the conditions to the merger are satisfied or waived (to the extent permitted by applicable law), including adoption of the merger by shareholders of Asia Bancshares. Cathay has a one-time option to postpone the closing date for up to thirty (30) days.

Q:
How will I receive the merger consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the effective time, the exchange agent will deliver to you the Cathay common stock and cash to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption "The Merger—Election Procedure" beginning on page [            ] of this proxy statement/prospectus.

Q:
Should I send in my stock certificates with my proxy card?

A:
No, please do not send your stock certificates with your proxy card. The exchange agent will mail or deliver an election form and transmittal materials. Before the election deadline, you should send your Asia Bancshares stock certificates to the exchange agent, together with a completed and signed election form and transmittal materials. See "The Merger—Election Procedure."

Q:
Whom may I contact if I cannot locate my stock certificate(s)?

A:
If you are unable to locate your original Asia Bancshares stock certificate(s), you should contact Asia Bancshares, Inc., 135-11 Roosevelt Avenue, Flushing, New York 11354, Attention: Jeffrey Hsu, Telephone number (718) 961-9898.

Q:
Am I entitled to dissenter's rights in connection with the merger?

A:
Under the NYBCL, holders of record of Asia Bancshares who do not vote in favor of the adoption of the merger agreement have the right to dissent from the merger and obtain payment of the fair value of their shares if the merger is completed, but only if they follow the procedures and satisfy the conditions prescribed by the NYBCL. A copy of the applicable statutes regarding dissenters' rights is attached as Appendix D to the accompanying proxy statement/prospectus. For an explanation of your dissenters' rights and how to exercise them, please see the discussion under the heading "The Merger—Dissenters' Rights."

Q:
What are the U.S. federal income tax consequences of the merger to Asia Bancshares shareholders?

A:
The obligation of Cathay and Asia Bancshares to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (hereinafter the "Code").

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to an Asia Bancshares shareholder will depend upon the form of consideration such Asia Bancshares shareholder receives in the merger.

•
If you receive solely shares of Cathay common stock (and no cash other than cash in respect of a fractional share of Cathay common stock) in exchange for your Asia Bancshares common stock, then you generally will not recognize any gain or loss (except with respect to the cash received in respect of a fractional share of Cathay common stock).

•
If you receive solely cash in exchange for your Asia Bancshares common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Asia Bancshares common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Asia Bancshares common stock.

•
If you receive a combination of Cathay common stock and cash (other than cash in respect of a fractional share of Cathay common stock), then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Asia Bancshares common stock for shares of Cathay common stock and cash. If the sum of the fair market value of the shares of Cathay common stock and the amount of cash you receive in exchange for your shares of Asia Bancshares common stock exceeds the cost basis of your shares of Asia Bancshares common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange.

Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Asia Bancshares common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see "Material United States Federal Income Tax Consequences of the Merger" beginning on page [            ].

The consequences of the merger to any particular Asia Bancshares shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your income tax consequences from the merger.

Q:
What do I need to do now?

A:
We encourage you to read this proxy statement/prospectus in its entirety. Important information is presented in greater detail elsewhere in this document, and documents governing the merger are attached as appendices to this proxy statement/prospectus. In addition, much of the business and financial information about Cathay that may be important to you is incorporated by reference into this document from documents separately filed by Cathay with the Securities and Exchange Commission.

Following review of this proxy statement/prospectus, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares can be voted at Asia Bancshares' special meeting of shareholders.

Q:
What risks should I consider?

A:
You should review carefully the discussion of "Risk Factors." You should also review the factors considered by the Asia Bancshares board of directors in approving the Agreement and Plan of Merger. See "The Merger—Background of the Merger" and "The Merger—Asia Bancshares' Reasons for the Merger; Recommendation of Asia Bancshares' Board of Directors."

Q:
What are the conditions to completion of the merger?

A:
In addition to the adoption of the merger agreement by Asia Bancshares shareholders as described above, completion of the merger is subject to the satisfaction or waiver (to the extent permitted by law) of a number of other conditions, including the approval of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the California Department of Business Oversight, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Asia Bancshares' and Cathay's performance of their respective obligations under the merger agreement in all material respects, receipt of material third party consents and approvals, provision by Asia Bancshares of evidence of title insurance policies regarding certain properties, the absence of a material adverse effect (as described in the merger agreement) on Asia Bancshares following January 20, 2015, and the Cathay average closing price equaling or exceeding $17.50. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" beginning on page [            ], of this proxy statement/prospectus.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Asia Bancshares shareholders or if the merger is not completed for any other reason, shareholders will not receive any consideration for their shares of Asia Bancshares common stock. Instead, Asia Bancshares will remain an independent company. Asia Bancshares is required to pay Cathay a termination fee of $4 million if the merger agreement is terminated in certain circumstances. See the section entitled "The Merger Agreement—Termination Fee" beginning on page [            ] of this proxy statement/prospectus.

Q:
Who can help answer my questions?

A:
If you have questions about the merger, the meeting or your proxy, or if you need additional copies of this document or a proxy card, you should contact:

        Asia Bancshares, Inc.
135-11 Roosevelt Avenue
Flushing, New York 11354
Attention: Jeffrey Hsu
Telephone number: (718) 961-9898

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SUMMARY

        The following summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you as a shareholder of Asia Bancshares. Accordingly, we urge you to carefully read the entire proxy statement/prospectus, including the appendices, and the other documents to which we refer in order to fully understand the merger. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled, "Where You Can Find More Information" beginning on page [      ] of this proxy statement/prospectus.

Parties to the Merger Agreement (Page [      ])

Cathay General Bancorp

  Cathay General Bancorp
  777 North Broadway
  Los Angeles, California 90012
  Phone: (213) 625-4700

        Cathay, headquartered in Los Angeles, California, is a Delaware corporation and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Cathay is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, one in Massachusetts, two in Houston, Texas, three in Washington State, three in the Chicago, Illinois area (and one drive-through location), one in New Jersey, one in Nevada, one in Hong Kong and representative offices in Taipei and Shanghai.

        As of March 31, 2015, Cathay had total assets of approximately $11.9 billion, total loans of approximately $9.0 billion, total deposits of approximately $9.1 billion and approximately $1.6 billion in shareholders' equity.

        Cathay common stock trades on The NASDAQ Global Select Market under the symbol "CATY."

Asia Bancshares, Inc.

  Asia Bancshares, Inc.
  135-34 Roosevelt Avenue
  Flushing New York 11354

        Asia Bancshares is a New York corporation, incorporated in 1986, which is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and parent of Asia Bank, National Association, a national bank with four branches. As of December 31, 2014, Asia Bancshares and its subsidiaries had consolidated total assets of $533.2 million, deposits of $453.1 million and stockholders' equity of $77.7 million. Asia Bank had 69 full-time and 11 part-time employees as of December 31, 2014.

The Merger (Page [      ])

        The merger agreement provides for the merger of Asia Bancshares with and into Cathay, with Cathay as the surviving entity after the merger. As a result of the merger, Asia Bancshares will cease to exist as a separate entity.

        Simultaneously with the merger, Asia Bancshares' wholly owned bank subsidiary, Asia Bank, will merger with and into Cathay's wholly owned bank subsidiary, Cathay Bank, with Cathay Bank as the surviving entity after the bank merger. As a result of the bank merger, Asia Bank will cease to exist as a separate entity.

        The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement in its entirety.

The Merger Consideration (Page [      ])

        If the merger is completed, shareholders of Asia Bancshares will receive aggregate merger consideration equal to $126 million less (x) the tax-effected amount of certain expenses of Asia Bancshares related to the transaction, which we refer to as the tax-effected transaction expenses, plus (y) the amount, if any, by which the closing net book value of Asia Bancshares exceeds target net book value of $78.75 million, which we refer to as excess net book value, in each case as calculated pursuant to the merger agreement. See "The Merger—Merger Consideration" beginning on page [      ] of this proxy/prospectus. The merger consideration to be received per share of Asia Bancshares common stock, which we refer to as the per share merger consideration, will be calculated by dividing the aggregate merger consideration by the number of shares of Asia Bancshares common stock outstanding immediately prior to the effective time of the merger.

        As of March 31, 2015, Asia Bancshares' closing net book value was estimated to be $78,791,732, tax-effected transaction expenses were estimated to be $1.2 million and there were 1,460,044.38 shares of common stock outstanding. Assuming that these amounts remained the same at closing, the aggregate merger consideration would be $124,841,732 and the per share merger consideration would be $85.51. However, the exact amount of the aggregate merger consideration and the resulting per share merger consideration will not be known until after shareholders of Asia Bancshares have voted on the merger and the board of directors of Asia Bancshares does not intend to resolicit shareholders at any point. In the worst case scenario, there will be no excess net book value at closing, and the aggregate merger consideration will be $126 million less tax-effected transaction expenses (which based on estimated transaction expenses as of March 31, 2015 would have resulted in aggregate merger consideration of $124,800,000 and per share merger consideration of $85.48). In the best case scenario, there is excess net book value at closing and the aggregate merger consideration and per share merger consideration exceed these amounts, but the Board of Directors of Asia Bancshares does not currently expect the aggregate merger consideration or per share merger consideration to materially exceed $126 million and $86.30, respectively. A table setting forth illustrative ranges of aggregate merger consideration and per share merger consideration can be found on page [      ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration" which begins on page [      ] of this proxy statement/prospectus.

        Shareholders of Asia Bancshares (other than shares owned by Cathay or Asia Bancshares, or by shareholders that have asserted and not withdrawn dissenters' rights in accordance with the NYBCL) will be entitled to elect to receive, subject to proration, for each share of Asia Bancshares common stock that they own, the per share merger consideration in cash or shares of Cathay common stock. Based on these elections, between 45% to 55% of the outstanding shares of Asia Bancshares common stock will receive Cathay common stock as merger consideration and the remainder will receive cash; however if the average closing price of Cathay common stock (as defined below) is lower than $20, then 41% of the value of the aggregate merger consideration as measured at closing will be payable in Cathay common stock. The number of shares of Cathay common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio. The exchange ratio is calculated by dividing the per share merger consideration by the volume weighted average price per share of Cathay common stock on the Nasdaq Global Select Market, on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger, which we refer to as the Cathay average closing price. However, if the Cathay average closing price is less than $20, the exchange ratio is the per share merger consideration divided by $20 and if the Cathay average closing price is greater than $27, the exchange ratio is the per share merger consideration divided by $27.

        On January 20, 2015, the last trading day prior to the approval of the merger agreement by the board of directors, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $23.38. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $23.38, each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or 3.6912 shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $86.30 based on that stock price). On [                ], the last practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $[            ]. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $[            ], each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or [                ] shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $[            ] based on that stock price). We urge you to obtain current stock price quotations for Cathay common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various Cathay average closing prices assuming aggregate merger consideration of $126 million can be found on page [      ] of this proxy statement/prospectus in the section entitled "The Merger—Merger Consideration".

        Only whole shares of Cathay common stock will be issued in connection with the merger. Accordingly, Asia Bancshares shareholders will receive cash, without interest, in lieu of any fractional share of Cathay common stock they otherwise would be entitled to receive.

Market Price and Share Information (Page [      ])

        The following table sets forth the closing sale prices per share of Cathay common stock as reported on The NASDAQ Global Select Market on January 20, 2015, the last trading day before we announced the transaction, and on [      ], 2015 the most recent practicable trading day before the date on which this proxy statement/prospectus was mailed to Asia Bancshares's shareholders.

Date	Cathay Closing Share Price
January 20, 2015		$23.38
[ ], 2015	$	[ ]

        The market price of Cathay common stock will fluctuate prior to the effective time of the merger. Therefore, you should obtain current market quotations for Cathay common stock. Cathay common stock is listed on The NASDAQ Global Select Market under the symbol "CATY." See "Market Value of Cathay Common Stock."

You May Elect to Receive Stock or Cash Consideration, Subject to Proration

        Under the merger agreement, unless you provide a notice of dissent under New York law, you may elect to receive either:

  •
  Cathay common stock for all of your shares of Asia Bancshares common stock,

  •
  cash for all of your shares of Asia Bancshares common stock, or

  •
  Cathay stock for some of your shares of Asia Bancshares common stock and cash for the rest of your shares of Asia Bancshares common stock.

        Because a minimum of 45% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock and a maximum of 55% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock in the merger (or, in the event the Cathay average closing price is below $20, the minimum number of Asia Bancshares shares necessary for the stock consideration to represent 41% of the value of the aggregate merger consideration as of the closing will be converted into the right to receive Cathay common stock and the remainder will be converted into the right to receive cash), the form of merger consideration that you will receive will depend in part on the elections made by other Asia Bancshares shareholders. If Asia Bancshares shareholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the Asia Bancshares shareholders electing to receive that form of consideration, and those Asia Bancshares shareholders will receive the other form of consideration for the balance of their Asia Bancshares shares. Accordingly, you may receive a form of merger consideration that differs from your election. See "The Merger—Allocation Calculation" for a more detailed discussion of allocation procedures under the Agreement and Plan of Merger.

        Prior to the effective time of the merger, an exchange agent will mail or deliver an election form with instructions for making your election as to the form of consideration that you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading "The Merger—Election Procedure." If you fail to submit a valid election form that is received by the exchange agent on or before the election deadline, you will receive either Cathay common stock or cash for each of your shares of Asia Bancshares stock, depending upon what remains available after the considering the elections made by other Asia Bancshares shareholders.

Interests of Certain Persons in the Merger (Page [      ])

        Certain officers and members of the board of directors of Asia Bancshares and Asia Bank may have interests in the transaction that are different from, or in addition to, the interests of shareholders of Asia Bancshares' common stock generally. The members of the board of directors of Asia Bancshares were made aware of these differing interests and potential conflicts, and considered them, among other matters, in its decision to declare advisable the merger agreement and the merger and in recommending to the shareholders of Asia Bancshares that the merger be approved. These interests include:

  •
  Pursuant to the merger agreement, Asia Bancshares and Cathay have agreed to pay certain severance, retention and retirement benefits to certain officers of Asia Bank; and

  •
  The directors and officers of Asia Bancshares and its subsidiaries are entitled to continued indemnification and insurance coverage from Cathay under the merger agreement.

        For a more detailed discussion of these interests, see "Interests of Certain Persons in the Merger" beginning on page [      ].

Material United States Federal Income Tax Consequences of the Merger (Page [      ])

        The obligation of Cathay and Asia Bancshares to complete the merger is conditioned, among other things, upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to an Asia Bancshares shareholder will depend upon the form of consideration such Asia Bancshares shareholder receives in the merger.

  •
  If you receive solely shares of Cathay common stock (and no cash other than cash in respect of a fractional share of Cathay common stock) in exchange for your Asia Bancshares common stock, then you generally will not recognize any gain or loss (except with respect to the cash received in respect of a fractional share of Cathay common stock).

  •
  If you receive solely cash in exchange for your Asia Bancshares common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Asia Bancshares common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Asia Bancshares common stock.

  •
  If you receive a combination of Cathay common stock and cash (other than cash in respect of a fractional share of Cathay common stock), then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Asia Bancshares common stock for shares of Cathay common stock and cash. If the sum of the fair market value of the shares of Cathay common stock and the amount of cash you receive in exchange for your shares of Asia Bancshares common stock exceeds the cost basis of your shares of Asia Bancshares common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange.

        Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Asia Bancshares common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

        For a more detailed discussion of the material United States federal income tax consequences of the transaction, see "Material United States Federal Income Tax Consequences of the Merger" beginning on page [      ].

        The consequences of the merger to any particular Asia Bancshares shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Recommendation of the Asia Bancshares Board of Directors; Asia Bancshares' Reasons for the Merger (Page [      ])

        Asia Bancshares' board of directors, after careful review and consideration of the terms of the merger agreement, unanimously approved the merger agreement. Asia Bancshares' board of directors believes that the merger and the merger agreement are fair to and in the best interests of Asia Bancshares and its shareholders and unanimously recommends that the shareholders of Asia Bancshares vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        For more information concerning the background of the merger, the recommendation of Asia Bancshares' board of directors and the reasons for the merger and the recommendation, please see the discussions under "The Merger—Background of the Merger" and "The Merger—Recommendation of Asia Bancshares' Board of Directors" beginning on page [      ].

The Asia Bancshares Special Meeting (page [      ])

        The special meeting of Asia Bancshares shareholders will be held on [      ], 2015 at [      ] a.m. local time, at [      ]. At the special meeting, Asia Bancshares shareholders will be asked to approve a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2015, as amended by amendment no. 1 on March 9, 2015, and as it may be further amended from time to time, between Cathay General Bancorp, a Delaware corporation, and Asia Bancshares, Inc., a New York corporation.

        Only holders of record at the close of business on [      ] will be entitled to vote at the special meeting. Each share of Asia Bancshares common stock is entitled to one vote on the proposal to be considered at the Asia Bancshares special meeting. As of the record date, there were [      ] shares of

Asia Bancshares common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of Asia Bancshares beneficially owned and were entitled to vote approximately [      ] shares of Asia Bancshares common stock representing approximately [      ]% of the shares of Asia Bancshares common stock outstanding on that date. Certain directors and executive officers of Asia Bancshares and their family members who beneficially own in the aggregate 622,868.94 shares of Asia Bancshares common stock, representing approximately [      ]% of the outstanding shares of Asia Bancshares common stock as of the record date, have entered into voting agreements with Cathay in the form attached to this proxy statement/prospectus as Appendix B pursuant to which they, solely in their capacity as shareholders of Asia Bancshares, will agree to vote all of their shares of Asia Bancshares common stock in favor of the merger agreement and against any competing transaction, and be subject to customary restrictions on transfer and no solicitation restrictions prior to the closing of the merger. These voting agreements will terminate if the merger agreement is terminated.

        To approve the merger agreement, holders of two-thirds of the outstanding shares of Asia Bancshares common stock entitled to vote at the special meeting must vote in favor of approving the merger agreement. Because approval is based on the affirmative vote of two-thirds of the shares outstanding, your failure to vote or abstention will have the same effect as a vote against adoption of the merger agreement.

Opinion of Asia Bancshares' Financial Advisor (Page [      ])

        The Kafafian Group, Inc. has served as financial advisor to Asia Bancshares in connection with the merger. It has given an opinion to the Asia Bancshares board of directors that, as of January 20, 2015, the consideration Cathay will pay for the Asia Bancshares common stock is fair to Asia Bancshares shareholders from a financial point of view. The Kafafian Group's opinion is expressly based upon, and subject to, the assumptions made, matters considered and qualifications and limitations stated in the opinion. A copy of the opinion delivered by The Kafafian Group is attached to this document as Appendix B. You should read the opinion carefully and in its entirety.

Regulatory Approvals (Page [      ])

        Subject to the exception described below, both Asia Bancshares and Cathay have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. The key approvals required for the merger and the bank merger are the approval of the Board of Governors of the Federal Reserve Board (which we refer to as the Federal Reserve), the California Department of Business Oversight (which we refer to as the CDBO) and the Federal Deposit Insurance Corporation (which we refer to as the FDIC). Cathay and Asia Bancshares have filed applications and notifications to obtain the required regulatory approvals.

        Although neither Asia Bancshares nor Cathay knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Asia Bancshares and Cathay cannot be certain when or if they will be obtained. Further, Cathay will not be required to take any action in connection with obtaining the regulatory approvals that would reasonably be expected, individually or in the aggregate, to materially impair the anticipated benefits to Cathay for the transactions, which we refer to as a "burdensome condition".

Conditions to Completion of the Merger (Page [      ])

        Completion of the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions, including, among others:

  •
  adoption of the merger agreement by Asia Bancshares shareholders holding not less than two-thirds of the shares of Asia Bancshares common stock that are outstanding and entitled to vote at the special meeting;

  •
  the authorization for listing on The NASDAQ Global Select Market of the Cathay common stock to be issued in the transaction;

  •
  the receipt of approval of the Federal Reserve, CDBO and the FDIC and expiration of all statutory waiting periods;

  •
  the absence of any order, injunction, decree, law or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any other transaction contemplated by the merger agreement;

  •
  the Cathay Closing Price on The NASDAQ Global Select Market being equal to or exceeding $17.50;

        In addition, Cathay's obligation to effect the merger is subject to satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions:

  •
  the accuracy of Asia Bancshares's representations and warranties in the merger agreement subject to the materiality standards set forth in the merger agreement;

  •
  compliance by Asia Bancshares in all material respects with the obligations to be performed by it pursuant to the merger agreement;

  •
  absence of changes or events since January 20, 2015 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Asia Bancshares (as described in the merger agreement);

  •
  the absence of a burdensome condition in connection with obtaining the required regulatory approvals;

  •
  receipt by Cathay of a tax opinion from Wachtell, Lipton, Rosen & Katz to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  receipt of all material consents and approvals (other than the regulatory approvals described above) required for consummation of the merger, the bank merger and the other transactions contemplated by the merger agreement;

  •
  provision by Asia Bancshares to Cathay of copies of title insurance policies for certain of Asia Bancshares' properties.

        In addition, Asia Bancshares's obligation to effect the merger is subject to satisfaction or waiver (to the extent permitted by applicable law) of the following additional conditions:

  •
  the accuracy of Cathay's representations and warranties in the merger agreement subject to the materiality standards set forth in the merger agreement;

  •
  compliance by Cathay in all material respects with the obligations to be performed by it under the merger agreement;

  •
  absence of changes or events since January 20, 2015 that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cathay;

  •
  receipt by Asia Bancshares of a tax opinion from Lamb & Barnosky, LLP, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

Non-Solicitation (Page [      ])

        As more fully described in this proxy statement and in the merger agreement, and subject to the exceptions summarized below, Asia Bancshares has agreed not to (1) solicit, initiate, encourage or knowingly facilitate any inquiries or proposals regarding a company takeover proposal (as defined in the merger agreement), (2) engage in, continue or participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a company takeover proposal or (3) approve, recommend or enter into any agreement with respect to a company takeover proposal.

        However, before the adoption of the merger agreement by the Asia Bancshares shareholders, if Asia Bancshares' board of directors determines in good faith (after consultation with its outside legal and financial advisors) that a bona fide, unsolicited, written competing takeover proposal is or is reasonably expected to result in a Company Superior Proposal (as defined under "The Merger Agreement—Non-Solicitation"), Asia Bancshares is permitted to:

  •
  furnish nonpublic information to the third party making such proposal, provided that:

  •
  Asia Bancshares executes an acceptable confidentiality agreement with such third party; and

  •
  Asia Bancshares concurrently provides Cathay with any such nonpublic information unless such information has been previously provided to Cathay;

  •
  engage in discussions or negotiations with the third party with respect to its proposal.

        Asia Bancshares is required to notify Cathay within 24 hours if it provides any nonpublic information and/or enters into discussions with a third party, or if it receives any competing takeover proposal or request for information relating to a possible competing takeover proposal.

Change in Recommendation (Page [      ])

        The merger agreement generally provides that, subject to certain exceptions described below, the Asia Bancshares board of directors will not make a Company Adverse Recommendation Change (as defined under "The Merger Agreement—Non-Solicitation").

        However, at any time before the Asia Bancshares shareholder approval is obtained, but not after it is obtained, if (i) the Asia Bancshares board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that a bona fide, unsolicited company takeover proposal that, did not result from a knowing or intentional breach of the no solicitation provisions in the merger agreement, constitutes a Company Superior Proposal (as defined in "The Merger Agreement—Non-Solicitation"), and (ii) the failure to make a Company Adverse Recommendation Change would constitute a violation of its fiduciary duties under applicable law, and (iii) the Asia Bancshares board of directors has complied with its obligations to provide Cathay at least five business days' prior written notice and to negotiate with Cathay in good faith during such notice period, to the extent that Cathay wishes to negotiate, to enable Cathay to propose revisions to the merger agreement, the Asia Bancshares board of directors may make a Company Adverse Recommendation Change.

Termination (Page [      ])

        The Agreement and Plan of Merger may be terminated either before or after it is approved by the Asia Bancshares shareholders:

  •
  by mutual consent of the board of directors of Cathay and the board of directors of Asia Bancshares;

  •
  by either party, if the merger has not been consummated on or prior to December 31, 2015 (which we refer to as the "End Date"); provided, however, that the right to terminate at the End Date will not be available to any party, if the failure of the closing to occur by such date shall be due to a material breach of the merger agreement by such party;

  •
  by either party, if any governmental entity issues an order permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  by either party, if the Asia Bancshares special meeting of shareholders is held and the requisite shareholder approval is not obtained;

  •
  by either party, if the other party has breached the merger agreement in a manner that would result in the failure of the conditions to closing relating to compliance with covenants or accuracy of representations and fails to cure such breach within the time periods provided;

  •
  by Cathay, if prior to the receipt of Asia Bancshares shareholder approval, the board of directors of Asia Bancshares makes a Company Adverse Recommendation Change or if Asia Bancshares materially breaches any of its obligations relating to holding its special meeting of shareholders and not soliciting any company takeover proposals; or

  •
  by either party, if following the fifth trading day preceding the expected closing date, the Cathay average closing price is less than $17.50 (subject to the obligation of the parties to negotiate in good faith over a period of not less than six months (the "Negotiation Period") to restructure the transactions and deal terms prior to exercising such termination right), provided that if at any time during the Negotiation Period the Cathay average closing price equals or exceeds $17.50, the closing shall occur as provided under the merger agreement.

Termination Fee (Page [      ])

        If the merger agreement is terminated under certain circumstances, including circumstances involving competing transaction proposals, including a Company Adverse Recommendation Change by Asia Bancshares' board of directors, Asia Bancshares may be required to pay Cathay a termination fee of $4 million. The termination fee could discourage other companies from seeking to acquire or merge with Asia Bancshares.

Comparison of Shareholders' Rights (Page [      ])

        The rights of Asia Bancshares shareholders are governed by New York law, as well as Asia Bancshares' amended certificate of incorporation and amended and restated bylaws. After completion of the merger, the rights of the former shareholders of Asia Bancshares receiving Cathay common stock upon the completion of the merger will be governed by Delaware law, as well as Cathay's certificate of incorporation and bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Asia Bancshares and Cathay, see "Comparison of Cathay Common Stock with Asia Bancshares Common Stock."

Dissenters' Rights (Page [      ])

        Asia Bancshares shareholders have dissenters' rights under the NYBCL in connection with the merger. Asia Bancshares shareholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of the NYBCL will be entitled to dissent from the merger and obtain payment of the fair value of their shares if the merger is completed. Any shares of Asia Bancshares common stock held by a shareholder who has not voted in favor of the adoption of the merger agreement and who has exercised dissenters' rights for such shares in accordance with the NYBCL, will not be converted into a right to receive the merger consideration, unless such shareholder fails to perfect, withdraws or otherwise loses such shareholder's right to dissent under the NYBCL. If, after the consummation of the merger, such holder of Asia Bancshares common stock fails to perfect, withdraws or otherwise loses his or her or its rights to dissent, each such share will be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration as shares that made no election.

        You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising dissenters' rights, Asia Bancshares shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of dissenters' rights. See the section entitled "The Merger—Dissenters' Rights" beginning on page [      ] of this proxy statement/prospectus for additional information and the text of Sections 623 and 910 of the NYBCL reproduced in their entirety as Appendix D to this proxy statement/prospectus.

Accounting Treatment of the Merger (Page [      ])

        Cathay prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. Cathay will be treated as the acquirer for accounting purposes.

Risk Factors (Page [      ])

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposal presented in the proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

SELECTED HISTORICAL FINANCIAL DATA OF CATHAY

        The following table presents selected financial information for Cathay as of and for the periods indicated. The annual historical information for Cathay set forth below is derived from its audited consolidated financial statements as of and for fiscal years 2010 through 2014. The quarterly historical information for Cathay set forth below is derived from its unaudited consolidated historical financial statements as of and for the quarters ended March 31, 2015 and 2014.

        You should read the information regarding Cathay that is set forth below together with Cathay's historical consolidated financial statements and related notes, which are contained in its Annual Report on Form 10-K for the year ended December 31, 2014, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus. Financial amounts as of and for the three months ended March 31, 2015 and 2014 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Cathay believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated.

Cathay General Bancorp
Selected Consolidated Financial Information

	As of and for the Three Months Ended		As of and for the Year Ended
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in thousands, except ratios, share and per share data)
Income Statement
Interest income	$104,934	$101,207	$418,647	$406,996	$429,744	$453,571	$489,594
Interest expense	17,008	18,549	75,866	82,300	108,491	139,881	191,688

Net interest income before provision for credit losses	87,926	82,658	342,781	324,696	321,253	313,690	297,906
(Reversal)/Provision for credit losses	(5,000)	—	(10,800)	(3,000)	(9,000)	27,000	156,900

Net interest income after provision for credit losses	92,926	82,658	353,581	327,696	330,253	286,690	141,006

Securities gains	(21)	5,960	6,748	27,362	18,026	21,131	18,695
Other non-interest income	8,570	8,599	33,779	32,945	28,481	29,761	13,556
Non-interest expense	44,131	48,068	174,313	193,833	192,589	185,566	175,711

Income/(loss) before income tax expense	57,344	49,149	219,795	194,170	184,171	152,016	(2,454)
Income tax expense/(benefit)	21,364	17,890	81,965	70,435	66,128	51,261	(14,629)

Net income/(loss)	35,980	31,259	137,830	123,735	118,043	100,755	12,175

Less: net income attributable to noncontrolling interest	—	—	—	592	605	605	610
Net income attributable to Cathay General Bancorp	35,980	31,259	137,830	123,143	117,438	100,150	11,565

Dividends on preferred stock	—	—	—	(9,685)	(16,488)	(16,437)	(16,388)

Net income/(loss) attributable to common stockholders	$35,980	$31,259	$137,830	$113,458	$100,950	$83,713	$(4,823)

Net income/(loss) attributable to common stockholders per common share
Basic	$0.45	$0.39	$1.73	$1.44	$1.28	$1.06	$(0.06)
Diluted	$0.45	$0.39	$1.72	$1.43	$1.28	$1.06	$(0.06)
Cash dividends paid per common share	$0.10	$0.05	$0.29	$0.08	$0.04	$0.04	$0.04
Weighted-average common shares
Basic	79,835,628	79,595,757	79,661,571	78,954,898	78,719,133	78,633,317	77,073,954
Diluted	80,309,383	80,039,382	80,106,895	79,137,983	78,723,297	78,640,652	77,073,954
Statement of Condition
Investment securities	$1,203,682	$1,578,897	$1,318,935	$1,586,668	$2,065,248	$2,447,982	$2,843,669
Net loans(1)	9,057,592	8,120,208	8,740,268	7,897,187	7,235,587	6,844,483	6,615,769
Loans held for sale	—	—	973	—	—	760	2,873
Total assets	11,910,089	11,291,188	11,516,846	10,989,286	10,694,089	10,644,864	10,801,986
Deposits	9,113,250	8,232,625	8,783,460	7,981,305	7,383,225	7,229,131	6,991,846
Federal funds purchased and securities sold under agreements to repurchase	400,000	700,000	450,000	800,000	1,250,000	1,400,000	1,561,000
Advances from the Federal Home Loan Bank	485,000	646,200	425,000	521,200	146,200	225,000	550,000
Long-term debt	119,136	119,136	119,136	121,136	171,136	171,136	171,136
Total equity	1,634,246	1,494,401	1,602,888	1,458,971	1,629,504	1,515,633	1,436,105
Common Stock Data
Shares of common stock outstanding	79,901,042	79,619,558	79,814,553	79,589,869	78,778,288	78,652,557	78,531,783
Book value per common share	$20.37	$18.70	$20.00	$18.24	$17.12	$15.75	$14.80
Profitability Ratios
Return on average assets	1.30%	1.19%	1.26%	1.17%	1.11%	0.94%	0.10%
Return on average stockholders' equity	8.97	8.53	8.95	8.00	7.48	6.78	0.81
Dividend payout ratio	22.18	12.73	16.76	5.15	2.68	3.14	27.16
Average equity to average assets ratio	14.53	14.04	14.04	14.73	14.87	13.98	12.45
Efficiency ratio	45.74	49.44	45.48	50.35	52.37	50.90	53.22

 SELECTED HISTORICAL FINANCIAL DATA OF ASIA BANCSHARES

        The following table presents selected financial information for Asia Bancshares as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The annual historical information for Asia Bancshares set forth below is derived from its audited consolidated financial statements as of and for fiscal years 2010 through 2014.

	Asia Bancshares Selected Consolidated Financial Data As of and for the Year Ended
	2014	2013	2012	2011	2010
	(Dollars in thousands, except ratios, share and per share data)
SUMMARY OF OPERATIONS:
Interest income	$22,453	$21,933	$21,711	$22,327	$23,125
Interest expense	1,897	1,821	2,462	2,852	4,316

Net interest income before provision for credit losses	20,556	20,112	19,249	19,475	18,809
(Reversal)/Provision for credit losses	278	789	286	374	1,586

Net interest income/(loss) after provision for credit losses	20,278	19,323	18,963	19,101	17,223

Securities gains (losses)	0	0	0	0	77
Non-interest income	1,083	1,268	1,437	1,045	1,142
Non-interest expense	11,283	10,853	10,701	10,233	10,187

Income/(loss) before income tax expense	10,078	9,738	9,699	9,913	8,255
Income tax expense/(benefit)	4,709	4,371	4,346	4,452	3,704

Net income/(loss)	$5,369	$5,367	$5,353	$5,461	$4,551

Net income per common share, basic	$3.68	$3.68	$3.67	$3.74	$3.12
Cash dividends paid per common share	—	—	2.50	2.50	—
Weighted-average common shares, basic	1,460	1,460	1,460	1,460	1,338
STATEMENT OF CONDITION:
Investment securities	2,196	2,262	2,545	3,150	3,284
Net loans(1)	423,266	408,271	383,541	356,576	366,844
Total assets	533,230	474,731	464,905	436,767	424,201
Deposits	453,022	399,868	395,123	367,858	357,327
Total equity	77,696	72,327	66,960	65,258	63,447
Common stock Data
Shares of common stock outstanding	1,460	1,460	1,460	1,460	1,460
Book value per common share	$53.21	$49.54	$45.86	$44.70	$43.46
Profitability Ratios
Return on average assets	1.07%	1.14%	1.15%	1.22%	1.03%
Return on average stockholders' equity	7.65	7.73	7.94	8.24	7.45
Dividend payout ratio	—	—	68.12	66.84	—
Average equity to average assets ratio	13.99	14.83	14.50	14.89	13.81
Efficiency ratio	47.94	46.78	47.93	43.78	41.84

(1)
Net loans represent gross loans net of loan participations sold, allowance for loan losses, and unamortized deferred loan fees.

 MARKET VALUE OF CATHAY COMMON STOCK

        Cathay common stock is quoted on The NASDAQ Global Select Market under the symbol "CATY." The following table sets forth, for the periods indicated, the high and low sale prices for Cathay common stock as reported on The NASDAQ Global Select Market, and dividends per share on Cathay common stock.

	High	Low	Cash Dividend Declared
2012
First quarter	$18.19	$14.93	$0.01
Second quarter	18.16	15.18	0.01
Third quarter	18.14	15.71	0.01
Fourth quarter	19.82	16.61	0.01
2013
First quarter	$20.66	$19.06	$0.01
Second quarter	20.99	18.37	0.01
Third quarter	24.68	21.05	0.01
Fourth quarter	27.63	22.95	0.05
2014
First quarter	$26.37	$22.76	$0.05
Second quarter	26.47	23.10	0.07
Third quarter	26.81	24.81	0.07
Fourth quarter	27.02	24.04	0.10
2015
First quarter	$28.50	$22.90	$0.10
Second quarter (through May [ ], 2015)	[ ]	[ ]	N/A

 MARKET VALUE OF ASIA BANCSHARES COMMON STOCK

        Asia Bancshares common stock is privately held and not quoted on a stock exchange or market, and no broker makes a market in the stock. Stock transfer records maintained by Asia Bancshares indicate that there have been relatively infrequent transactions in Asia Bancshares stock. Sales and purchases of shares of Asia Bancshares common stock are privately negotiated, and Asia Bancshares may not be aware of the price for those transactions. As a result, trading price data is very limited and may not accurately reflect the actual market value of the shares.

        At the record date, the [                ] outstanding shares of Asia Bancshares common stock were held by approximately [                ] holders of record.

        The board of directors of Asia Bancshares has the authority to declare and pay a dividend to its shareholders. The last dividend paid to Asia Bancshares' shareholders was on December 20, 2012. The total dividend amount was $3,650,111.69.

 FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking information about Cathay, Asia Bancshares, and the combined company after the closing of the merger that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "hope," "will," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "continue," "could," "future" or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other "forward-looking" information about Cathay, Asia Bancshares and the combined company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Cathay, Asia Bancshares and the combined company. Forward-looking statements speak only as of the date this proxy statement/prospectus is made and we assume no duty to update such statements.

        In addition to factors previously disclosed in reports filed by Cathay with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of Asia Bancshares' operations with those of Cathay will be materially delayed or will be more costly or difficult than expected; the inability to close the merger in a timely manner; the inability to complete the merger due to the failure of Asia Bancshares shareholders to adopt the merger agreement; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy conditions to completion of the merger in a timely manner or at all, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the merger on Cathay's, Asia Bancshares' or the combined company's respective customer relationships and operating results; the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in accounting and regulatory guidance applicable to banks; and general competitive, economic, political and market conditions and fluctuations.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Cathay or Asia Bancshares or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Cathay and Asia Bancshares undertake no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of future events.

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposal presented in this proxy statement/prospectus. In addition, you should read and consider the risks associated with each of the businesses of Asia Bancshares and Cathay because these risks will relate to the combined company. Descriptions of some of these risks can be found in the Annual Report on Form 10-K filed by Cathay for the year ended December 31, 2014, as updated by other reports filed with the SEC, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

The value of the merger consideration is subject to change based on various factors.

        If the merger is completed, shareholders of Asia Bancshares will receive aggregate merger consideration equal to $126 million less (x) the tax-effected amount of certain expenses of Asia Bancshares related to the transaction, which we refer to as the tax-effected transaction expenses, plus (y) the amount, if any, by which the closing net book value of Asia Bancshares exceeds target net book value of $78.75 million, which we refer to as excess net book value, in each case as calculated pursuant to the merger agreement. See "The Merger—Merger Consideration" beginning on page [      ] of this proxy/prospectus. These adjustments could result in the aggregate merger consideration being greater than, less than, or equal to $126 million at closing. The final amount of the aggregate merger consideration and the resulting per share merger consideration will not be known until after shareholders of Asia Bancshares have voted on the merger. The amount of the per share merger consideration will also depend on the number of shares of Asia Bancshares common stock outstanding immediately prior to the closing.

        In addition, the value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of Cathay common stock. The number of shares of Cathay common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio. The exchange ratio is calculated by dividing the per share merger consideration by the volume weighted average price per share of Cathay common stock on the NASDAQ Global Select Market, on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger, which we refer to as the Cathay average closing price. However, if the Cathay average closing price is less than $20, the exchange ratio is the per share merger consideration divided by $20 and if the Cathay average closing price is greater than $27, the exchange ratio is the per share merger consideration divided by $27. Accordingly, the actual number of shares and the value of Cathay common stock delivered to Asia Bancshares shareholders will depend on the Cathay average closing price, and the value of the shares of Cathay common stock delivered for each share of Asia Bancshares common stock, may be greater than, less than, or equal to the nominal value of the per share merger consideration.

        The market value of Cathay common stock will fluctuate during the period before the date of the special meeting of Asia Bancshares shareholders to vote on the adoption of the merger agreement, during the 10 trading day period that the exchange ratio will be based upon, and during the time between the last day of the 10 trading day period and the time Asia Bancshares shareholders receive merger consideration in the form of Cathay common stock, as well as thereafter. It is impossible to accurately predict the market price of Cathay common stock at the effective time or during the period over which the Cathay average closing stock price is calculated and, therefore, impossible to accurately predict the number or value of the shares of Cathay common stock that an Asia Bancshares shareholder will be delivered in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Cathay's businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Cathay's control.

        Accordingly, at the time of the special meeting, Asia Bancshares shareholders will not know or be able to calculate with certainty the market value of the merger consideration they would receive upon completion of the merger. You should obtain current market quotations for shares of Cathay common stock before you vote.

The market price of Cathay common stock after the merger will continue to fluctuate.

        Upon completion of the merger, some holders of Asia Bancshares common stock will receive Cathay common stock. Unlike Asia Bancshares, which is a private company, Cathay is a public company and shares of Cathay common stock are listed on the NASDAQ. The market price of Cathay common stock may fluctuate significantly following consummation of the merger and former holders of Asia Bancshares common stock could lose the value of their investment in Cathay common stock. The stock market has experienced significant price and volume fluctuations in recent times, which could have a material adverse effect on the market for, or liquidity of, the Cathay common stock, regardless of Cathay's actual operating performance. In addition, Cathay's business differs in important respects from that of Asia Bancshares, and accordingly, the results of operation of the combined company may be affected by factors different from those currently affecting the independent results of operation of Asia Bancshares or of Cathay as independent companies.

Asia Bancshares shareholders may not receive the form of merger consideration that they elect.

        The form of merger consideration that you will receive will depend in part on the elections made by other Asia Bancshares shareholders. If Asia Bancshares shareholders elect to receive more of one form of consideration than is available, the available amount will be allocated ratably among the Asia Bancshares shareholders electing to receive that form of consideration, and those Asia Bancshares shareholders will receive the other form of consideration for the balance of their Asia Bancshares shares. Accordingly, you may receive a form of merger consideration that differs from your election. A minimum of 45% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock and a maximum of 55% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock in the merger; however in the event the Cathay weighted average closing price is below $20 per share, 41% of the value of the merger consideration as measured at closing will be payable in Cathay common stock, and accordingly, the form of merger consideration that you will receive will depend in part on the market price of Cathay common stock. See "The Merger—Allocation Calculation" for a more detailed discussion of allocation procedures under the merger agreement.

Because of the closing conditions in the merger agreement and the ability of either Asia Bancshares or Cathay to terminate the merger agreement in specific instances, there can be no assurance when or if the merger will be completed.

        The completion of the merger is subject to the satisfaction or waiver of a number of closing conditions, including the adoption of the merger agreement by Asia Bancshares shareholders, the approval of the Federal Reserve, the FDIC and the CDBO, the accuracy of representations and warranties under the merger agreement (subject to the materiality standards set forth in the merger agreement), Asia Bancshares' and Cathay's performance of their respective obligations under the merger agreement in all material respects, receipt of material third party consents and approvals, provision by Asia Bancshares of evidence of title insurance policies regarding certain properties, the absence of a material adverse effect (as described in the merger agreement) on Asia Bancshares following January 20, 2015, and the Cathay average closing price being equal to or above $17.50. The parties also have the right to terminate the merger agreement under certain circumstances. There can be no assurance that the parties will be able to meet the closing conditions of the merger agreement or that closing conditions that are beyond their control will be satisfied or waived. If Cathay and Asia Bancshares are unable to meet all the conditions or such conditions are otherwise not satisfied or waived, the parties will not be required, or able, to complete the merger. See "The Merger Agreement—Termination."

Necessary regulatory approvals may not be obtained or may be obtained with conditions, which may jeopardize completion of the merger or reduce the anticipated benefits of the merger.

        Before the merger may be completed, Cathay and Asia Bancshares must obtain various regulatory approvals or consents, including approvals from the Federal Reserve, the CDBO and the FDIC. These regulators may not grant approval or consent, or may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Cathay following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. Further, Cathay will not be required to take any action in connection with obtaining the regulatory approvals that would reasonably be expected, individually or in the aggregate, to materially impair the anticipated benefits to Cathay for the transactions, which could result in the merger not being completed. See "The Merger—Regulatory Approvals Required for the Merger."

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        Cathay and Asia Bancshares have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Cathay's ability to successfully combine and integrate the businesses of Cathay and Asia Bancshares. It is possible that the pendency of the merger and/or the integration process could result in the loss of key employees, loss of customers, higher than expected costs, diversion of management attention of both Cathay and Asia Bancshares, increased competition, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. If Cathay experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected, which may adversely affect the value of Cathay common stock, including those shares that Asia Bancshares shareholders receive as consideration for the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Cathay and Asia Bancshares during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The merger agreement limits Asia Bancshares' ability to pursue other transactions and may discourage other companies from trying to acquire Asia Bancshares for greater consideration than what Cathay has agreed to pay.

        The merger agreement contains provisions that make it more difficult for Asia Bancshares to sell its business to a person other than Cathay. These provisions include a general prohibition on Asia Bancshares soliciting any acquisition proposal or offer for a competing transaction. In some circumstances upon termination of the merger agreement, Asia Bancshares may be required to pay to Cathay a termination fee of $4 million. Further, there are only limited exceptions to Asia Bancshares' agreement that Asia Bancshares' board of directors will not withdraw or modify in a manner adverse to

Cathay, the recommendation of Asia Bancshares' board of directors in favor of the adoption of the merger agreement.

        These provisions might discourage a potential third party that has an interest in acquiring all or a significant part of Asia Bancshares from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The loan portfolios may not perform as expected.

        Cathay's performance and prospects after the merger will depend to a significant extent on the performance of the combined loan portfolios of Cathay Bank and Asia Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, Cathay Bank's overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either Asia Bank or Cathay Bank before the merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that Cathay does not retain present customers or incurs additional expenses in retaining them, there could be adverse effects on future consolidated results of operations of Cathay following the merger.

Certain of the directors and officers of Asia Bancshares and Asia Bank may have interests in the merger that are different from those of Asia Bancshares' shareholders generally that may have influenced their decisions to support or recommend that you approve the merger.

        When considering the recommendation of Asia Bancshares' board of directors that Asia Bancshares shareholders adopt the merger agreement, Asia Bancshares shareholders should be aware that directors and executive officers of Asia Bancshares and Asia Bank have interests in the merger that may be different from or in addition to those of Asia Bancshares' shareholders. The interests include among others, payments to certain officers of Asia Bancshares and Asia Bank in respect of certain severance, retention and retirement benefits and rights of directors and officers of Asia Bancshares and its subsidiaries to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the merger. See the section entitled "Interests of Certain Persons in the Merger." As a result of these interests, these directors and officers of Asia Bancshares and Asia Bank might be more likely to support and to vote in favor of the proposal described in this proxy statement/prospectus than if they did not have these interests. Asia Bancshares' shareholders should consider whether these interests might have influenced these directors and executive officers to support or recommend adoption of the merger agreement.

Asia Bancshares shareholders will have less influence as shareholders of Cathay than as shareholders of Asia Bancshares.

        Asia Bancshares shareholders currently have the right to vote in the election of the board of directors of Asia Bancshares and on other matters affecting Asia Bancshares. Upon completion of the merger, shareholders of Asia Bancshares who receive Cathay common stock in the merger and become a shareholder of Cathay will have a percentage ownership of Cathay that is significantly smaller than their percentage ownership of Asia Bancshares. Because of this, shareholders of Asia Bancshares will have less influence on the management and policies of Cathay than they have now on the management and policies of Asia Bancshares.

Termination of the merger agreement could negatively impact Asia Bancshares.

        If the merger agreement is terminated, there may be various consequences. For example, Asia Bancshares' businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Asia Bancshares' board of directors seeks another merger or business combination, Asia Bancshares shareholders cannot be certain that Asia Bancshares will be able to find a party willing to pay the equivalent or greater consideration than that which Cathay has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances relating to competing transaction proposals, Asia Bancshares will have to pay Cathay a termination fee of $4 million.

The fairness opinion obtained by Asia Bancshares from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

        Asia Bancshares' financial advisor, The Kafafian Group, rendered an opinion as to the fairness of the merger dated January 20, 2015, to the Asia Bancshares' board of directors. Asia Bancshares has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from The Kafafian Group. Changes in the operations and prospects of Asia Bancshares or Cathay, general market and economic conditions and other factors that may be beyond the control of Asia Bancshares and Cathay, and on which the fairness opinion was based, may significantly alter the value of Asia Bancshares or Cathay or the prices of shares of Asia Bancshares common stock or Cathay common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Asia Bancshares does not anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. The opinion is attached as Appendix B to this proxy statement/prospectus. For a description of the opinion that Asia Bancshares received from its financial advisor, see "The Merger—Opinion of Asia Bancshares' Financial Advisor." For a description of the other factors considered by Asia Bancshares' board of directors in determining to approve the merger, see "The Merger—Asia Bancshares' Reasons for the Merger; Recommendation of Asia Bancshares' Board of Directors."

The shares of Cathay common stock to be received by Asia Bancshares shareholders as a result of the merger will have different rights from the shares of Asia Bancshares common stock.

        Upon completion of the merger, Asia Bancshares shareholders will become Cathay shareholders and their rights as shareholders will be governed by the certificate of incorporation and bylaws of Cathay. The rights associated with Asia Bancshares common stock are different from the rights associated with Cathay common stock. Please see "Comparison of Stockholder Rights" for a discussion of the different rights associated with Cathay common stock.

The unaudited prospective financial information included in this proxy statement/prospectus may not be predictive of actual future results.

        The unaudited prospective financial information in this proxy statement/prospectus is presented for the purpose of providing certain information provided by Asia Bancshares' management to Cathay and to The Kafafian Group in connection with part of the analysis performed by The Kafafian Group in order to render its fairness opinion of the merger to the board of directors of Asia Bancshares. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither Asia Bancshares' independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results predicted. The inclusion of such unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such information will be predictive of actual future events or actual future results. Changes in the future operations and prospects of Asia Bancshares may be effected by general business, economic, financial and market conditions, many of which are beyond Asia Bancshares' control, are not reflected in the unaudited prospective financial information. In addition, the unaudited prospective financial information included in this proxy statement/prospectus does not give effect to the impact of the merger. For more information, see "Certain Unaudited Asia Bancshares Prospective Financial Information" beginning on page [      ].

 ASIA BANCSHARES SPECIAL MEETING OF SHAREHOLDERS

        This section contains information for Asia Bancshares shareholders about the special meeting that Asia Bancshares has called to allow its shareholders to consider and approve the merger agreement. Asia Bancshares is mailing this proxy statement/prospectus to you, as an Asia Bancshares shareholder, on or about [      ], 2015. Together with this proxy statement/prospectus, Asia Bancshares is also sending to you a notice of the special meeting of Asia Bancshares shareholders and a proxy card that Asia Bancshares' board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time, Place

        The special meeting of Asia Bancshares shareholders will be held on [      ], 2015 at [      ] a.m., local time, at [      ].

Matters to Be Considered

        At the special meeting of shareholders, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 20, 2015, as amended by amendment no. 1 on March 9, 2015, and as it may be further amended from time to time, between Cathay General Bancorp, a Delaware corporation, and Asia Bancshares, Inc., a New York corporation.

Recommendation of Asia Bancshares' Board of Directors

        Asia Bancshares' board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to Asia Bancshares shareholders and in the best interests of Asia Bancshares and its shareholders and has unanimously approved the merger and the merger agreement. Asia Bancshares' board of directors unanimously recommends that Asia Bancshares shareholders vote "FOR" adoption of the merger agreement. See "The Merger—Asia Bancshares' Reasons for the Merger; Recommendation of Asia Bancshares' Board of Directors" for a more detailed discussion of Asia Bancshares' board of directors' recommendation.

Record Date; Shares Outstanding and Entitled to Vote

        Asia Bancshares' board of directors has fixed the close of business on [      ], 2015 as the record date for determining the holders of shares of Asia Bancshares common stock entitled to receive notice of and to vote at the special meeting. At the close of business on the record date, there were [            ] shares of common stock issued and outstanding held by [            ] holders of record.

        Holders of record of Asia Bancshares common stock as of the record date are entitled to one vote per share.

Quorum

        The presence at the special meeting, in person or by properly executed proxy, of the holders of record of a majority of the issued and outstanding shares of Asia Bancshares common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Asia Bancshares common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Asia Bancshares special meeting.

Vote Required

        The affirmative vote of not less than two-thirds of all shares of Asia Bancshares common stock outstanding and entitled to vote thereon at the special meeting is required to approve the merger agreement. Because approval is based on the affirmative vote of two-thirds of shares outstanding, failure to vote with respect to the proposal to approve the merger agreement or an abstention will have the same effect as a vote against adoption of the merger agreement.

        As of the record date, Asia Bancshares' directors and executive officers beneficially owned and were entitled to vote approximately [            ] shares of Asia Bancshares common stock, representing approximately [      ]% of the total outstanding shares of Asia Bancshares common stock. Certain directors and executive officers of Asia Bancshares and their family members who beneficially own and have the right to vote 622,868.94 shares, or approximately [      ]% of the shares of Asia Bancshares common stock outstanding as of the record date, have agreed to vote their shares in favor of adoption of the merger agreement.

Voting of Proxies; Incomplete Proxies

        Each copy of this proxy statement/prospectus mailed to holders of Asia Bancshares common stock is accompanied by a proxy card with instructions for voting. You should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the special meeting.

        Asia Bancshares shareholders should not send Asia Bancshares stock certificates with their proxy cards.

        All shares represented by valid proxies that Asia Bancshares receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you sign your proxy card, but make no specification on your proxy card as to how you want your shares voted, your proxy will be voted "FOR" adoption of the merger agreement. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Revocability of Proxies and Changes to an Asia Bancshares Shareholder's Vote

        You may revoke your proxy at any time before the vote is taken at the special meeting by: (1) signing and returning a proxy card with a later date before the special meeting; (2) delivering a written revocation letter to Asia Bancshares' corporate secretary before the special meeting; or (3) attending the special meeting in person, notifying the corporate secretary of your revocation and voting by ballot at the special meeting.

        Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given. However, the mere presence of a shareholder at the special meeting without voting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy should be addressed to:

Asia Bancshares, Inc.
135-34 Roosevelt Avenue
Flushing, New York 11354
Attention: Tom W.H. Yuan, Corporate Secretary

Solicitation of Proxies

        If necessary, Asia Bank may use several of its regular employees, who will not be specially compensated, to solicit proxies from the Asia Bancshares shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

        All shareholders of record are invited to attend the special meeting and can vote in person at the special meeting. If you are not a shareholder of record, but you are the beneficial owner of shares of Asia Bancshares common stock, you must obtain a proxy, executed in your favor, from the record holder of your shares, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Asia Bancshares reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Asia Bancshares' express written consent.

Assistance

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Asia Bancshares common stock, please contact:

Asia Bancshares, Inc.
135-11 Roosevelt Avenue
Flushing, New York 11354
Attention: Jeffrey Hsu
Telephone number (718) 961-9898

THE MERGER

        The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below, but that are contained in the merger agreement. You are being asked to approve the merger agreement, and you are urged to read the merger agreement carefully. The merger agreement is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this document.

Background of the Merger

        As part of its ongoing consideration and evaluation of its long-term prospects and strategies, Asia Bancshares' board of directors and senior management have regularly reviewed and assessed its business strategies and objectives, including potential strategic opportunities. Over the past year, in light of the age of several key members of the senior management team and of the board of directors and the likely impending retirement of such members in the relative near-term, the board of directors of Asia Bancshares has considered its strategic alternatives, including a potential strategic combination with another financial institution. In contemplating such a transaction, the board of directors was focused on enhancing value for the shareholders of Asia Bancshares, in a manner that would provide greater liquidity to the shareholders of Asia Bancshares, and provide the opportunity to continue to own shares in a resulting financial institution that would maintain and grow the company's current franchise and continue to service the communities and customer base with which Asia Bancshares created and developed relationships since it first began its operations.

        Bearing that in mind, the board of directors began to explore the opportunities for a merger and the financial institutions that could potentially meet Asia Bancshares' criteria for a merger partner. During 2014, the board received several indications of interest from financial institutions to merge with Asia Bancshares or to acquire all of the common stock of Asia Bancshares. The board of directors reviewed and discussed each of the indications of interest and discussed them with their legal counsel, Lamb and Barnosky, LLP ("Lamb and Barnosky"). In each instance, the board determined that a merger with, or acquisition by, the potential merger partner or acquirer was not in the best interest of the shareholders of Asia Bancshares common stock. The reasons the board of directors reached this conclusion and did not pursue negotiations with those potential partners varied, but included: the determination by the board of directors that the purchase price or merger consideration offered in the transaction was insufficient and was not likely to be increased to a satisfactory level through negotiation; the board of directors' skepticism of the potential partner's having sufficient capital or the ability to raise sufficient capital to complete the proposed transaction; the risk that the proposed transaction would not receive the required regulatory approvals, and the risk that the transaction would not be completed within a timely manner.

        In November 2014, the board of directors retained the services of Nai-Ching Sun, a commercial business broker, to identify and introduce to Asia Bancshares, prospective purchasers meeting Asia Bancshares' criteria, who were interested in a merger transaction. Shortly thereafter, Mr. Sun introduced Asia Bancshares' chairman of the board of directors, Jentai Tsai to Dunson K. Cheng, the Chairman of the board of directors of Cathay. Mr. Tsai and Mr. Cheng knew each other and were familiar with each other's company because, over the years, they had general discussions regarding the similarities of their companies and the potential to join forces in the future. On November 20, 2014, following several preliminary conversations between Mr. Tsai and Mr. Cheng regarding the potential for a strategic business combination between Cathay and Asia Bancshares, Cathay delivered a non-binding letter of intent which made a proposal for the merger of Cathay and Asia Bancshares with total consideration of $126 million payable to the holders of Asia Bancshares common stock based on a target total book value for Asia Bancshares of $78.75 million, with the total consideration being increased on a dollar for dollar basis to the extent that Asia Bancshares' book value at the closing of the transaction exceeded $78.75 million. The letter of intent also provided for the merger consideration to be paid in cash and in common stock of Cathay at the election of the shareholders of Asia Bancshares common stock, subject to a minimum of 45% and a maximum of 55% of the outstanding shares of Asia Bancshares being converted into the right to receive Cathay common stock, and contemplated that the transaction that would be structured to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It also emphasized the importance of retention for integration purposes and the success of the combined franchise, and provided for the establishment, by Cathay, of a pool to be used for retention, severance and/or retirement commitments to Asia Bank's key management and employees. Based on the indications of interest that the board of directors previously received and the bank merger climate in recent years, the board of directors concluded that a superior proposal was not likely to be forthcoming from additional introductions to or identifications of potential merger partners. Later that day, Asia Bancshares and Cathay entered into a Non-Disclosure Agreement to permit each other to conduct preliminary due diligence in connection with the potential transaction.

        Following receipt of the letter of intent from Cathay, Mr. Tsai advised the board and consulted with Lamb and Barnosky. The consensus of the members of the board was to direct Mr. Tsai to continue to negotiate the terms of the letter of intent. Between November 20 and December 1, 2014, Mr. Tsai had written and telephone communications with Mr. Cheng regarding certain aspects of the letter of intent and during this time period Asia Bancshares and Cathay exchanged financial information about their respective companies as part of their preliminary due diligence review. Following these discussions, Cathay submitted a revised letter of intent on December 1, 2014, which amended the original proposal from Cathay to provide, among other things, for the willingness of Cathay to register with the Securities and Exchange Commission, the common shares to be issued to the shareholders of Asia Bancshares who elect to receive the merger consideration in the form of common shares of Cathay so that such shares would be freely tradable upon receipt, an agreement not to close the transaction prior to May 15, 2015 and confirmation that Asia Bancshares would have the opportunity to conduct customary reverse due diligence on Cathay. Mr. Tsai discussed the proposal with the members of the board of directors and Lamb & and Barnosky. With the approval of the members of the board of directors, Mr. Tsai executed the non-binding letter of intent from Cathay dated December 1, 2014 as an indication of Asia Bancshares willingness to proceed with further discussions regarding a potential transaction. The letter of intent did not create an obligation on the part of either company with respect to a potential transaction.

        On December 5, 2014, Cathay sent an initial proposed draft merger agreement to Asia Bancshares. On December 6 and 7, 2014 representatives of Cathay conducted an on-site due diligence examination of Asia Bank's loan portfolio at the Asia Bank's Loan Center in Flushing, New York. On December 17, 2015, Asia Bancshares' board of directors met to review the status of the proposed merger with Cathay. Mr. Tsai, along with Lamb and Barnosky provided an overview of the proposed transaction and an update on the status of the negotiations of a merger agreement. The members of the board of directors discussed the need for a professional evaluation by a third party as to whether the terms of the final, negotiated terms of the merger were fair to the holders of Asia Bancshares common stock, and the estimates for the cost and the time of completion that had been obtained for those services. The board of directors authorized Mr. Tsai to engage The Kafafian Group for that purpose, which it determined to engage on the basis of its qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. The board of directors also authorized Mr. Tsai and Lamb and Barnosky to continue negotiations with Cathay and to finalize a merger agreement that is in substantial accordance with the terms set forth in the letter of intent dated December 1, 2014, that the board will review and determine whether or not to approve.

        On December 23, 2014, Lamb and Barnosky sent a revised draft of the merger agreement to Cathay's outside counsel, Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"). Over the next few weeks, Cathay and Asia Bancshares continued their negotiation of the merger agreement as well as the form of voting agreement to be signed by certain stockholders of Asia Bancshares. During this time, the parties resolved the remaining open items in the merger agreement.

        On January 20, 2015, the board of directors of Asia Bancshares met to consider the terms of the proposed merger with Cathay. At the meeting, members of Asia Bancshares management reported on the status of the due diligence of Cathay and the status of the negotiations with Cathay. Representatives of Lamb and Barnosky reviewed with the board its fiduciary duties and the proposed financial terms of the transaction with Cathay and additional information, including the terms of the voting and support agreements that were proposed to be executed at the same time as the merger agreement by members of the board of directors. Representatives of The Kafafian Group reviewed its financial analysis of the proposed transaction with the board and rendered their oral opinion (subsequently delivered in writing at the conclusion of the meeting), as described in "Opinion of Asia Bancshares' Financial Advisor", that as of January 20, 2015, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the shareholders of Asia Bancshares common stock, pursuant to the agreement, was fair to such shareholders, from a financial point of view. Asia Bancshares' management, Lamb and Barnosky and The Kafafian Group took questions from the board of directors regarding the merger and the agreement.

        Following those discussions and presentations by management and Asia Bancshares' advisors, the members of Asia Bancshares board of directors reviewed and discussed the proposed merger and related matters, including the factors described under "Asia Bancshares' Reasons for the Merger; Recommendation of Asia Bancshares' Board of Directors." After these deliberations, Asia Bancshares' board of directors determined that the merger, the agreement and the transactions contemplated by the agreement were advisable and in the best interests of Asia Bancshares and its shareholders, and the directors voted unanimously to approve the merger, to approve and adopt the agreement and to recommend that Asia Bancshares' shareholders approve and adopt the merger agreement.

        Subsequently, the merger agreement and related agreements were executed and delivered on January 20, 2015, and the following day, the transaction was announced in a press release issued jointly by Cathay and Asia Bancshares.

        On March 9, 2015, the parties amended the merger agreement to increase the employee pool from $3.4 million to up to $3.8 million due to certain staffing considerations following the announcement of the merger agreement. The amendment was approved by the Asia Bancshares board of directors on March 6, 2015 by unanimous written consent.

Asia Bancshares's Reasons for the Merger; Recommendation of Asia Bancshares's Board of Directors

        After careful consideration, Asia Bancshares' board of directors, at a meeting held on January 20, 2015 and again by written consent on March 6, 2015, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Asia Bancshares and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, Asia Bancshares' board of directors recommends that Asia Bancshares shareholders vote "FOR" approval and adoption of the merger agreement at the Asia Bancshares special meeting.

        In reaching its decision, the board of directors, with advice from its financial and legal advisors, considered a number of factors, including the following:

  •
  The Board's knowledge of Asia Bancshares' business, results of operations, financial condition, competitive position, future prospects, results of operations, financial condition, competitive position and future prospects of Cathay, taking into account the results of Asia Bancshares' due diligence review of Cathay and information provided by Asia Bancshares' financial advisor;

  •
  The Board's knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, current financial market conditions and the likely effects of these factors on the two companies' potential growth, development, productivity and strategic options;

  •
  The potential strategic alternatives available to Asia Bancshares, including based on preliminary indications of interest received from other financial institutions, the possibility of remaining a stand-alone entity, the risks relating to the expected retirement of a number of key members of its senior management and board, and the assessment of the Board, in consultation with its legal and financial advisors and senior management, that no other alternatives reasonably available to Asia Bancshares at this time were likely to create greater value for the shareholders of Asia Bancshares than the merger;

  •
  Asia Bancshares' and Cathay's respective sizes, businesses, operations, financial condition, asset quality, earnings and prospects, including the strong regulatory capital ratios of Cathay Bank;

  •
  The complementary aspects of Cathay's and Asia Bancshares' businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies' cultures, management and operating styles;

  •
  The Board's view, based on consultation with its financial advisor and senior management, that the merger consideration represents a substantial premium to the implied value of the Asia Bancshares common stock;

  •
  The fact that Cathay was willing to permit, and the merger agreement allows, all holders of Asia Bancshares common stock to elect between the cash consideration and the stock consideration (subject to proration);

  •
  The opportunity for Asia Bancshares shareholders to have liquidity upon receipt of cash in exchange for their Asia Bancshares common stock, if elected by the Asia Bancshares shareholders, as well as certainty of value of the cash consideration upon closing of the merger;

  •
  The opportunity for Asia Bancshares shareholders to have increased liquidity upon receipt of Cathay common stock in exchange for their Asia Bancshares common stock, if elected by the Asia Bancshares shareholders, because Asia Bancshares is a private company with no public trading market for its shares whereas Cathay common stock is listed for trading on NASDAQ Global Select Market under the symbol "CATY";

  •
  The fact that the stock consideration would allow Asia Bancshares stockholders who receive Cathay stock to participate in a portion of the future performance of the combined Asia Bancshares and Cathay businesses and potential synergies resulting from the merger, and the potential future value to Asia Bancshares stockholders represented by that consideration;

  •
  The Board's belief that the merger would have a positive effect on Asia Bancshares' depositors, customers and the communities served by Asia Bancshares, as a result of the combined company's ability to provide additional products to these customers, and that this would have a positive impact on the future operating results of the combined company;

  •
  The Board's belief that the management teams and employees of Cathay and Asia Bancshares possess complementary skills and expertise, the potential advantages of a larger institution when pursuing, or seeking to retain talent, the retention of certain of Asia Bank's employees and the Board's belief that this retention would reduce the integration risk in the combination and have a positive impact on the future operating results of the combined company;

  •
  The likelihood of the merger closing in a timely manner, along with the Board's belief, based on discussions with senior management, that Asia Bancshares' and Cathay's regulators would view the transaction favorably;

  •
  The fact that the merger is subject to the approval of the shareholders of Asia Bancshares, who will be free to approve or reject the merger, while the merger is not subject to the conditionality and execution risk of any required approval by Cathay's stockholders;

  •
  The right of the Asia Bancshares shareholders to exercise dissenters rights (as more fully described in "The Merger—Dissenters' Rights" section beginning on page [    ] of this proxy statement/prospectus.

  •
  The financial and other terms of the merger agreement, which were the product of arms-length negotiations between the parties;

  •
  The fact that the Board is permitted to change its recommendation that Asia Bancshares shareholders approve the merger agreement in certain circumstances;

  •
  The financial analyses presented by The Kafafian Group to the Board and the written opinion of The Kafafian Group that, as of January 20, 2015 and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of Asia Bancshares' common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders. For more information, see "Opinion of Asia Bancshares' Financial Advisor" beginning on page [    ] of this proxy statement/prospectus;

  •
  The risks associated with the operation of the combined company including the challenges both of integrating Asia Bancshares' business, operations and employees with those of Cathay, and of achieving the anticipated cost savings associated with the merger;

  •
  The potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, including the restrictions on the conduct of Asia Bancshares' business prior to completion of the merger; and

  •
  The fact that the directors and certain officers of Asia Bancshares have interests in the merger that are different from or in addition to those of Asia Bancshares shareholders generally.

        The reasons set forth above are not intended to be exhaustive, but a summary of the material factors considered by Asia Bancshares' board of directors in approving the merger agreement. Although each member of Asia Bancshares' board of directors individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Asia Bancshares and its shareholders. Asia Bancshares' board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. The board concluded, however, including based on discussions with senior management and its financial and legal advisors, that the potential positive factors outweighed the potential risks of entering into the merger agreement.

        The foregoing discussion of the information and factors considered by the Asia Bancshares Board is forward-looking in nature and this information should be read in light of the factors described under the section entitled "Forward-Looking Statements" beginning on page [    ] of this proxy statement/prospectus.

Opinion of Asia Bancshares' Financial Advisor

        By letter dated December 15, 2014, Asia Bancshares engaged The Kafafian Group to render an opinion as to the fairness, from a financial point of view, to the holders of Asia Bancshares common shares ("Common Shares"), of the consideration to be paid pursuant to the merger agreement.

        The board of directors of Asia Bancshares engaged The Kafafian Group based on The Kafafian Group's qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. The Kafafian Group, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business, The Kafafian Group provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. The Kafafian Group has not provided any services to either Asia Bancshares or Cathay within the past two years.

        At the request of Asia Bancshares board of directors, representatives of The Kafafian Group participated in a special board meeting held on January 20, 2015, at which the Asia Bancshares board of directors considered the proposed merger with Cathay. At that meeting, representatives of The Kafafian Group made a presentation to the board of directors of The Kafafian Group's analyses relating to the proposed transaction and, in particular, of The Kafafian Group's determination regarding the fairness, from a financial point of view, of the proposed merger consideration to be paid to Asia Bancshares' shareholders. At that meeting, The Kafafian Group issued its written opinion that the merger consideration to be paid to Asia Bancshares' shareholders by Cathay pursuant to the merger agreement was fair from a financial point of view. Except as discussed herein, no limitations were imposed by Asia Bancshares board of directors upon The Kafafian Group with respect to investigations made or procedures followed in rendering The Kafafian Group's fairness opinion.

        The full text of The Kafafian Group's written fairness opinion is attached to this proxy statement/prospectus as Appendix B and is incorporated herein by reference. Asia Bancshares' shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations of The Kafafian Group's analyses. The Kafafian Group's opinion addressed to the board of directors of Asia Bancshares is directed only to the merger consideration to be paid to Asia Bancshares' shareholders and does not constitute a recommendation as to how any shareholder of Asia Bancshares should vote with respect to the merger or any other matter. The Kafafian Group's opinion speaks only as of the date of the opinion.

        In rendering its opinion, The Kafafian Group, among other things:

  •
  Reviewed the Agreement;

  •
  Analyzed regulatory filings and other financial information concerning Asia Bancshares;

  •
  Analyzed regulatory filings and other financial information concerning Cathay;

  •
  Discussed past, present, and future financial performance and operating philosophies with Asia Bancshares and Cathay senior managements;

  •
  Reviewed certain internal financial data and projections of Asia Bancshares and Cathay;

  •
  Compared the financial condition and financial performance of Asia Bancshares and Cathay to similar financial institutions;

  •
  Compared the merger consideration to be paid to Asia Bancshares' shareholders pursuant to the Agreement with the consideration paid in comparable merger transactions of other financial institutions;

  •
  Reviewed the pro forma impact of the merger on the earnings and book value of Asia Bancshares and Cathay and compared the contributions of each institution to the proposed combined company in a number of key financial categories; and,

  •
  Considered other financial studies, analyses, and investigations and reviewed other information it deemed appropriate to render its opinion.

        The Kafafian Group spoke with certain members of senior management and other representatives of Asia Bancshares and Cathay to discuss the foregoing, as well as matters The Kafafian Group deemed relevant. As part of its analyses, The Kafafian Group took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. The Kafafian Group's opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to The Kafafian Group through the respective dates thereof.

        The Kafafian Group assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. The Kafafian Group assumed that the financial forecasts relied upon by The Kafafian Group were prepared on a basis that reflected the best currently available estimates and judgments of senior management of each of Asia Bancshares and Cathay and were based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by The Kafafian Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

        The Kafafian Group did not make any independent evaluation or appraisals of either Asia Bancshares or Cathay or their respective assets or liabilities, nor was it furnished with any such appraisals. The Kafafian Group has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Asia Bancshares or Cathay. The Kafafian Group did not conduct a physical inspection of any properties or facilities of Asia Bancshares or Cathay. The Kafafian Group also assumed, without independent verification, that the aggregate allowances for loan losses for Asia Bancshares and Cathay were adequate.

        On January 20, 2015, The Kafafian Group rendered its written fairness opinion to the Asia Bancshares board of directors. The summary set forth below does not purport to be a complete description of the analyses performed by The Kafafian Group in connection with the merger. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the fairness opinion is not readily translated to a summary description and as such, The Kafafian Group believes that its analyses must be considered as a whole. Only selecting portions of The Kafafian Group's analyses and of the factors considered by The Kafafian Group could create for a reader of the materials an incomplete view of the evaluation process underlying the opinion. No one component of the analyses performed by The Kafafian Group was assigned a greater significance than another component. Taken as a whole, The Kafafian Group believes these analyses support the conclusion that the merger consideration to be paid by Cathay to Asia Bancshares' shareholders is fair, from a financial point of view, to Asia Bancshares' shareholders.

        Proposal Summary—As a result of the merger, each outstanding share of common stock of Asia Bancshares shall cease to be outstanding and shall be converted into the right to receive consideration for each share of common stock that the shareholder owns (the "Per Share Consideration"). The shareholders of Asia Bancshares' common stock will be permitted to elect to receive the Per Share Consideration in cash or shares of Cathay common stock subject to (i) a maximum of 55% of the outstanding shares of Asia Bancshares' common stock being converted into common stock of Cathay, subject to clause (iii) (the "Maximum Stock Conversion Number"), (ii) a minimum of 45% of the outstanding shares of Asia Bancshares' common stock being converted into common stock of Cathay, subject to clause (iii) (the "Minimum Stock Conversion Number"), given (iii) that if the Cathay volume weighted average price on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger is less than $20.00 per share, the minimum number of shares necessary for the value of the stock consideration to represent 41% of the value of the merger consideration at closing will be converted into Cathay common stock (the "Designated Stock Conversion Number"). The value of the shares of Cathay common stock received in respect of the Per Share Consideration may be greater than, equal to or less than the value of the cash received in respect of the Per Share Consideration, depending upon the mix of merger consideration elected by shareholders of Asia Bancshares' common stock, the Cathay closing price and the applicable Exchange Ratio. The merger consideration was determined by negotiation between Cathay and Asia Bancshares and was not determined by The Kafafian Group. The exact terms of the merger consideration, Exchange Ratio, Maximum Stock Conversion Number, Minimum Stock Conversion Number and Designated Stock Conversion Number are more fully set forth in the merger agreement.

        Contribution Analysis—The Kafafian Group reviewed the contribution made by each of Asia Bancshares and Cathay to various balance sheet and income statement categories of the combined company based on financial data at or for the quarter ended September 30, 2014. The Kafafian Group analyzed the contributions of each of Asia Bancshares and Cathay to the combined company under a wide range of merger consideration scenarios. Assuming the merger consideration was comprised of 55% stock and 45% cash to the shareholders of Asia Bancshares common stock, the analysis showed that Asia Bancshares would contribute the following percentages to the combined company:

  •
  Asia Bancshares would contribute 4.5% of net loans of the combined company;

  •
  Asia Bancshares would contribute 4.1% of total assets of the combined company;

  •
  Asia Bancshares would contribute 4.6% of total deposits of the combined company;

  •
  Asia Bancshares would contribute 4.6% of total shareholders' equity of the combined company;

  •
  Asia Bancshares would contribute 5.7% of net interest income of the combined entity;

  •
  Asia Bancshares would contribute 2.5% of non-interest income of the combined entity;

  •
  Asia Bancshares would contribute 3.9% of net income of the combined entity; and

  •
  Asia Bancshares shareholders would own 3.5% of the combined company.

        Going-Concern Range of Value Analysis—The Kafafian Group evaluated commonly used income approaches that could be used to estimate the going-concern value of Asia Bancshares as an independent company. The Kafafian Group ultimately decided to use a capitalized earnings method to evaluate the range of value for Asia Bancshares' common stock. The primary assumption made by The Kafafian Group was that Asia Bancshares would continue to operate as an independent company. The capitalized earnings model for Asia Bancshares uses a projected net income stream, applies a terminal earnings multiple to last period's net income and then discounts the net income stream and terminal value to arrive at a present value for a share of Asia Bancshares' common stock. The range of value produced by the capitalized earnings model analysis was then compared to the Per Share Consideration value per share of $86.30 (assuming that the aggregate merger consideration is $126 million and based on the number of shares of Asia Bancshares' outstanding at January 20, 2015) that was offered to shareholders of Asia Bancshares common stock by Cathay.

        The following additional assumptions were made by The Kafafian Group in preparing a range of value for Asia Bancshares on a going-concern basis:

  I.
  The financial projections and net income estimates as prepared by Asia Bancshares were reasonable;

  II.
  Price-to-earnings multiples of 12 to 16 times earnings were used and were based on publicly traded institutions that were comparable to Asia Bancshares;

  III.
  Using various methodologies, The Kafafian Group developed discount rates that ranged between 9.00% and 13.00%; and,

  IV.
  The Kafafian Group did not apply any discounts for lack of marketability or apply premiums for control.

        The following table summarizes the results of the capitalized earnings model:

	Trading Price / Earnings Multiple (x)
Discount Rate	12.0	14.0	16.0
9.00%	$38.04	$44.38	$50.72
11.00%	$34.76	$40.55	$46.35
13.00%	$31.82	$37.12	$42.42

        The Kafafian Group noted that the Per Share Consideration was 113% greater than the midpoint value per common share of $40.55.

        Although the capitalized earnings method is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those actually realizable or available in the capital markets. Therefore, the range of value developed by The Kafafian Group does not purport to be indicative of the actual values or expected values of Asia Bancshares common stock.

Peer Group Analysis:

        An integral part of the evaluation of Asia Bancshares is to compare the financial condition and financial performance of Asia Bancshares to commercial banking organizations that possess characteristics similar to that of Asia Bancshares. For the purpose of the peer analysis, financial information for Asia Bancshares, to the extent available, and Asia Bank was used for comparative purposes. The Kafafian Group undertook a series of "Peer Group" comparisons as part of its analyses of the potential range of value of Asia Bancshares on a going-concern basis. For the purposes of The Kafafian Group's analysis, three peer groups were prepared (the "Asia Bank Peers").

        Asia Bank—The Kafafian Group compared certain of Asia Bank's financial condition and financial performance measures to three groups of financial institutions. The financial condition and financial performance data for Asia Bank's and all companies in the peer groups was as of or for the latest twelve months ended September 30, 2014. For those peer group members that were publicly traded companies, market data were as of January 16, 2015.

        The first peer group was termed by The Kafafian Group as "Relational Peers," Companies in this peer group were included based on four screening criteria (i) publicly-traded commercial banks or holding companies with total assets between $250 million and $750 million, (ii) were headquartered in any state in the U.S., (iii) had a non-performing assets to total assets ratio as of September 30, 2014 of less than 1.00% and, (iv) had commercial real estate loans to total loans comprised of greater than 60% of the total loan portfolio as of September 30, 2014. The Kafafian Group has listed the nine (9) companies that comprise the Relational Peers are shown in the table below labeled "Asia Bank Peer Group Members."

        The second peer group was termed by The Kafafian Group as "MSA Peers," Companies in this peer group were included based on three screening criteria (i) publicly-traded commercial banks or holding companies with total assets between $250 million and $750 million, (ii) located in the Northeast and, (iii) were headquartered in metropolitan areas as classified by SNL Financial, L.C. The ten (10) companies that comprise the MSA Peers are shown in the table below labeled "Asia Bank Peer Group Members."

        The third peer group was termed by The Kafafian Group as "National Peers," Companies in this peer group were included based on two screening criteria (i) publicly-traded commercial banks or holding companies with total assets between $250 million and $750 million, (ii) were headquartered in any state in the U.S. There are 286 companies that comprise the National Peers and are not shown in the table below labeled "Asia Bank Peer Group Members."

Asia Bank Peer Group Members

Relational Peers	MSA Peers
Bank of Santa Clarita	Allegheny Valley Bancorp, Inc.
Capital Bank of New Jersey	Bancorp of New Jersey, Inc.
CommerceWest Bank	Country Bank
Farmers and Merchants Bank	Enterprise Bank
First Miami Bancorp, Inc.	First American International Corp.
Focus Business Bank	IBW Financial Corporation
Open Bank	National Capital Bank of Washington
Plaza Bank	Patriot National Bancorp, Inc.
Seacoast Commerce Banc Holdings	SBT Bancorp, Inc.
VSB Bancorp, Inc.

Note: National Peers not listed due to length of list.

        The following table provides a summary comparison of Asia Bank's financial condition and financial performance to that of the median for each of the Asia Bank Peers:

(financial data at or for the latest twelve months ended September 30, 2014)	Asia Bank	Relational Peers (Median)	MSA Peers (Median)	National Peers (Median)
Total Assets ($000s)	$492,002	$386,223	$422,193	$435,117
Equity/ Assets (%)	14.53	10.06	9.19	9.87
Tang. Equity/ Tang. Assets (%)	14.53	10.06	9.19	9.64
Loans/ Deposits (%)	98.99	81.81	83.31	80.79
NPAs/ Total Assets (%)	0.61	0.31	1.43	1.49
Reserves/ NPAs (%)	192.39	259.60	61.73	60.06
Net Interest Margin (%)	4.26	4.13	3.41	3.59
Non-Int. Income/ Average Assets (%)	0.23	0.60	0.74	0.71
Non-Int. Expense/ Average Assets (%)	2.24	2.82	3.08	3.06
Efficiency Ratio (FTE basis) (%)	50.36	70.05	78.47	72.97
Non-Int. Income/ Operating Rev. (%)	5.09	16.89	19.82	17.30
Return on Average Assets (%)	1.10	0.90	0.47	0.74
Return on Average Common Equity (%)	7.73	7.89	5.47	7.46
Market Capitalization ($millions)		$40.8	$34.9	$39.8
Price/ Book (%)		98.08	96.01	96.20
Price/ Tangible Book (%)		101.03	97.38	99.98
Price/ LTM Earnings (x)		15.4	14.3	12.6
Dividend Yield (%)		0.95	2.04	2.34

        The following table compares Asia Bancshares' September 30, 2014 book value per share to (i) the low, midpoint and high values from the capitalized earnings model and (ii) the imputed value of Asia Bancshares based on the median price/book for each of the three peer groups that comprise the Asia Bancshares' Peers.

	Values from Capitalized Earnings Model			Valuations Imputed from Asia Bancshares' Peers (Price/Book)
Asia Bancshares Book Value per Share 09/30/2014	Min	Mid	Max	Relational	MSA	National
$52.39	$31.82	$40.55	$50.72	$51.38	$50.30	$50.40

        The Kafafian Group noted that the Per Share Consideration of $86.30 was above imputed values per share for Asia Bancshares.

        Cathay General Bancorp—The Kafafian Group compared certain of Cathay's financial condition and financial performance measures to three groups of financial institutions that are believed to possess characteristics similar to that of Cathay (the "Cathay Peers"). The financial condition and financial performance data for Cathay and all companies in the peer groups was as of or for the latest twelve months ended September 30, 2014. For those peer group members that were publicly traded companies, market data was as of January 16, 2014.

        The first peer group was termed by The Kafafian Group as "Proxy Peers," Companies in this peer group were included based on the institutions represented in Cathay's 2013 Proxy Statement (any member involved in a merger/acquisition was eliminated). The 14 companies that comprise the Proxy Peers are shown in the table below labeled "Cathay Peer Group Members."

        The second peer group was termed by The Kafafian Group as "Relational Peers," Companies in this peer group were included based on four screening criteria (i) publicly-traded commercial banks or holding companies with total assets between $5 billion and $15 billion, (ii) were headquartered in any state in the U.S., (iii) had a non-performing assets to total assets ratio as of September 30, 2014 of less than 2.50% and, (iv) had an efficiency ratio for the last twelve months ended September 30, 2014 of less than 60%. The 18 companies that comprise the Relational Peers are shown in the table below labeled "Cathay Peer Group Members."

        The third peer group was termed by The Kafafian Group as "National Peers," Companies in this peer group were included based on two screening criteria (i) publicly-traded commercial banks or holding companies with total assets between $5 billion and $15 billion, (ii) were headquartered in any state in the U.S. The 47 companies that comprise the National Peers are not shown in the table below labeled "Cathay Peer Group Members."

Proxy Peers	Relational Peers
Bank of Hawaii Corporation	Bank of Hawaii Corporation
BBCN Bancorp, Inc.	BBCN Bancorp, Inc.
City National Corporation	Community Bank Systems, Inc.
CVB Financial Corp.	CVB Financial Corp.
East West Bancorp, Inc.	Farmers & Merchants Bank of Long Beach First Financial Bankshares, Inc.
MB Financial, Inc.	Glacier Bancorp, Inc.
National Penn Bancshares, Inc.	Great Western Bancorp, Inc.
PacWest Bancorp	Home BancShares, Inc.
PrivateBancorp, Inc.	International Bancshares Corporation
Prosperity Bancshares, Inc.	National Penn Bancshares, Inc.
SVB Financial Group	Pinnacle Financial Partners, Inc.
Umpqua Holdings Corporation	Sterling Bancorp
Valley National Bancorp	Texas Capital Bancshares, Inc.
Western Alliance Bancorporation	United Bankshares, Inc.
United Community Banks, Inc.
WesBanco, Inc.
Western Alliance Bancorporation

Cathay Peer Group Members

Note: National Peers not listed due to length of list.

        The following table provides a summary comparison of Cathay financial condition and financial performance to that of the median for each of the Cathay Peers:

(financial data at or for the latest twelve months ended September 30, 2014)	Cathay General Bancorp	Proxy Peers (Median)	Relational Peers (Median)	National Peers (Median)
Total Assets ($billions)	$11.6	$15.6	$7.5	$7.5
Equity/ Assets (%)	13.54	11.19	12.79	12.15
Tang. Equity/ Tang. Assets (%)	11.11	9.15	9.52	8.87
Loans/ Deposits (%)	101.73	87.53	82.98	86.93
NPAs/ Total Assets (%)	1.87	0.77	0.99	1.02
Reserves/ NPAs (%)	77.84	97.95	76.54	76.44
Net Interest Margin (%)	3.34	3.62	3.70	3.65
Non-Int. Income/ Avg. Assets (%)	0.31	0.73	0.69	1.07
Non-Int. Expense/ Avg. Assets (%)	1.60	2.31	2.31	2.82
Efficiency Ratio (FTE basis) (%)	47.00	54.14	54.30	61.95
Non-Int. Income/ Operating Rev. (%)	9.13	17.01	18.03	24.00
Return on Avg. Assets (%)	1.24	1.13	1.14	1.07
Return on Avg. Common Equity (%)	8.91	9.86	9.59	8.65
Market Capitalization ($millions)	$1,883.4	$2,449.8	$1,524.8	$1,156.7
Price/ Book (%)	119.92	141.46	148.18	123.76
Price/ Tangible Book (%)	150.22	201.91	205.89	167.41
Price/ LTM Earnings (x)	14.1	16.0	16.2	15.7
Dividend Yield (%)	1.69	2.66	2.66	2.54

        The Kafafian Group noted that the Cathay's valuation metrics were lesser than those of the median for each of the Cathay Peers. The Kafafian Group also noted that the median estimate made by security analysts that follow Cathay for a one year target stock price for Cathay as of January 16, 2015 was $27.86 per share.

        Comparable Transaction Analysis—The Kafafian Group reviewed various financial condition, financial performance and acquisition multiples for four groups of institutions that The Kafafian Group believed to have characteristics similar to that of Asia Bancshares (the "Asia Bancshares Comp. Deal Groups"). The Kafafian Group then compared the acquisition multiples for the Cathay and Asia Bancshares transaction relative to the median acquisition multiples derived from the transactions that comprised the Asia Bancshares Comp. Deal Groups.

        The first set of transactions included commercial bank transactions announced after January 1, 2012 where the target bank was (i) located in either the Mid-Atlantic or Northeast region of the U.S., (ii) had a transaction value between $75 million to $150 million and, (iii) excluded any transactions involving private equity investors. The criteria resulted in a list of eight (8) merger and acquisition transactions that possessed characteristics similar to that of the merger ("Deal Value Comp. Deals"). The median transaction pricing metrics for this group are shown in the table below.

        The second set of transactions included commercial bank transactions announced after January 1, 2012 where the transaction (i) had a transaction value between $75 million to $150 million, (ii) the target bank had a non-performing assets to total assets ratio at announcement of less than 1.00%, (iii) the target bank was located in any state in the U.S. and, (iv) excluded any transaction involving private equity investors. The criteria resulted in a list of eight (8) merger and acquisition transactions that possessed characteristics similar to that of the merger ("High Credit Quality Comp. Deals"). The median transaction pricing metrics for this group are shown in the table below.

        The third set of transactions included commercial bank transactions announced after January 1, 2012, where the target bank was (i) located in either the Mid-Atlantic or Northeast region of the U.S.,

(ii) had commercial real estate loans to total loans greater than 60% of the total loan portfolio at announcement and, (iii) excluded any transactions involving private equity investors. The criteria resulted in a list of five (5) merger and acquisition transactions that possessed characteristics similar to that of the merger ("High CRE Comp. Deals"). The median transaction pricing metrics for this group are shown in the table below.

        The fourth and final set of transactions included commercial bank transactions announced after January 1, 2012, where the target bank was (i) located in either New York or New Jersey, (ii) had a return on average equity for the twelve months previous to the announcement date that was greater than or equal to 5.00% and, (iii) excluded any transactions involving private equity investors. The criteria resulted in a list of eleven (11) merger and acquisition transactions that possessed characteristics similar to that of the merger ("NJ / NY Comp. Deals"). The median transaction pricing metrics for this group are shown in the table below.

        The following table compares certain valuation metrics of the transaction between Cathay and Asia Bancshares to certain valuation metrics of the Asia Bancshares Comp. Deal Groups:

Transaction Valuation Metric	Cathay/ Asia Bancshares	Deal Value Comp. Deals	High Credit Quality Comp. Deals	High CRE Comp. Deals	NJ / NY Comp. Deals
Deal Value ($M)	$126.0	$97.5	$113.9	$26.9	$135.0
Price/ Book (%)	164.73	154.39	157.71	110.61	132.07
Price/ Tangible Book (%)	164.73	164.79	162.26	110.61	151.10
Price/ LTM EPS (x)	22.7	26.3	17.9	14.2	18.8
Price/ Deposits (%)	30.14	17.17	17.17	17.88	17.24
Franchise Premium/ Core Deposits (%)	16.7	8.47	8.24	0.73	7.84

        The Kafafian Group then compared the Per Share Consideration for the merger with the imputed value per common share for Asia Bancshares based on select median transaction metrics for three (3) of the Asia Bancshares Comp. Deal Groups. The High CRE Comp. Deals were not included as they resulted in the lowest imputed values. The following table summarizes the imputed value for Asia Bancshares on a change-of-control basis using certain transaction value metrics from the Deal Value Comp. Deals, High Credit Quality Comp. Deals and the NJ/NY Comp. Deals:

	Deal Value Comp. Deals			High Credit Quality Comp. Deals			NJ / NY Comp. Deals
Asia Bancshares Book Value per Share 09/30/2014	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS
$52.39	$80.88	$86.33	$96.86	$82.62	$85.00	$65.91	$69.19	$79.16	$69.19

        The Kafafian Group noted that the Per Share Consideration of $86.30 compared favorably to the imputed values. The Kafafian Group also noted that Asia Bancshares had a substantially higher level of capital than the median capital levels for the Asia Bancshares Comp. Deal Groups.

        In evaluating the various financial condition, financial performance, trading multiples and acquisition multiples for the proposed Cathay / Asia Bancshares transaction, it is important to note that no company or transaction in the preceding analyses is identical to Asia Bancshares, Cathay, or the merger. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The range of value resulting from the foregoing analyses should not be taken to represent The Kafafian Group's view of the actual value of Asia Bancshares, Cathay or the combined company.

        Compensation of The Kafafian Group and Other Relationships—Asia Bancshares paid The Kafafian Group a fee of $60,000 upon the rendering of its fairness opinion. The Kafafian Group will be reimbursed for reasonable out-of-pocket expenses incurred in connection with its engagement and Asia Bancshares has agreed to indemnify The Kafafian Group against certain liabilities. The Kafafian Group will not receive any other compensation from Asia Bancshares as a result of its engagement.

Certain Asia Bancshares Unaudited Prospective Financial Information

        Asia Bancshares does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Asia Bancshares has included in this proxy statement/prospectus certain unaudited prospective financial information regarding its anticipated future operations that were made available to its board of directors and to The Kafafian Group in connection with the analysis and fairness opinion it was engaged to prepare in connection with the potential merger with Cathay. None of Asia Bancshares or The Kafafian Group or any other person makes any representation as to the accuracy of such information or the future performance of Asia Bancshares. The inclusion of such unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such information will be predictive of actual future events nor construed as financial guidance. It should not be relied on and should not be regarded as an indication that Asia Bancshares, or The Kafafian Group or any other person considered, or now considers, this information to be necessarily predictive of actual future results.

        The prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information. Such unaudited prospective financial information reflects numerous estimates and assumptions with respect to Asia Bancshares' performance, industry performance, general business and economic conditions, competition and other matters specific to Asia Bancshares business, all of which are difficult to predict and many of which are beyond the control of Asia Bancshares. There can be no assurance that such unaudited prospective financial information will be predictive or that actual results will not be significantly higher or lower than estimated. For other facts that could cause actual results to differ, please see the sections entitled "Risk Factors" and "Forward-Looking Statements" beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus.

        The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

        The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither Asia Bancshares' independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or the achievability of the results predicted.

        Asia Bancshares does not intend to update or otherwise revise any of such unaudited prospective financial information to reflect circumstances existing after the date made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate, except as may be required by applicable law.

        The following table presents unaudited prospective financial information based upon information of Asia Bank initially prepared in January 2014 and updated in January 2015 that was provided to The Kafafian Group by Asia Bancshares' management. This prospective financial information was reviewed and discussed by Asia Bancshares' management with The Kafafian Group and used and relied on by The Kafafian Group in connection with the issuance of its fairness opinion to the board of directors of Asia Bancshares. At the time the financial forecasts and projections were prepared in January 2014 and updated in January 2015, they represented the best estimates and judgments of Asia Bancshares' management, which prepared the forecasts and projections in good faith.

Summary Financial Forecasts and Projections of Asia Bancshares
for the Years Ending December 31,
(all amounts are approximate)

(Dollars in thousands, except per share data)	2014	2015	2016	2017	2018	2019
Net Income	$5,551	$5,802	$6,051	$6,389	$6,734	$7,096
Shares outstanding	1,460,044	1,460,044	1,460,044	1,460,044	1,460,044	1,460,044
Average diluted shares	1,460,044	1,460,044	1,460,044	1,460,044	1,460,044	1,460,044
Earnings per Share	$3.80	$3.97	$4.14	$4.38	$4.61	$4.86
Total Assets	$496,836	$532,593	$560,389	$590,380	$621,896	$655,013
Total Intangible Assets	0	0	0	0	0	0
Total Equity	76,491	82,293	88,343	94,732	101,466	108,562
Tangible Book Value Per Share	$52.39	$56.36	$60.51	$64.88	$69.49	$74.36
Return on Average Assets	1.14%	1.13%	1.11%	1.11%	1.11%	1.11%
Return on Average Equity	7.46%	7.31%	7.09%	6.98%	6.86%	6.76%
Tangible Equity/ Assets	15.40%	15.45%	15.76%	16.05%	16.32%	16.57%

Structure of the Merger

        The merger agreement provides for the merger of Asia Bancshares with and into Cathay, with Cathay as the surviving entity after the merger. As a result of the merger, Asia Bancshares will cease to exist as a separate entity.

        Simultaneously with the merger, Asia Bancshares' wholly owned bank subsidiary, Asia Bank, will merger with and into Cathay's wholly owned bank subsidiary, Cathay Bank, with Cathay Bank as the surviving entity after the bank merger. As a result of the bank merger, Asia Bank will cease to exist as a separate entity.

        The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement in its entirety.

Merger Consideration

        If the merger is completed, shareholders of Asia Bancshares will receive aggregate merger consideration equal to $126 million less (x) the tax-effected amount of certain expenses of Asia Bancshares related to the transaction, which we refer to as the tax-effected transaction expenses, plus (y) the amount, if any, by which the closing net book value of Asia Bancshares exceeds target net book value of $78.75 million, which we refer to as excess net book value, in each case as calculated pursuant to the merger agreement.

        The tax-effected transaction expenses represent an estimate of the after-tax cost to Asia Bancshares of certain expenses related to the transaction. This amount is calculated by reducing the gross amount of such expenses by the amount of the estimated tax deduction associated with these expenses, which differs based on the type of expense. The tax-effected transaction expenses are calculated under the merger agreement as the sum of (a) 30% of the fee payable pursuant to the Finder's Fee Agreement between Asia Bancshares and Nai-Ching Sun relating to the merger (the "Finder's Fee") plus (b) 0.552 multiplied by the aggregate amount of other costs, expenses, fees or other payments to financial advisors, attorneys, or other third party advisors or representatives in connection with merger plus (c) 0.552 multiplied by 70% of the Finder's Fee plus (d) 0.552 multiplied by the cost of the directors' and officers' liability insurance policy purchased by Asia Bancshares prior to the closing for the benefit of its existing directors and officers plus (e) 0.552 multiplied by the amount of any special bonus Asia Bancshares pays to its current employees prior to the closing, if any. Pursuant to the merger agreement, Asia Bancshares may pay additional compensation to current employees of Asia Bank immediately prior to the closing date of the merger (which we refer to as the special bonus) if and only if (i) after giving effect to such payment, aggregate merger consideration continues to equal or exceed $126 million and (ii) no such payment is an "excess parachute payment" within the meaning of section 280G of the Internal Revenue Code.

        Closing net book value represents an estimate of the consolidated assets of Asia Bancshares at closing minus the consolidated liabilities of Asia Bancshares at closing. The closing net book value of Asia Bancshares is calculated as the sum of (a) net book value as of the most recent month-end balance sheet prior to closing plus (b) the number of days between the most recent month-end balance sheet and the closing date multiplied by the average daily increase in net book value since December 31, 2014 (which approximates the increase in net book value that will occur between the date of the balance sheet and the closing) plus (c) the tax-effected amount of transaction expenses already accrued on the most recent-month end balance sheet or paid prior to the date of such balance sheet (which prevents double-counting since these amounts are separately deducted in calculating aggregate merger consideration) plus (d) the tax-effected amount of the employee pool payments (which are described in more detail in the section entitled "Interests of Certain Persons in the Merger" on page [            ]) that are already accrued on or paid prior to the most recent-month end balance sheet (which prevents a reduction to closing net book value relating to these amounts for which Cathay has agreed to be responsible).

        The merger consideration to be received per share of Asia Bancshares common stock, which we refer to as the per share merger consideration, will be calculated by dividing the aggregate merger consideration by the number of shares of Asia Bancshares common stock outstanding immediately prior to the effective time of the merger.

        As of March 31, 2015, Asia Bancshares' closing net book value was estimated to be $78,791,732, tax-effected transaction expenses were estimated to be $1.2 million and there were 1,460,044.38 shares of common stock outstanding. Assuming that these amounts remained the same at closing, the aggregate merger consideration would be $124,841,732 and the per share merger consideration would be $85.51. However, the exact amount of the aggregate merger consideration and the resulting per share merger consideration will not be known until after shareholders of Asia Bancshares have voted on the merger and the board of directors of Asia Bancshares does not intend to resolicit shareholders at any point. In the worst case scenario, there will be no excess net book value at closing, and the aggregate merger consideration will be $126 million less tax-effected transaction expenses (which based on estimated transaction expenses as of March 31, 2015 would have resulted in aggregate merger consideration of $124,800,000 and per share merger consideration of $85.48). In the best case scenario, there is excess net book value at closing and the aggregate merger consideration and per share merger consideration exceed these amounts, but the Board of Directors of Asia Bancshares does not currently expect the aggregate merger consideration or per share merger consideration to materially exceed $126 million and $86.30, respectively.

        The following table sets forth an illustrative range of potential values for the aggregate merger consideration and per share merger consideration at varying closing net book values and various levels of tax-effected transaction expenses (with the per share merger consideration based on 1,460,044.38 shares outstanding).

Illustrative Ranges of Aggregate Consideration (and Per Share Consideration) at
Different Levels of Closing Net Book Value and Tax-Effected Transaction Expenses

	Closing Net Book Value
Tax-Effected Transaction Expenses	$77,696,050 *	$78,791,732 **	$80,000,000	$81,000,000
$1,200,000***	$124,800,000	$124,841,732	$126,050,000	$127,050,000
	$(85.48)	$(85.51)	$(86.33)	$(87.02)
$1,500,000	$124,500,000	$124,541,732	$125,750,000	$126,750,000
	$(85.27)	$(85.30)	$(86.13)	$(86.81)
$2,000,000	$124,000,000	$124,041,732	$125,250,000	$126,250,000
	$(84.93)	$(84.96)	$(85.79)	$(86.47)

*
Represents estimated closing net book value as of December 31, 2014. The aggregate and per share consideration amounts shown in this column would be the same for any closing net book value below target net book value of $78,750,000.

**
Represents estimated closing net book value as of March 31, 2015.

***
Represents estimated tax-effected transaction expenses as of March 31, 2015.

        Shareholders of Asia Bancshares (other than shares owned by Cathay or Asia Bancshares, or by shareholders that have asserted and not withdrawn dissenters' rights in accordance with the NYBCL) will be entitled to elect to receive, subject to proration, for each share of Asia Bancshares common stock that they own, the per share merger consideration in cash or shares of Cathay common stock. Based on these elections, between 45% to 55% of the outstanding shares of Asia Bancshares common stock will receive Cathay common stock as merger consideration and the remainder will receive cash, however, if the average closing price of Cathay common stock (as defined below) is lower than $20, then 41% of the value of the aggregate merger consideration as measured at closing will be payable in Cathay common stock. The number of shares of Cathay common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio. The exchange ratio is calculated by dividing the per share merger consideration by the volume weighted average price per share of Cathay common stock on the NASDAQ Global Select Market, on each of the 10 consecutive trading days ending on the fifth trading day prior to the date of the merger, which we refer to as the

Cathay average closing price. However, if the Cathay average closing price is less than $20, the exchange ratio is the per share merger consideration divided by $20 and if the Cathay average closing price is greater than $27, the exchange ratio is the per share merger consideration divided by $27.

        On January 20, 2015, the last trading day prior to the approval of the merger agreement by the board of directors, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $23.38. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $23.38, each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or 3.6912 shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $86.30 based on that stock price). On [          ], the last practicable date prior to the mailing of this proxy statement/prospectus, the last reported sale price of Cathay common stock on The NASDAQ Global Select Market was $[          ]. Assuming aggregate merger consideration of $126 million and that the Cathay average closing price was equal to $[          ], each Asia Bancshares shareholder would be entitled to receive either $86.30 per share in cash or [          ] shares of Cathay common stock per share of Asia Bancshares common stock (which would have an implied value of $[          ] based on that stock price). We urge you to obtain current stock price quotations for Cathay common stock.

        The following table sets forth an illustrative range of the cash and stock consideration in respect of the per share merger consideration at various Cathay average closing prices assuming that the aggregate merger consideration is $126 million and the resulting per share merger consideration is $86.30 per share (based on 1,460,044.38 shares outstanding).

Average Closing Price of Cathay Common Stock	Per Share Cash Consideration	Exchange Ratio (number of Cathay Shares received)	Implied Value of Cathay Shares*
$30	$86.30	3.1963	$95.89
$28	$86.30	3.1963	$89.50
$26	$86.30	3.3192	$86.30
$24	$86.30	3.5958	$86.30
$22	$86.30	3.9227	$86.30
$20	$86.30	4.3150	$86.30
$18	$86.30	4.3150	$77.67

*
The implied value of a share is calculated by multiplying the average closing price of Cathay common stock by the applicable exchange ratio.

        Only whole shares of Cathay common stock will be issued in connection with the merger. Accordingly, Asia Bancshares shareholders will receive cash, without interest, in lieu of any fractional share of Cathay common stock they otherwise would be entitled to receive.

Election Procedure

        Election Right.    Subject to the allocation mechanism described in the next section, each Asia Bancshares shareholder will have the right to elect to receive with respect to such shareholder's shares of Asia Bancshares common stock:

  •
  Cathay common stock for all of such shareholder's shares;

  •
  Cash for all of such shareholder's shares; or

  •
  Cathay common stock for some shares and cash for the others.

        Shares of Asia Bancshares common stock with respect to which the shareholder fails to make an effective election prior to the election deadline, or with respect to which the holder properly revokes an effective election but fails to make a subsequent effective election prior to the election deadline, will be deemed to be "undesignated shares," as explained below.

        An Asia Bancshares shareholder who perfects his or her dissenters' rights under the NYBCL will receive the fair value for his or her shares in cash, as determined pursuant to the procedures under the NYBCL and will not receive any merger consideration. See "Dissenters' Rights" below. Any dissenting shares as to which dissenters' rights are not properly exercised will be treated as undesignated shares.

        As described above in "Merger Consideration," because there are limitations on the minimum and maximum amounts of shares of Asia Bancshares common stock, which may be converted into the right to receive Cathay common stock as merger consideration, there is no assurance that a holder of Asia Bancshares common stock will receive the form of consideration that he or she elects with respect to all shares subject to the election.

        Election Form.    An election form and customary transmittal materials containing instructions for use in effecting the surrender of Asia Bancshares stock certificates, in exchange for the merger consideration will be mailed to Asia Bancshares shareholders separately following the mailing of this proxy statement/prospectus and no less than thirty-five (35) days prior to the anticipated effective time of the merger or on such other date as the Asia Bancshares and Cathay mutually agree (the "Mailing Date"). The election form allows an Asia Bancshares shareholder to indicate the number of his or her shares of Asia Bancshares such shareholder elects to convert into Cathay common stock and the number of shares such shareholder elects to convert into cash, or to indicate that the shareholder makes no election. Asia Bancshares and Cathay will make available election forms to persons who become holders of Asia Bancshares common stock between the record date for mailing election forms and the election deadline (as defined below).

        Shareholders of Asia Bancshares common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the election form. Shares of Asia Bancshares common stock as to which the shareholder has not made a valid election prior to the election deadline or as to which the shareholder has revoked an election but has not made a subsequent valid election prior to 5:00 p.m., California time, on the date that is the thirtieth day following the Mailing Date, or such other time as the parties may mutually agree, the "election deadline", will be deemed to be undesignated shares.

        To make a valid election, an Asia Bancshares shareholder must submit a properly completed and signed election form and transmittal materials so that it is actually received by American Stock Transfer and Trust Company, Cathay's exchange agent, on or prior to the election deadline in accordance with the instructions on the election form. An election form will be deemed properly completed only if an election is indicated for each share of Asia Bancshares common stock covered by such election form. Any shareholder who fails to deliver a properly completed election form to the exchange agent on or before the election deadline, or who fails to redeliver a properly completed election form after an election has been revoked on or before the election deadline, will not have made a valid election, and the shares of Asia Bancshares common stock owned by such shareholder will be deemed to be undesignated shares.

        An election may be revoked or changed by the shareholder submitting the election form at or prior to the election deadline. The exchange agent will have reasonable discretion to determine whether any election, revocation, withdrawal or change has been properly or timely made and to disregard immaterial defects in the election forms, and any decisions of Cathay and Asia Bancshares required by the exchange agent and made in good faith in determining such matters will be binding and conclusive. Neither Cathay nor the exchange agent will be under any obligation to notify any shareholder of any defect in any election form. If an election is revoked and any certificates have been transmitted to the exchange agent, Cathay will cause such certificates to be promptly returned without charge to the person submitting the revoked election form upon written request to that effect from the shareholder who submitted such election form.

        All shares of Cathay common stock issued to shareholders of Asia Bancshares in the merger will be deemed issued as of the effective time of the merger, but until Asia Bancshares stock certificates are surrendered for exchange, a shareholder will not receive any dividends or other distributions that may be declared after the effective time with respect to the shares of Cathay common stock into which the Asia Bancshares shares may have been converted. Such dividends or other distributions will accrue, however, and when the Asia Bancshares certificates are surrendered, Cathay will pay any such unpaid dividends or other distributions, as well as any cash into which any of the shares may have been converted, without interest.

        As of the effective time, there will be no transfers on the stock transfer books of Asia Bancshares of any shares of Asia Bancshares common stock. If certificates representing shares of Asia Bancshares common stock are presented to Cathay for any reason after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Asia Bancshares common stock represented by those certificates shall have been converted.

        At any time following the first anniversary of the effective time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity), Cathay will be entitled to require the exchange agent to deliver to it any portion of the merger consideration not disbursed to shareholders of Asia Bancshares common stock, and thereafter such holders shall be entitled to look only to Cathay (subject to abandoned property, escheat or other similar laws) as general creditors with respect to the merger consideration payable upon due surrender of their Asia Bancshares common stock, without interest. Notwithstanding the foregoing, neither Cathay nor the exchange agent will be liable to any Asia Bancshares shareholder for merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        If any certificate for Asia Bancshares common stock has been lost, stolen or destroyed, the exchange agent or Cathay, as applicable, will issue the merger consideration to the holder of such certificate upon the making of an affidavit of such fact by such holder, provided that the exchange agent, in its reasonable discretion and as a condition to such payment, may require the owner of such lost, stolen or destroyed certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

Allocation Calculation

        As described above in "Merger Consideration," pursuant to the merger agreement, a minimum of 45% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock and a maximum of 55% of the outstanding Asia Bancshares shares will be converted into the right to receive Cathay common stock; provided, however, if the Cathay average closing price is less than $20, then the minimum number of Asia Bancshares shares necessary for the stock consideration to represent 41% of the value of the aggregate merger consideration as of the closing will be converted into the right to receive Cathay common stock and the remainder will be converted into the right to receive cash (with this number of shares representing both the maximum and minimum number of shares of Asia Bancshares common stock that can be converted into shares of Cathay common stock in this situation).

        In the following discussion, "stock election shares" means shares of Asia Bancshares common stock with respect to which the shareholder has elected to receive shares of Cathay common stock and "cash election shares" means shares of Asia Bancshares common stock with respect to which the shareholder has elected to receive cash. The "maximum stock conversion number" is the maximum number of shares of Asia Bancshares common stock that can be converted into shares of Cathay common stock under the terms of the merger agreement and the "minimum stock conversion number" is the minimum number of shares of Asia Bancshares common stock that can be converted into shares of Cathay common stock under the terms of the merger agreement.

        Oversubscription of the Stock Consideration.    If the aggregate number of stock election shares is greater than the maximum stock conversion number, then:

  •
  All cash election shares and all undesignated shares will be converted into the right to receive cash.

  •
  The exchange agent will allocate from among the holders of stock election shares, pro rata in accordance with their respective numbers of stock election shares, a sufficient number of stock election shares to be converted into cash consideration until the number of remaining stock election shares equals as closely as practicable the maximum stock conversion number. Each share so allocated will be converted into the right to receive cash, and each remaining stock election share will be converted into Cathay common stock.

        Oversubscription of the Cash Consideration.    If the aggregate number of stock election shares is less than the minimum stock conversion number, then

  •
  All stock election shares will be converted into shares of Cathay common stock.

  •
  The exchange agent will allocate from among the holders of undesignated shares, pro rata in accordance with their respective numbers of undesignated shares, a sufficient number of undesignated shares (which may be all undesignated shares) to be converted into Cathay stock until the sum of such number and the number of stock election shares equals as closely as practicable the minimum stock conversion number, and each share so chosen will be converted into Cathay common stock. All undesignated shares not allocated, if any, will be converted into the right to receive cash.

  •
  If the aggregate number of stock election shares and undesignated shares is less than the minimum stock conversion number, then the exchange agent will allocate from among the holders of cash election shares, pro rata in accordance with their respective numbers of cash election shares, a sufficient number of cash election shares to be converted into Cathay stock so that the sum of such number, the number of all stock election shares and the number of all undesignated shares equals as closely as practicable the minimum stock conversion number. Each share so allocated will be converted into Cathay common stock, and each remaining stock election share will be converted into the right to receive cash.

        Number of Stock Elections is Greater than or Equal to the Minimum Stock Conversion Number and Less than or Equal to the Maximum Stock Conversion Number.

        If the aggregate number of stock election shares is greater than or equal to the minimum stock conversion number and less than or equal to the maximum stock conversion number, then

  •
  Each stock election share will be converted into Cathay common stock.

  •
  Each cash election share and each undesignated share will be converted into the right to receive cash.

        The allocation calculations described above will be prepared by Cathay prior to the effective time and furnished to Asia Bancshares at least two (2) business days prior to the effective time showing the manner of calculation in reasonable detail or to the extent final calculations cannot be prepared prior to the effective time, a preliminary calculation shall be furnished to Asia Bancshares at least two (2) business days prior to the effective time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Cathay common stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent

        Because the stock consideration can fluctuate in value and the exchange ratio is fixed, if the Cathay average price is below $20 or above $27, the economic value of the per share merger consideration received by Asia Bancshares shareholders who receive the Cathay common stock may, as of the date of receipt by them, be more or less than the amount of the per share merger consideration received by Asia Bancshares shareholders who receive cash.

Regulatory Approvals Required for the Merger

        Cathay and Asia Bancshares have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve, the CDBO and the FDIC. Cathay and Asia Bancshares have filed the applications and notifications to obtain the required regulatory approvals.

  Federal Reserve.

        The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve pursuant to the Bank Holding Company Act of 1956, as amended (which we refer to as the "BHC Act"). Cathay has submitted an application pursuant to the BHC Act and Regulation Y seeking the prior approval of the Federal Reserve Board for Asia Bancshares to merge with and into Cathay. The Federal Reserve Board takes into consideration a number of factors when acting on such applications. These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

  FDIC Approval.

        The merger of Asia Bank with and into Cathay Bank is subject to approval by the FDIC pursuant to the Bank Merger Act. Cathay Bank has submitted an application pursuant to the Bank Merger Act seeking the prior approval of the FDIC for Asia Bank to merge with and into Cathay Bank.

        The FDIC takes into consideration a number of factors when acting on applications under the Bank Merger Act. These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders) and future prospects of the combined organization. The FDIC also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The FDIC may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

        In reviewing the convenience and needs of the communities to be serviced, the Federal Reserve and the FDIC will consider the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (which we refer to as the "CRA"). Furthermore, the Bank Merger Act, the BHC Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications. The Federal Reserve and the FDIC take into account the views of third party commenters, particularly on the subject of the merging parties' service to their respective communities, and any comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve and the FDIC.

        Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (which we refer to as the "DOJ") may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve or FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve or FDIC regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

  CDBO.

        The prior approval of the CDBO will be required under the California Financial Code to merge Asia Bank with and into Cathay Bank. In reviewing the merger of Asia Bank with Cathay Bank, the CDBO will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDBO will also take into account the record of performance of the companies and depository institutions concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDBO will take into account CRA ratings when considering approval of the proposed transaction. In considering the merger, the California Financial Code also requires the CDBO to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or shareholders.

        We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. We also cannot assure you that the DOJ will not attempt to challenge the transactions on antitrust grounds or for other reasons and, if such a challenge is made, we cannot assure you as to its result. The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

Board of Directors, Management and Operations After the Merger

        At the effective time of the merger, Asia Bancshares will merge with and into Cathay. As a result, Asia Bancshares will cease to exist as a separate entity, and all of its assets, liabilities and operations will be held and managed by Cathay as the surviving entity in the merger.

        Asia Bancshares' directors will cease to hold board positions at the effective time of the merger. Cathay's boards of directors and principal executive officers will not change as result of the merger.

NASDAQ Listing

        Cathay common stock is listed for trading on The NASDAQ Global Select Market under the symbol "CATY."

Material United States Federal Income Tax Consequences of the Merger

        This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Asia Bancshares common stock who exchange shares of Asia Bancshares common stock for shares of Cathay common stock, cash, or a combination of shares of Cathay common stock and cash pursuant to the merger.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of Asia Bancshares common stock who for United States federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

  •
  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate that is subject to United States federal income tax on its income regardless of its source.

        If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Asia Bancshares common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Asia Bancshares common stock, you should consult your tax advisor.

        This discussion addresses only those Asia Bancshares shareholders that hold their Asia Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular Asia Bancshares shareholders in light of their individual circumstances or to Asia Bancshares shareholders that are subject to special rules, such as:

  •
  financial institutions;

  •
  pass-through entities or investors in pass-through entities;

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark to market method of accounting;

  •
  persons who exercise dissenters' rights;

  •
  persons that hold Asia Bancshares common stock as part of a straddle, hedge, constructive sale or conversion transaction;

  •
  certain expatriates or persons that have a functional currency other than the U.S. dollar;

  •
  persons who are not U.S. holders; and

  •
  shareholders who acquired their shares of Asia Bancshares common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

        In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        The following discussion is based on the Code, its legislative history, existing and proposed regulations, thereunder, and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

        Cathay and Asia Bancshares have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligation of Cathay to complete the merger is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Cathay, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The obligation of Asia Bancshares to complete the merger is conditioned upon the receipt of an opinion from Lamb & Barnosky, counsel to Asia Bancshares, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Neither of these opinions is binding on the Internal Revenue Service or the courts. Cathay and Asia Bancshares have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Asia Bancshares shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

        In addition, because an Asia Bancshares shareholder may not necessarily receive cash and shares of Cathay common stock in the proportion that such shareholder has elected, it will not be possible for holders of Asia Bancshares common stock to determine the specific tax consequences of the merger to them at the time of making the election.

        Tax Consequences of the Merger Generally to Holders of Shares of Asia Bancshares Common Stock.    If the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the tax consequences are as follows:

  •
  gain or loss will be recognized by those holders receiving solely cash for shares of Asia Bancshares common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of Asia Bancshares common stock and such holder's cost basis in such holder's shares of Asia Bancshares common stock;

  •
  no gain or loss will be recognized by those holders receiving solely shares of Cathay common stock in exchange for shares of Asia Bancshares common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Cathay common stock, as discussed in the section entitled "Cash Received Instead of a Fractional Share of Cathay Common Stock");

  •
  gain (but not loss) will be recognized by those holders who receive a combination of shares of Cathay common stock and cash in exchange for shares of Asia Bancshares common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Cathay common stock and cash received by a holder of Asia Bancshares common stock exceeds such holder's cost basis in its Asia Bancshares common stock, and (2) the amount of cash received by such holder of Asia Bancshares common stock (except with respect to any cash received instead of fractional share interests in Cathay common stock, as discussed in the section entitled "Cash Received Instead of a Fractional Share of Cathay Common Stock");

  •
  the aggregate basis of the Cathay common stock received in the merger will be the same as the aggregate basis of the Asia Bancshares common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in Cathay common stock), and further decreased by any basis attributable to fractional share interests in Cathay common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in Cathay common stock for which cash is received); and

  •
  the holding period of Cathay common stock received in exchange for shares of Asia Bancshares common stock will include the holding period of the Asia Bancshares common stock for which it is exchanged.

        If holders of Asia Bancshares common stock acquired different blocks of Asia Bancshares common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Asia Bancshares common stock and such holders' cost basis and holding period in their shares of Cathay common stock may be determined with reference to each block of Asia Bancshares common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Cathay common stock received in the exchange should be allocated among different blocks of Asia Bancshares common stock and with respect to identifying the basis or holding periods of the particular shares of Cathay common stock received in the merger.

        Gain that holders of Asia Bancshares common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Asia Bancshares common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Asia Bancshares common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns Cathay stock other than Cathay stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder's particular circumstances, including the application of the constructive ownership rules, holders of Asia Bancshares common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

        Cash Received Instead of a Fractional Share of Cathay Common Stock.    A holder of Asia Bancshares common stock who receives cash instead of a fractional share of Cathay common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of Cathay common stock for cash. As a result, a holder of Asia Bancshares common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the cost basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

        Backup Withholding and Information Reporting.    Payments of cash to a holder of Asia Bancshares common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Cathay and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment

        Cathay prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The merger will be accounted for using the acquisition method of accounting. Cathay will be treated as the acquirer for accounting purposes.

Dissenters' Rights

        Holders of Asia Bancshares common stock entitled to vote on the adoption of the agreement are entitled to dissent from the merger and obtain the fair value of their Asia Bancshares common stock in cash in accordance with the procedures established by New York law.

        Sections 623 and 910 of the NYBCL provide that, if the merger is consummated, holders of Asia Bancshares common stock entitled to vote at the special meeting on the adoption of the agreement who object to the merger in writing prior to the vote by the holders of Asia Bancshares common stock on the adoption of the agreement and who follow the procedures specified in Section 623 (summarized below), will have the right to receive cash payment of the fair value of their Asia Bancshares common stock. A copy of Section 623 and Section 910 of the NYBCL is attached as Appendix D to this proxy statement/prospectus. The express procedures of Section 623 must be followed precisely; if they are not, a holder of Asia Bancshares common stock will lose his or her right to dissent. As described more fully below, such "fair value" would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that holders of Asia Bancshares common stock exercising dissenters' rights will receive consideration equal to or greater than the value of the Cathay common stock to be owned by them and/or cash paid to them following completion of the merger.

        The statutory procedures outlined below are complex. What follows is a summary, which is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL. Holders of Asia Bancshares common stock wishing to exercise their dissenters' rights should consult with their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

        Any holder of Asia Bancshares common stock who is entitled to vote on the adoption of the agreement will have the right to receive a cash payment of the fair value of his or her Asia Bancshares common stock and the other rights and benefits provided in Section 623, if such shareholder:

  •
  does not vote in favor of the adoption of the agreement; and

  •
  files with Asia Bancshares a written objection to the merger prior to the vote by the holders of Asia Bancshares common stock on the adoption of the agreement. The written objection must include:

  •
  notice of the holder of Asia Bancshares common stock's election to dissent;

  •
  the name and residence address of the dissenting holder of Asia Bancshares common stock;

  •
  the number of shares of Asia Bancshares common stock as to which the holder of such common stock dissents; and

  •
  a demand for payment of the fair value of such Asia Bancshares common stock if the agreement is consummated.

        A vote against adoption of the agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the agreement will not waive an Asia Bancshares shareholder's right to receive payment if the shareholder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the agreement. If a shareholder abstains from voting on adoption of the agreement, this will not waive his or her dissenter's rights so long as the appropriate written objection to the merger is properly and timely filed. Since a signed proxy left blank will be voted for adoption of the agreement, any Asia Bancshares shareholder who wishes to exercise his or her dissenter's rights must either vote against adoption of the agreement or abstain. Written objection at this time may not be required from any shareholder to whom Asia Bancshares did not give proper notice of the special meeting of Asia Bancshares shareholders contemplated by this proxy statement/prospectus.

        A holder of Asia Bancshares common stock may not dissent as to less than all Asia Bancshares common stock held of record that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of Asia Bancshares common stock as to less than all Asia Bancshares common stock of such owner held of record by the nominee or fiduciary.

        All written objections to the merger and notices of election to dissent should be addressed to:

Asia Bancshares, Inc.
135-34 Roosevelt Avenue
Flushing, New York 11354
Attention: Jeffrey Hsu

        If the agreement is adopted by holders of Asia Bancshares common stock, within 10 days after such approval, Asia Bancshares will give written notice of the approval by registered mail to each holder of Asia Bancshares common stock who filed a timely written objection or from whom objection was not required, except for any shareholder who voted in favor of adoption of the agreement. Any holder of Asia Bancshares common stock from whom objection was not required and who elects to dissent must file with Asia Bancshares, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the amount of Asia Bancshares common stock as to which he or she dissents and a demand for payment of the fair value for his or her Asia Bancshares common stock.

        Either at the time of filing of the notice of election to dissent or within one month thereafter, a dissenting Asia Bancshares shareholder must submit the certificates representing his or her dissenting Asia Bancshares shares to Asia Bancshares. Asia Bancshares shall note conspicuously on the certificates that a notice of election has been filed and will then return the certificates to the shareholder. Any Asia Bancshares shareholder who fails to submit his or her certificates for notation within the required time shall, at the option of Asia Bancshares upon written notice to such Asia Bancshares shareholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter's rights unless a court, for good cause shown, otherwise directs.

        Within 15 days after the expiration of the period within which Asia Bancshares shareholders may file their notices of election to dissent, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after Asia Bancshares shareholders adopt the agreement), Asia Bancshares will make a written offer by registered mail to each Asia Bancshares shareholder, who has filed a notice of election, to pay for his or her dissenting shares at a specified price, which Asia Bancshares considers to be their fair value. If the merger has occurred, Asia Bancshares must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters' rights. The offer must be made at the same price per share to all the dissenting Asia Bancshares shareholders. If, within 30 days after the making of an offer, Asia Bancshares and any dissenting Asia Bancshares shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such Asia Bancshares shares.

        If Asia Bancshares fails to make an offer to dissenting Asia Bancshares shareholders within the 15-day period described above, or if it makes the offer and any dissenting Asia Bancshares shareholder fails to agree with Asia Bancshares within 30 days thereafter upon the price to be paid for his or her shares, Asia Bancshares is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York for the County of Queens to determine the rights of dissenting Asia Bancshares shareholders and to fix the fair value of their shares. If Asia Bancshares fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting shareholder does not institute a proceeding within the 30-day period, all dissenters' rights are lost unless the court, for good cause shown, otherwise directs.

        During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date Asia Bancshares shareholders voted to adopt the agreement, taking into consideration the nature of the transaction giving rise to the shareholder's right to receive payment for his or her dissenting shares and its effects on Asia Bancshares and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the merger to the date of payment unless the court finds that an Asia Bancshares shareholder's refusal to accept Asia Bancshares' offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds that the Asia Bancshares shareholder's refusal to accept Asia Bancshares' offer was arbitrary, vexatious or otherwise not in good faith, in which case Asia Bancshares' costs will be assessed against any or all dissenting Asia Bancshares shareholders who are parties to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Asia Bancshares shareholder's costs against Asia Bancshares if it finds that the fair value of the shares as determined materially exceeds the amount which Asia Bancshares offered to pay, or that no offer or advance payment was made by Asia Bancshares, or that Asia Bancshares failed to institute such special proceeding within the specified period, or that the action of Asia Bancshares in complying with its obligations under Section 623 was arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the proceeding, Asia Bancshares shall pay to each dissenting Asia Bancshares shareholder the amount found to be due him or her, upon the shareholder's surrender of all certificates representing dissenting shares.

        The enforcement by an Asia Bancshares shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the shareholder withdraws his or her notice of election or the merger is abandoned), except that the shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. An Asia Bancshares shareholder's notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Asia Bancshares, but no withdrawal may be made later than 60 days from the completion of the merger (unless Asia Bancshares failed to make a timely offer) without the written consent of Asia Bancshares. In order for a withdrawal of an Asia Bancshares shareholder's notice of election to be effective, it must be accompanied by a return to Asia Bancshares of any advance payment made to such shareholder.

        If the merger is approved by the requisite vote of the shareholders of Asia Bancshares at the special meeting, then following the closing of merger, Cathay will assume the obligations of Asia Bancshares under Section 623.

Interests of Certain Persons in the Merger

        In considering the recommendation of Asia Bancshares' board of directors to vote "FOR" the adoption of the merger agreement, shareholders of Asia Bancshares common stock should be aware that certain officers of Asia Bancshares and its wholly owned subsidiary, Asia Bank, and members of the board of directors of Asia Bancshares and Asia Bank may have interests in the transaction that are different from, or in addition to, the interests of shareholders of Asia Bancshares' common stock generally. The members of the board of directors of Asia Bancshares were made aware of these differing interests and potential conflicts, and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders of Asia Bancshares that the merger be approved.

        Severance and Retention Benefits.    Pursuant to the merger agreement, Asia Bancshares and Cathay agreed to pay certain severance, retention and retirement benefits to the executive officers of Asia Bank. As a result, prior to the closing date of the merger, Asia Bank will make the following payments to the individuals listed below, subject to each individual's continued employment with Asia Bank through the payment date.

Name	Retention Payment
Jen-Tai Tsai	918,272
Wu-Hsing Liao	693,837
Kathy Huang	381,646
Shou-Wen Hsu	354,738
Chean-Kuo Cheng	175,569
Phuong L. Quach	98,074
Lei-Lei Kong	73,398

        In addition, Shou Wen Hsu, the Chief Lending Officer and Executive Vice President of Asia Bank will be paid the sum of $100,000 provided that he accepts full time employment from Cathay Bank following the merger and that he remains an employee of Cathay Bank for a period of two years after the closing of the merger. The payment of this retention benefit will be made to Mr. Hsu following the two-year anniversary of his employment by Cathay Bank.

        Indemnification and Insurance.    The merger agreement provides that for six (6) years after the effective time of the merger, Cathay will indemnify and hold harmless each of the present and former directors and officers of Asia Bancshares and its subsidiaries against any judgments, fines, losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees) and amounts paid in settlement arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger.

        The merger agreement further provides that, prior to closing, Asia Bancshares will purchase a six (6)-year prepaid directors' and officers' liability insurance "tail policy" that provides directors' and officers' liability insurance covering those persons who are currently covered by Asia Bancshares' directors' and officers' liability insurance policies with coverage no less favorable, as a whole, than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the effective time of the merger.

THE MERGER AGREEMENT

        This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Cathay or Asia Bancshares. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Cathay makes with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. The merger agreement contains representations and warranties by Cathay, on the one hand, and by Asia Bancshares, on the other hand, which were made solely for the benefit of the other party for purposes of that agreement. The representations, warranties and covenants made in the merger agreement by Cathay and Asia Bancshares were qualified and subject to important limitations agreed to by Cathay and Asia Bancshares in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts about Cathay or Asia Bancshares at the time they were made or otherwise. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and were qualified by the matters contained in the confidential disclosure schedules that Cathay and Asia Bancshares each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Information about Cathay and Asia Bancshares is set forth elsewhere in this proxy statement/prospectus and in the case of Cathay, other public filings made with the SEC, which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ].

Structure of the Merger

        Asia Bancshares will merge with and into Cathay, and Asia Bancshares will cease to exist. Simultaneously with the merger of Asia Bancshares into Cathay, Asia Bancshares' bank subsidiary, Asia Bank, will merge with and into Cathay's bank subsidiary, Cathay Bank, and Asia Bank will cease to exist.

        As described in detail in the section entitled "The Merger—Merger Consideration," upon completion of the merger, shareholders of Asia Bancshares (other than shares owned by Cathay or Asia Bancshares, or by shareholders that have asserted and not withdrawn dissenters' rights in accordance with the NYBCL) will be entitled to receive for each share of Asia Bancshares common stock that they own, the per share merger consideration in cash or shares of Cathay common stock based upon the elections made by shareholders of Asia Bancshares, subject to pro ration.

Effective Time

        The closing of the merger will take place on the later of (i) May 15, 2015 and (ii) the fifth (5th) business day after the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Asia Bancshares and Cathay may agree in writing; provided that Cathay will have a one-time option to postpone the closing for up to 30 days beyond the date on which the closing would otherwise occur by providing written notice, specifying the date on which the postponed closing shall occur, to Asia Bancshares not less than two (2) business days prior to the anticipated closing.

        On the closing date, Asia Bancshares and Cathay shall file (i) with the Secretary of State of the State of New York, a certificate of merger, executed in accordance with, and containing such information as is required by, the relevant provisions of the New York law, and (ii) with the Secretary of State of the State of Delaware, a certificate of merger, executed in accordance with, and containing such information as is required by, the relevant provisions of Delaware law. The merger will become effective at such time as the certificates of merger have been filed with the Secretary of State of the State of New York and Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the certificates of merger, in accordance with the relevant provisions of New York and Delaware law.

Organizational Documents

        At the effective time, the amended and restated certificate of incorporation and the amended and restated bylaws of Cathay will become the certificate of incorporation and bylaws of the surviving company.

Conduct of Business Prior to Effective Time

        From January 20, 2015 until the effective time of the merger, except as expressly required or permitted by the merger agreement, as required by applicable law, pursuant to certain exceptions or with the prior written consent of Cathay, Asia Bancshares shall, and shall cause each of its subsidiaries to:

  •
  conduct its business in the ordinary course;

  •
  use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties; and

  •
  take no action that is intended to or would reasonably be expected to result in the failure of any of the conditions to the merger.

        The merger agreement also provides that, during the period from January 20, 2015, until the effective time of the merger, Asia Bancshares will not, except as expressly required or permitted by the merger agreement, as required by applicable law, pursuant to certain exceptions or with the prior written consent of Cathay, among other things:

  •
  incur any indebtedness for borrowed money (other than intercompany indebtedness), assume, guarantee, endorse or otherwise, as an accommodation, become responsible for the obligations of any other person;

  •
  (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock, except any dividends paid by any of Asia Bancshares' subsidiaries to Asia Bancshares or any of its wholly owned subsidiaries; or (iii) (A) issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any equity-based awards or interests or other rights of any kind to acquire its capital stock, or (B) enter into any contract, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

  •
  sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets to any person other than a wholly owned subsidiary, in each case except in the ordinary course of business consistent with past practice or for permitted liens, or cancel, release, prepay, redeem, defease, repurchase, assign or otherwise acquire any indebtedness or guarantees to any such person or any claims held by any such person;

  •
  acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other person, other than a wholly owned subsidiary of Asia Bancshares, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person or property or assets of any other person, in each case other than a wholly owned subsidiary of Asia Bancshares;

  •
  terminate any material contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any material contract, in each case except in the ordinary course of business consistent with past practice, or enter into any contract that would constitute a material contract or renew any material contract other than any contract which is terminable by Asia Bancshares or its subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice;

  •
  except as required by any existing Asia Bancshares benefit plan or as required by applicable law, (i) become a party to, enter into, adopt, amend or terminate (or commit to become a party to, enter into, adopt, amend or terminate) any Asia Bancshares benefit plan (or arrangement that had it existed as of the date hereof, would have been a Asia Bancshares benefit plan), (ii) increase, in any manner, the compensation or benefits payable to any current or former employee, officer, director or other service provider of Asia Bancshares or any of its subsidiaries or pay any amounts to any such individual not otherwise due, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (other than a bonus to current employees immediately prior to the closing date of the merger (with such bonus being treated as a transaction expense for purposes of the purchase price adjustment), provided that such bonus would not reduce the aggregate merger consideration below $126 million or be treated as an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code), (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of Asia Bancshares or any of its subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate the employment of any individual with annual target compensation in excess of $150,000;

  •
  commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements (A) involving only monetary remedies with a value not in excess of $25,000, with respect to any individual litigation, claim, suit, action or proceeding or $50,000, in the aggregate and (B) that does not involve or create an adverse precedent for any litigation, claim, suit action or proceeding that is reasonably likely to be material to Asia Bancshares and its subsidiaries (or following the closing, Cathay and its subsidiaries) and (ii) the commencement of any litigation, claim, suit action or proceeding in the ordinary course of business consistent with past practice;

  •
  waive or release any rights or claims material to Asia Bancshares and its subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

  •
  amend its articles of incorporation and bylaws, or otherwise take any action to exempt any person from any provision of its articles of incorporation and bylaws, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned subsidiaries);

  •
  restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

  •
  take any action that is intended or expected to result in any of the conditions to the merger not being satisfied;

  •
  implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP;

  •
  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law or as requested by any governmental entity;

  •
  make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law;

  •
  except for loans or commitments for loans that have been approved by Cathay prior to January 20, 2015, without prior consultation with Cathay, (1) make or acquire any individual loan or issue a commitment (or renew or extend an existing commitment) for any individual loan if under the Company's credit policies previously made available to Cathay such loan or commitment would require the approval of the board of directors of Asia Bancshares or (2) without prior consultation with Cathay, enter into agreements relating to, or consummate purchases or sales of, whole individual loans pursuant to Asia Bancshares' credit policies previously made available to Cathay such loan or commitment would require the approval of the board of directors of Asia Bancshares;

  •
  make application for the opening, relocation, renovation or closing of any, or open, relocate, renovate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

  •
  make any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;

  •
  materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

  •
  terminate or allow to lapse any permit or amend a permit in a manner that adversely impacts the ability to conduct its business in any material respect;

  •
  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Law), request any material tax ruling, settle or compromise any material tax proceeding, or surrender any claim for a material refund of taxes;

  •
  take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  (i) cancel or permit to lapse any material intellectual property, or (ii) disclose to any third party, other than representatives of Cathay or pursuant to a confidentiality agreement, any trade secret included in the intellectual property in a way that results in loss of trade secret protection;

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing prohibited actions.

        In addition, the merger agreement provides that from January 20, 2015 until the effective time of the merger, except as expressly required or permitted by the merger agreement, as required by applicable law, pursuant to certain exceptions or with the prior written consent of Asia Bancshares, Cathay will not:

  •
  amend its articles of incorporation or bylaws in a manner that would adversely affect Asia Bancshares shareholders adversely relative to other holders of Cathay common stock upon receipt of the merger consideration;

  •
  take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

  •
  take any action that is intended or expected to result in any of the conditions to the merger not being satisfied.

Regulatory Matters

        Cathay and Asia Bancshares have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. However, notwithstanding the foregoing, nothing in the merger agreement will require Cathay to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory approvals that would reasonably be expected to, individually or in the aggregate, materially impair the anticipated benefits to Cathay and its subsidiaries of the merger, which we refer to as a burdensome condition.

Cathay Covenants Relating to Employee Matters

        Under the merger agreement, Cathay agrees to provide all Asia Bank's employees as of the effective time of the merger, for as long such employees remain employed by Cathay or its subsidiaries, with compensation opportunities and employee benefits that are substantially comparable in the aggregate to the compensation opportunities and employee benefits provided to similarly situated employees of Cathay and its subsidiaries. This commitment will be deemed satisfied if Cathay continues the compensation opportunities and employee benefit plans generally provided to Asia Bancshares employees immediately prior to the effective time of the merger.

        Cathay further agrees that, with respect to any employee benefit plans of Cathay or its subsidiaries providing benefits to any Asia Bank employee after the effective time of the merger, Cathay shall:

  •
  use commercially reasonable efforts to waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Cathay benefit plans that provide health care benefits in which such employees first become eligible to participate; and

  •
  recognize all service of such Asia Bank employees since their most recent date of hire by Asia Bank with respect to any Cathay benefit plan, provided that such recognition will not apply to the extent it would result in the duplication of benefits for the same period of service and further will not apply with respect to any defined benefit retirement plan or benefit plan that provides retiree welfare benefits or any benefit plan that is a frozen plan or provides grandfathered benefits.

        To the extent permitted by Cathay's applicable 401(k) plan, Cathay shall permit the Asia Bank employees who are then actively employed to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, but excluding loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Asia Bank employees from Asia Bank's 401(k) plan to Cathay's 401(k) plan.

        Cathay and Asia Bancshares have also agreed to establish a pool of up to $3.8 million to fund severance, retention and retirement commitments to certain employees of Asia Bank, subject to reduction to the extent necessary to ensure that no such payment would be treated as an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code. In addition, prior to the closing date of the merger, Asia Bancshares has committed to pay amounts due in respect of annual and other short-term incentive plans, with any payments due in respect of performance periods that are ongoing as of the closing date to be prorated based on the portion of the performance period elapsed as of such date. Cathay has also agreed to continue the employment of certain employees of Asia Bank for two years following the closing date of the merger or to pay severance to any such employee upon his or her earlier involuntary termination of employment without cause.

Indemnification and Insurance

        The merger agreement provides that for six (6) years after the effective time of the merger, Cathay will indemnify and hold harmless each of Asia Bancshares' directors and officers against any judgments, fines, losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees) and amounts paid in settlement.

        The merger agreement further provides that, prior to closing, Asia Bancshares will purchase a six (6) year prepaid directors' and officers' liability insurance "tail policy" that provides directors' and officers' liability insurance covering those persons who are currently covered by Asia Bancshares' directors' and officers' liability insurance policies with coverage no less favorable, as a whole, than the terms of such current insurance coverage with respect to claims arising from or related to facts or events, which occurred at or prior to the effective time of the merger.

Non-Solicitation

        The merger agreement provides that Asia Bancshares shall, and shall cause each of its affiliates and its and their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively "representatives"):

  •
  to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Cathay) that may be ongoing with respect to a Company Takeover Proposal (as defined below); and

  •
  not to, directly or indirectly, (1) solicit, initiate, encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.

        Asia Bancshares further shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any standstill or confidentiality provision in any agreement to which Asia Bancshares is a party other than any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal; provided that if the Asia Bancshares board of directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be in violation of the directors' fiduciary duties under applicable Law, Asia Bancshares may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Asia Bancshares board of directors, a Company Takeover Proposal, conditioned upon such third party agreeing that Asia Bancshares shall not be prohibited from providing any information to Cathay (including regarding any such Company Takeover Proposal).

        If at any time after January 20, 2015 and prior to obtaining Asia Bancshares shareholder approval, Asia Bancshares or any of its representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any person, that did not result from Asia Bancshares' or its representatives' breach of the non-solicitation provisions of the merger agreement, and if the Asia Bancshares board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably expected to lead to a Company Superior Proposal (as defined below) and that the failure to take such action would be in violation of the directors' fiduciary duties under applicable law, then Asia Bancshares and its representatives may, (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Asia Bancshares to the person who has made such Company Takeover Proposal; provided, that Asia Bancshares shall concurrently with the delivery to such person, provide to Cathay any non-public information concerning Asia Bancshares that is provided or made available to such person or its representatives, unless such non-public information has been previously provided to Cathay; and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its representatives regarding such Company Takeover Proposal. Asia Bancshares shall promptly (and in any event within 24 hours) notify Cathay if Asia Bancshares furnishes non-public information and/or enters into discussions or negotiations with a third-party.

        Asia Bancshares will promptly (and in no event later than 24 hours after receipt) notify Cathay in writing in the event that Asia Bancshares or any of its representatives receives a Company Takeover Proposal or a request for information relating to Asia Bancshares that is reasonably likely to lead to or that contemplates a Company Takeover Proposal. The notice will include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof. Asia Bancshares shall keep Cathay reasonably informed, on a current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Cathay copies of any correspondence, proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal).

Company Adverse Recommendation Change

        The Asia Bancshares board of directors shall not (each of the following a "Company Adverse Recommendation Change"):

  •
  fail to recommend that its shareholders approve the merger agreement or fail to include its recommendation in this proxy statement/prospectus;

  •
  change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Cathay, its recommendation in favor of the merger agreement;

  •
  take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act;

  •
  adopt, approve or recommend, or publicly propose to adopt, approve or recommend to Asia Bancshares shareholders a Company Takeover Proposal;

  •
  fail to recommend against a Company Takeover Proposal or fail to reaffirm the Asia Bancshares board of directors' recommendation in favor of the merger agreement, in either case within three business days after a request by Cathay to do so (or such fewer number of business days as remains prior to the special meeting; or

        In addition, the Asia Bancshares board of directors shall not authorize, cause or permit Asia Bancshares to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an acceptable confidentiality agreement in accordance with the terms of the merger agreement).

        However, prior to the time Asia Bancshares shareholder approval is obtained, but not after, the Asia Bancshares board of directors may make a Company Adverse Recommendation Change with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of the merger agreement, if and only if, prior to taking such action, the Asia Bancshares board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) the failure to take such action would constitute a violation of the Asia Bancshares board of directors' fiduciary duties under applicable law;

        Prior to making a Company Adverse Recommendation Change, Asia Bancshares must provide Cathay at least five business days' prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal. Asia Bancshares shall also provide to Cathay a copy of the Company Superior Proposal and any related agreements or documentation and will negotiate in good faith with Cathay during such notice period to enable Cathay to propose revisions to the terms of the merger agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal. At the end of the notice period, the Asia Bancshares board of directors will consider in good faith any revisions to the terms of the merger agreement proposed by Cathay, and determine, after consultation with its independent financial advisors and outside legal counsel, whether the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal and whether the failure of the Asia Bancshares board of directors to change its recommendation would violate the directors' fiduciary duties under applicable law.

        For purposes of the above, "Company Takeover Proposal" means any inquiry, proposal or offer from any person (other than Cathay) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Asia Bancshares, (B) any acquisition of 15% or more of the outstanding Asia Bancshares common stock or securities of Asia Bancshares representing more than 15% of the voting power of Asia Bancshares, (C) any acquisition (including the acquisition of stock in any subsidiary of Asia Bancshares) of assets or businesses of Asia Bancshares, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of Asia Bancshares, (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding Asia Bancshares common stock or securities of Asia Bancshares representing more than 15% of the voting power of Asia Bancshares or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Asia Bancshares common stock (or voting power of securities of Asia Bancshares other than Asia Bancshares common stock) involved is 15% or more.

        "Company Superior Proposal" means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Asia Bancshares, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Asia Bancshares common stock or more than 50% of the assets of Asia Bancshares, taken as a whole and (B) that the Asia Bancshares board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, is reasonably likely to be completed on the terms proposed on a timely basis, is not subject to any due diligence contingency, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to the merger agreement proposed by Cathay in response to such Company Takeover Proposal), is more favorable to Asia Bancshares shareholders from a financial point of view than the merger.

The Special Meeting

        Asia Bancshares shall take all action necessary in accordance with applicable laws and its organizational documents to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after the effective date of this proxy statement/prospectus, hold a meeting of its shareholders for the purpose of obtaining the Asia Bancshares shareholder approval.

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the Chairman of the board of directors of Asia Bancshares may adjourn the special meeting to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

        The special meeting may not be postponed, adjourned or otherwise delayed except (i) with the prior written consent of Cathay or (ii) to the extent required by applicable law for Asia Bancshares' shareholders to review any supplemental or amended disclosure which Asia Bancshares has determined in good faith (after consultation with outside counsel) is necessary under applicable law. If an adjournment is permitted pursuant to the preceding sentence, the Chairman of the board of directors of Asia Bancshares may adjourn the special meeting to a later date or dates and no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. Except as expressly permitted under the merger agreement and as described above in "—Company Adverse Recommendation

Change," the Asia Bancshares board of directors shall continue to recommend that Asia Bancshares shareholders vote in favor of the merger and include such recommendation in this proxy statement/prospectus and Asia Bancshares shall solicit, and use its reasonable best efforts to obtain, the shareholder approval at the special meeting. However, if the Asia Bancshares board of directors has effected a Company Adverse Recommendation Change, then Asia Bancshares board of directors may submit the merger agreement to its shareholders without recommendation.

Conditions to the Merger

        The obligations of Cathay and Asia Bancshares to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of the following conditions:

  •
  approval of the Agreement and Plan of Merger by Asia Bancshares shareholders holding not less than two-thirds of the shares of Asia Bancshares common stock that are outstanding and entitled to vote at the special meeting;

  •
  the authorization for listing on The NASDAQ Global Select Market of the Cathay common stock to be issued in the transaction;

  •
  the receipt of required regulatory approvals of the Federal Reserve, the FDIC and the CDBO in respect of the merger and the bank merger and expiration of all statutory waiting periods;

  •
  the absence of any order, injunction, decree, law or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any other transaction contemplated by the merger agreement;

  •
  the Cathay average closing price on The NASDAQ Global Select Market being equal to or exceeding $17.50.

        In addition, Cathay's obligation to effect the merger is subject to satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Asia Bancshares must be true and correct at and as of January 20, 2015 and at and as of the closing date as though made at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to the materiality standards provided in the merger agreement, and Cathay shall have received a certificate signed by and executive officer of Asia Bancshares certifying, on behalf of Asia Bancshares, to the foregoing effect;

  •
  Asia Bancshares shall have complied in all material respects with the obligations required to be performed by it under the merger agreement at or prior to the closing date, and Cathay shall have received a certificate signed by an executive officer of Asia Bancshares certifying, on behalf of Asia Bancshares, to the foregoing effect;

  •
  since January 20, 2015, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement) on Asia Bancshares, and Cathay shall have received a certificate signed by an executive officer of Asia Bancshares certifying, on behalf of Asia Bancshares, to the foregoing effect;

  •
  receipt by Cathay of a tax opinion from Wachtell, Lipton, Rosen & Katz to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the consummation of the merger, the bank merger and the other transactions contemplated by the merger agreement will not result in a burdensome condition;

  •
  receipt of all material consents and approvals (other than the required regulatory approvals described above) required for consummation of the merger, the bank merger and the other transactions contemplated by the merger agreement;

  •
  receipt by Cathay of copies of title insurance policies for certain of Asia Bancshares' properties.

        In addition, Asia Bancshares's obligation to effect the merger is subject to satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Cathay must be true and correct at and as of January 20, 2015 and at and as of the closing date as though made at and as of the closing date (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), subject to the materiality standards provided in the merger agreement, and Asia Bancshares shall have received a certificate signed by an executive officer of Cathay certifying, on behalf of Cathay, to the foregoing effect;

  •
  Cathay shall have complied in all material respects with the obligations required to be performed by it under the merger agreement at or prior to the closing date, and Asia Bancshares shall have received a certificate signed by an executive officer of Cathay certifying on behalf of Cathay, to the foregoing effect;

  •
  since January 20, 2015, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Cathay, and Asia Bancshares shall have received a certificate signed by an executive officer of Cathay certifying, on behalf of Cathay, to the foregoing effect;

  •
  receipt by Asia Bancshares of a tax opinion from Lamb & Barnosky, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

        If these conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See "—Termination."

Termination

        The Agreement and Plan of Merger may be terminated prior to the effective time of the merger:

  •
  by mutual consent of Cathay and Asia Bancshares;

  •
  by either party, if the merger has not been consummated on or prior to December 31, 2015 (the "End Date"); provided, however, that the right to terminate at the End Date will not be available to any party if the failure of the Closing to occur by such date shall be due to a material breach of the merger agreement by such party;

  •
  by either party, if any governmental entity issues an order permanently restraining, enjoining or otherwise prohibiting the merger;

  •
  by either party, if the Asia Bancshares special meeting is held and the requisite shareholder approval is not obtained;

  •
  by either party, if the other party is in material breach of the merger agreement and fails to cure such breach within the time periods provided;

  •
  by Cathay, if prior to the receipt of Asia Bancshares' shareholders' approval, the board of directors of Asia Bancshares makes a Company Adverse Recommendation Change or if Asia Bancshares materially breaches any of its obligations relating to holding its special meeting of shareholders and not soliciting any Company Takeover Proposals;

  •
  by either party, if following the fifth trading day preceding the expected closing date, the Cathay average closing price is less than $17.50 (subject to the obligation of the parties to negotiate in good faith over a period of not less than six months (the "Negotiation Period") to restructure the transactions and deal terms), provided that if at any time during the Negotiation Period the Cathay average closing price equals or exceeds $17.50, the closing shall occur as provided under the merger agreement.

Termination Fee

        In the event the merger agreement is terminated in the following circumstances, Asia Bancshares is required to pay to Cathay a termination fee of $4 million:

  •
  by Cathay, if prior to the receipt of Asia Bancshares' shareholders' approval, the Asia Bancshares board of directors makes a Company Adverse Recommendation Change;

  •
  by Cathay, if prior to the receipt of Asia Bancshares' shareholders' approval, Asia Bancshares materially breaches any of its obligations relating to holding its special meeting of shareholders and not soliciting any Company Takeover Proposal;

  •
  by Cathay or Asia Bancshares, if a Company Takeover Proposal has been made known to the board of directors or senior management of Asia Bancshares or is made directly to Asia Bancshares shareholders generally or has been publicly announced and, thereafter, the merger agreement is terminated because (i) the End Date is reached without Asia Bancshares shareholders having approved the merger agreement, (ii) the Asia Bancshares shareholders failed to approve the merger agreement at the special meeting or (iii) Asia Bancshares materially breaches the merger agreement; and at any time on or prior to the twelve (12) month anniversary of such termination, Asia Bancshares enters into an alternative transaction within the definition of Company Takeover Proposal (whether or not involving the same Company Takeover Proposal made known prior to the termination, as described above), provided that all references to "Company Takeover Proposal" in this context will have the same meaning described above in "Non-Solicitation," except that all references there to "15%" shall instead be references to "50%."

Representations and Warranties

        The Agreement and Plan of Merger contains customary mutual representations and warranties by each party relating to, among other things: corporate organization; capitalization; corporate authority; consents and approvals; reports; financial statements; broker's fees; absence of certain changes or events; legal proceedings; compliance with applicable law; agreements with regulatory agencies; and reorganization.

        In addition, Asia Bancshares makes representations and warranties relating to, among other things: taxes and tax returns; employee benefit matters; certain contracts; risk management instruments; environmental liability; investment securities and commodities; property; intellectual property; related party transactions; state takeover laws; company information; loan matters; loan portfolio; insurance; and opinion of financial advisor, and Cathay has made representations and warranties relating to availability of financing for the merger.

        A material adverse effect means, with respect to Asia Bancshares or Cathay, as the case may be, any fact, change, event, occurrence, condition or development which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated by the merger agreement. However, a material adverse effect with respect to clause (i) of the preceding sentence shall not be deemed to include the impact of (A) changes after the date of the merger agreement in GAAP, (B) changes after the date of the merger agreement in laws of general applicability to companies in the industries in which such party and its subsidiaries operate, (C) changes after the date of the merger agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such party and its subsidiaries operate, (D) the announcement of this merger agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

        The representations and warranties of the parties do not survive the effective time of the merger.

VOTING AND SUPPORT AGREEMENTS

        Certain directors and executive officers of Asia Bancshares and their family members who beneficially own in the aggregate 622,868.94 shares of Asia Bancshares common stock, or approximately [            ]% of the outstanding shares of Asia Bancshares common stock as of the record date, have entered into voting agreements with Cathay in the form attached to this proxy statement/prospectus as Appendix C (the "voting and support agreements").

        Under the voting and support agreements, these shareholders have agreed that, at any meeting of Asia Bancshares' shareholders and on every action or approval by written consent of the shareholders, they will vote:

  •
  in favor of the adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger;

  •
  against any action, proposal, transaction, or agreement that relates to a competing proposal for Asia Bancshares, without regard to the terms of such proposal; and

  •
  against any action, proposal, transaction or agreement that would reasonably be likely to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Asia Bancshares contained in the merger agreement, or of the shareholder contained in the voting and support agreement or (ii) prevent, materially impede or materially delay Asia Bancshares' or Cathay's ability to consummate the transactions contemplated by the merger agreement, including the merger.

        These shareholders also have agreed (with some limited exceptions) not to (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a "Transfer"), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Transfer of any shares, (b) deposit any shares into a voting trust, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b) prior to the earlier to occur of consummation or termination of the merger agreement pursuant to its terms. Cathay may in its discretion waive any of its rights under the voting and support agreements.

 COMPARISON OF CATHAY COMMON STOCK WITH ASIA BANCSHARES COMMON STOCK

        As a result of the merger, holders of Asia Bancshares common stock who receive Cathay common stock will become shareholders of Cathay. As a holder of Cathay common stock, you will have similar (but not identical) rights to those that you currently have with your shares of Asia Bancshares common stock.

        The discussion below is a summary of various rights of shareholders and is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the amended and restated certificate of incorporation and bylaws of Cathay and the amended certificate of incorporation and amended and restated bylaws of Asia Bancshares as well as the provisions of New York, Delaware and federal law.

Authorized Capital Stock

  Cathay

        Cathay's authorized capital stock consists of: (a) 100,000,000 shares of common stock, par value $0.01 per share and (b) 10,000,000 shares of preferred stock, par value $0.01 per share. The Cathay board of directors is authorized, without further shareholder action, to issue other shares of preferred stock with such designations, preferences and rights as the Cathay board of directors may determine.

  Asia Bancshares

        Asia Bancshares' amended certificate of incorporation authorizes 2,000,000 shares of common stock, par value $10.00 per share, and 250,000 shares of preferred stock, par value $0.01 per share. Subject to the limitations in Asia Bancshares' amended certificate of incorporation, the Asia Bancshares board of directors is authorized, without further shareholder action, to issue shares of preferred stock with such designations, preferences and rights as the Asia Bancshares board of directors may determine.

Issuance of Common Stock

  Cathay

        As of March 31, 2015, there were 79,901,042 shares of Cathay common stock issued and outstanding and 4,207,565 shares of Cathay common stock held in treasury. There are no shares of Cathay preferred stock that are issued and outstanding.

  Asia Bancshares

        As of December 31, 2014, there were 1,460,044.38 shares of Asia Bancshares common stock issued and outstanding. There are no shares of Asia Bancshares preferred stock that are issued and outstanding.

Liquidation Rights

  Cathay

        In the event that Cathay is liquidated, the holders of Cathay common stock are entitled to share, on a pro rata basis, Cathay's remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of preferred stock, if any, outstanding. The Cathay board of directors is authorized to determine the liquidation rights of any other preferred stock that may be issued.

  Asia Bancshares

        In the event that Asia Bancshares is liquidated, the holders of Asia Bancshares common stock are entitled to share, on a pro rata basis, Asia Bancshares' remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of preferred stock, if any, outstanding. The Asia Bancshares board of directors is authorized to determine the liquidation rights of any other preferred stock that may be issued.

Preemptive Rights

  Cathay

        Cathay's shareholders do not have preemptive rights to subscribe to any additional securities that may be issued by Cathay.

  Asia Bancshares

        Asia Bancshares' shareholders do not have preemptive rights to subscribe to any additional securities that may be issued by Asia Bancshares.

Voting Rights

  Cathay

        All voting rights are currently vested in the holders of Cathay common stock with each share being entitled to one vote. Cathay's shareholders generally do not have cumulative voting rights for the election of directors. However, if any shareholder controls 40% or more of Cathay's voting stock, Cathay's shareholders are permitted to cumulate their votes in the election of directors.

  Asia Bancshares

        All voting rights are currently vested in the holders of Asia Bancshares common stock with each share being entitled to one vote. Asia Bancshares' shareholders do not have cumulative voting rights for the election of directors.

Shareholder Action without a Meeting

  Cathay

        Subject to the rights of the holders of any class or series of preferred stock of Cathay, any action required or permitted to be taken by the shareholders of Cathay must be effected at an annual or special meeting of shareholders of Cathay and may not be effected by any consent in writing by such shareholders.

  Asia Bancshares

        Any action required or permitted to be taken by Asia Bancshares shareholders by vote at an annual or general meeting may, in lieu of a meeting, be taken by unanimous written consent of holders of all outstanding shares entitled to vote on such action.

Shareholder Vote on Certain Business Combinations

  Cathay

        Cathay's amended and restated certificate of incorporation provides that certain transactions with an "interested shareholder" or its affiliates or associates be approved by 80% or more of the voting power of the then-outstanding shares of stock of Cathay entitled to vote in the election of directors

(the "voting stock"), voting together as a single class. Such supermajority approval is not required if the transaction in question (i) is approved by a majority of disinterested directors of Cathay or (ii) satisfies (if the transaction involves any cash or other consideration to the shareholders of Cathay solely in their capacity as shareholders of Cathay) certain price and procedural requirements. An "interested shareholder" is defined as (a) a person who is, or has publicly disclosed a plan or intention to become, a beneficial owner of more than 10% of the voting power of the voting stock or (b) an affiliate or associate of Cathay as defined under the Securities Exchange Act of 1934, who at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% of more of the voting power of the then-outstanding voting stock. The affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, is required to alter, amend or repeal this provision of Cathay's amended and restated certificate of incorporation.

  Asia Bancshares

        Under Section 903 of the NYBCL, the consummation by Asia Bancshares of a merger or consolidation requires the approval of the board of directors and two-thirds of the votes of all outstanding shares entitled to vote thereon.

        In addition, Asia Bancshares' amended certificate of incorporation provides that any merger or consolidation of Asia Bancshares or any sale, lease, exchange or other disposition of all or substantially all of its assets to or with any other corporation, person or other entity, requires the affirmative vote of the holders of at least 75% of the outstanding shares of stock of Asia Bancshares entitled to vote at a meeting called for that purpose. However, the preceding sentence does not apply if the board of directors approves such action by a resolution adopted by 75% of the members of the board of directors. Additionally, the voting requirement mentioned above does not apply if: (i) the action does not change any shareholder's relative voting power in such successor entity; (ii) the action provides for the application of the voting provisions on a business combination that are contained in Asia Bancshares' amended certificate of incorporation (without any amendment, change, alteration or deletion) to apply to any successor of Asia Bancshares; or (iii) the action transfers all or substantially all of Asia Bancshares' assets to a wholly-owned subsidiary of Asia Bancshares.

Special Meetings of Shareholders

  Cathay

        Special meetings of Cathay shareholders, unless otherwise prescribed by statute, may only be called, at any time, by the Chairman of the board of directors, the President or by a majority of the members of the board of directors.

  Asia Bancshares

        Special meetings of Asia Bancshares shareholders may only be called, at any time, by the Chairman of the board of directors, the President or by the members of the board of directors.

Dividends

        The payment of dividends by any bank or bank holding company is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. State laws also limit a bank's ability to pay dividends.

  Cathay

        Dividends may be paid on Cathay common stock when, as and if declared by the Cathay board of directors out of funds legally available for the payment of dividends. In addition, the Cathay board of directors may issue other preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends.

        The ability of Cathay to pay dividends depends on its ability to receive dividends or other distributions from its subsidiaries. The limitations and restrictions imposed by statute or regulation may limit the amount of dividends

  Asia Bancshares

        Asia Bancshares amended and restated bylaws provide that, subject to applicable law, Asia Bancshares may declare and pay dividends at such times and in such amounts as the board of directors may, in its absolute discretion, determine and designate.

Amendment of Certificate of Incorporation and Bylaws

  Cathay

        The Delaware General Corporation Law authorizes a corporation's board of directors to make various changes of an administrative nature to its certificate of incorporation, including increasing the number of outstanding shares in proportion to a stock split or stock dividend in the corporation's own shares. Other amendments to a corporation's certificate of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and must be approved by a majority of all votes entitled to be cast by each class of shareholders that has a right to vote on the amendment.

        Cathay's amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Cathay entitled to vote generally in the election of directors shall be required to alter, amend or repeal certain provisions in such certificate of incorporation, such as those regarding action by written consent, amendment of bylaws, election of directors or business combinations with interested shareholders. The Cathay board of directors may, by a majority vote of the directors, amend Cathay's amended and restated bylaws (however, if there is an interested shareholder at the time, the amendment requires the approval of a majority of the disinterested directors). The shareholders of Cathay also have power to amend Cathay's amended and restated Bylaws by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Cathay entitled to vote generally in the election of directors.

  Asia Bancshares

        Under New York law, and subject to limited exceptions, amendments to the certificate of incorporation must be approved by vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that provisions of the certificate of incorporation requiring a greater or class vote may only be amended by such greater or class vote. In addition, an amendment that negatively affects, in certain ways, holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series.

        The amended certificate of incorporation of Asia Bancshares expressly requires the affirmative vote of 80% of the shares entitled to vote in the election of directors to amend the provisions governing: (i) the restriction on certain business combinations involving a person that is the beneficial owner of twenty percent or more of the outstanding shares of stock of Asia Bancshares; (ii) the ability of the board of directors to oppose a tender or other offer of Asia Bancshares common stock; and (iii) the minimum vote required to amend the provisions of the certificate of incorporation described in (i) and (ii) of this sentence.

        Asia Bancshares' amended and restated bylaws provide that the bylaws may be amended, repealed or suspended by the vote of the shareholders holding a majority of the shares entitled to vote in an election of directors. Other than a bylaw fixing the number of directors (the amendment of which requires the vote of the shareholders holding a majority of the shares entitled to vote in an election of directors), the bylaws may also be amended, repealed or suspended by the vote of a majority of the entire board of directors. Any bylaw adopted by the board of directors may be amended, repealed or suspended by shareholders entitled to vote as stated above.

Board of Directors

  Cathay

        Cathay's amended and restated certificate of incorporation provides that the board must be staggered, divided into three classes, as nearly equal in number as reasonably possible. Cathay's board currently consists of twelve (12) members, each of whom has a staggered three-year term.

  Asia Bancshares

        Asia Bancshares' amended and restated bylaws provide that each director serves until the next annual meeting of the shareholders and until his/her successor is duly elected and qualified. Asia Bancshares' board currently consists of 11 members.

Nomination to the Board of Directors

  Cathay

        Only persons who are nominated in accordance with the procedures set forth in the Cathay amended and restated bylaws shall be eligible for election as directors. Nominations of persons for election to the board of directors of Cathay may be made at the direction of the board of directors or by the nominating committee thereof or, to the extent authorized by applicable law, by any shareholder of Cathay who is a shareholder of record at the time of notice provided for in the Cathay amended and restated bylaws, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the bylaws and with applicable law.

  Asia Bancshares

        Asia Bancshares' amended and restated bylaws provide that any nominations by shareholders for directors to be elected at an annual meeting of shareholders must be submitted to the Secretary in writing by shareholders holding at least 5% of the outstanding common stock of Asia Bancshares not later than the close of business on the 30th day immediately preceding the date of the meeting. Nominations not made in accordance with the preceding requirement may be disregarded in the discretion of the chairman or presiding officer of the meeting.

Removal

  Cathay

        Cathay's directors may be removed from office prior to the expiration of their term only for cause and upon the vote of at least 80% of the combined voting power of the company.

  Asia Bancshares

        Asia Bancshares' amended and restated bylaws provide that, subject to the rights of the holders of preferred stock, any or all of the directors may be removed, either with or without cause, at any time by a majority vote of the shareholders present at any meeting called for such purpose.

Vacancies

  Cathay

        Under Cathay's amended and restated bylaws, and subject to the rights of the holders of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though there may be less than a quorum of the board of directors; provided, however, that in the event that at the time of such vacancy or newly created directorship any stockholder owns 10% or more of Cathay's outstanding common stock, then, in addition to the vote of a majority of the remaining directors then in office, the filling of such vacancy or newly created directorship will require the approval of a majority of the directors who are unaffiliated with the 10% stockholder.

        Any director appointed to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. If the number of directors is changed, any increase or decrease shall be apportioned among the three board classes so as to make all classes as nearly equal in number as possible. If, consistent with the preceding requirement, the increase or decrease may be allocated to more than one class, the increase or decrease may be allocated to any such class the board of directors selects in its discretion.

  Asia Bancshares

        Under New York law, vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by a vote of the stockholders unless the certificate of incorporation or bylaws provide otherwise. Under New York law, newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board for any reason (except the removal of directors without cause) may be filled by vote of the board unless a provision of the certificate of incorporation or the by-laws, provides that such newly created directorships or vacancies shall be filled by vote of the shareholders.

        Pursuant to the amended and restated bylaws of Asia Bancshares, subject to the rights of the holders of preferred stock, vacancies on the board of directors, including newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of the shareholders present at a duly called meeting, except vacancies not exceeding one-third (1/3) of the entire board, without regard to such vacancy, may be filled by the affirmative vote of a majority of the directors then in office. Pursuant to New York law, a director elected to fill a vacancy, unless elected by the stockholders, shall hold office until the next meeting of stockholders at which the election of directors is in the regular order of business, and until such director's successor has been elected and qualified. Pursuant to the bylaws of Asia Bancshares, directors elected to fill a vacancy shall hold office for the balance of the unexpired term.

Dissenters' Rights

  Cathay

        Under Delaware Law, appraisal rights are generally available for shares of any class or series of a corporation in a merger or consolidation; provided that, except in certain circumstances, no such rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 shareholders; and further provided that no rights are available to shareholders of the surviving corporation if the merger does not require their approval.

  Asia Bancshares

        Under New York law, stockholders may, under certain circumstances, exercise a right of dissent from certain corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, dissenters' rights are available under New York law to any stockholder of a constituent corporation in the event of a merger if such stockholder is entitled to vote upon the merger and the stock held by such stockholder is not listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Neither Asia Bancshares' amended and restated certificate of incorporation nor its amended bylaws grant any dissenters' rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements set forth in the NYBCL in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Limitation of Personal Liability of Directors and Officers

  Cathay

        Under the Delaware General Corporation Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation's certificate of incorporation, Delaware Law requires indemnification if the director or officer is wholly successful on the merits of the action. Cathay's amended and restated certificate of incorporation and amended and restated bylaws provide that Cathay shall indemnify its directors, officers, employees and its agents to the fullest extent authorized by law.

  Asia Bancshares

        Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding related to service as a director or officer, except for stockholder derivative suits, if the director or officer acted in good faith and for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, or, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, by (i) the board of directors upon the written opinion of independent legal counsel or (ii) the stockholders. Further, New York law permits a corporation to purchase directors and officers insurance.

        Asia Bancshares' amended and restated bylaws provide that the directors and officers of the corporation shall be indemnified to the fullest extent permitted under New York law. The board of directors, may also, in its discretion, cause Asia Bancshares to maintain insurance for the indemnification of directors and officers, covering any expenses incurred in any proceeding and any liabilities asserted against any of them in such capacity, except that no insurance may provide for indemnification in connection with material acts of active and deliberate dishonesty. The board of directors may also, in its discretion, provide indemnification to the employees of Asia Bancshares to the same extent as provided to its directors and officers, and maintain liability insurance for employees with regard to their actions on behalf of the Asia Bancshares.

Anti-Takeover Provisions

  Cathay

        The Delaware General Corporation Law provides that a stockholder acquiring more than 15% of the outstanding voting shares of the corporation (an "interested stockholder") but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction, which resulted in the stockholder becoming an interested stockholder, or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Cathay has not opted out of this provision.

        In addition, Cathay's amended and restated certificate of incorporation provides that certain combinations with a stockholder acquiring more than 10% of the outstanding voting shares of the corporation must be approved by the affirmative vote of at least 80% of the outstanding voting stock that is not owned by the such 10% interested stockholder unless the transaction is either approved by a majority of disinterested directors or the offer meets certain fair price provisions.

  Asia Bancshares

        Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested stockholder for a period of five years following the interested stockholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested stockholder's becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested stockholder is generally a stockholder owning at least 20% of a corporation's outstanding voting stock. In addition, New York corporations may not engage at any time with any interested stockholder in a business combination other than: (i) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested stockholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (iii) a business combination in which the interested stockholder pays a formula price designed to ensure that all other stockholders receive at least the highest price per share that is paid by the interested stockholder and that meets certain other requirements.

        A corporation may opt out of the interested stockholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its bylaws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. Asia Bancshares' amended certificate of incorporation expressly provides that the provisions of Section 912 of the NYBCL shall apply to any business combination of the corporation.

INFORMATION ABOUT CATHAY

Cathay General Bancorp

  Cathay General Bancorp
  777 North Broadway
  Los Angeles, California 90012
  Phone: (213) 625-4700

        Cathay, headquartered in Los Angeles, California, is a Delaware corporation and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Cathay is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 33 branches in California, nine branches in New York State, one in Massachusetts, two in Houston, Texas, three in Washington State, three in the Chicago, Illinois area (and one drive-through location), one in New Jersey, one in Nevada, one in Hong Kong and representative offices in Taipei and Shanghai.

        As of March 31, 2015, Cathay had total assets of approximately $11.9 billion, total loans of approximately $9.0 billion, total deposits of approximately $9.1 billion and approximately $1.6 billion in shareholders' equity.

        Cathay common stock trades on The NASDAQ Global Select Market under the symbol "CATY."

INFORMATION ABOUT ASIA BANCSHARES

Asia Bancshares, Inc.

  Asia Bancshares, Inc.
  135-34 Roosevelt Avenue
  Flushing, New York 11354

        Asia Bancshares is a New York corporation which is registered as a bank holding company under the BHC Act. Asia Bancshares is the parent of Asia Bank, a national banking association. As of December 31, 2014, Asia Bancshares and its subsidiaries had consolidated total assets of $533.2 million, deposits of $ 453.1 million and stockholders' equity of $77.7 million. Asia Bancshares had 69 full-time and 11 part-time employees as of December 31, 2014.

        Asia Bancshares was incorporated under the laws of New York State in 1986. At the direction of the board of directors, pursuant to a plan of reorganization, the former stockholders of Asia Bank became the stockholders of Asia Bancshares. Since commencing business, Asia Bancshares has functioned primarily as the holder of all of Asia Bank's common stock. Asia Bancshares has two other direct wholly-owned subsidiaries, Asia Realty Corp. and Asia Realty II Corp., each of which is a New York State corporation and is used to hold other real estate owned property recovered in the foreclosure of a mortgage held by Asia Bank.

        Asia Bank has one wholly owned subsidiary, Asia Real Estate Corp., a Delaware corporation that owns a commercial building (leased to five tenants) and a residential condominium, both located in Rockville, Maryland.

        As of December 31, 2014, Asia Bank employed 80 full-time equivalent individuals on a full- and part-time basis. There are no employees of its subsidiaries.

        Asia Bancshares' principal executive offices are located at 135-34 Roosevelt Avenue, Flushing, New York 11354. Asia Bancshares' telephone number is (718) 961-6721. For additional information about Asia Bancshares, see "Where You Can Find More Information" beginning on page [        ].

  Market Area

        Asia Bank attracts deposits through its branches in Manhattan and Queens, New York and in Rockville, Maryland. All of the consumers and businesses that it serves are located within the communities where its branches are located.

        Asia Bank's primary lending market includes the New York City metropolitan area. Within Asia Bank's lending market, the majority of businesses are considered small businesses, and lending tends to be concentrated within commercial real estate and small professional businesses. Asia Bank makes loans for office and retail properties, industrial properties, professional offices, parking garages and other commercial projects. Asia Bank also makes permanent mortgage loans for multifamily housing developments.

  Regulation and Supervision

        Federal banking laws, regulations and policies, as well as New York State laws, extensively regulate Asia Bancshares and Asia Bank, including prescribing standards relating to capital, earnings, dividends, the repurchase or redemption of shares, loans or extensions of credit to affiliates and insiders, internal controls, information systems, internal audit systems, loan documentation, credit underwriting, asset growth, impaired assets and loan-to-value ratios. The regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  Regulatory Agencies

        Asia Bancshares is a legal entity separate and distinct from Asia Bank and its other subsidiaries. As a bank holding company, Asia Bancshares is regulated under the BHC Act, and is subject to inspection, examination and supervision by the Federal Reserve.

        Asia Bank is organized as a national bank and is subject to extensive regulation and supervision by the Office of the Comptroller of the Currency (the "OCC"), as its chartering agency, and by the FDIC, as its insurer of deposits. Asia Bank must file reports with the OCC and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other depository institutions in which Asia Bank would be the surviving entity. Furthermore, Asia Bank is periodically examined by the OCC and the FDIC to assess compliance with various regulatory requirements, including safety and soundness considerations.

  Description of Asia Bancshares Properties

        Asia Bancshares itself owns no physical properties. The corporate headquarters of Asia Bancshares are located at 135-34 Roosevelt Boulevard, Flushing, New York in space leased and partially occupied by Asia Bank as a branch. Asia Bank occupies three additional locations, including branches in Elmhurst and Manhattan and a branch in Rockville, Maryland. Asia Bank, owns in fee the buildings in which it operates a branch at 82-62 Broadway, Elmhurst, NY, and 23 Chatham Square New York, NY. Asia Real Estate Corporation, a subsidiary of Asia Bank, owns in fee the building in which Asia Bank operates a branch at 650 Hungerford Drive Rockville, MD. Asia Bank also occupies the premises at 135-11 Roosevelt Avenue, Flushing, NY as its loan center under an operating lease agreement. Management believes that the physical facilities are suitable and adequate and at present are being fully utilized.

        The premises owned by Asia Real Estate Corporation at 650 Hungerford Drive Rockville, MD, is a commercial office building with five additional units that are leased to third parties pursuant to lease agreements. The premises owned by Asia Real Estate Corporation at 648 Ivy League Lane Rockville, MD is a single family residential condominium leased to a third party.

  Asia Bancshares' Legal Proceedings

        There are no legal proceedings currently pending against Asia Bancshares.

        In April 2014, an adversary proceeding was commenced against Asia Bank in the United States Bankruptcy Court for the District of New Jersey by Charles A. Stanziale, Jr., as the Chapter 7 Trustee for 15 Engle Street, LLC and Kim's Provisions, Co., Inc. (Case No. 12-21053). While neither Kim's Provisions nor 15 Engle Street were borrowers of Asia Bank, both of the debtor entities were controlled by Ki Kim who was the guarantor of commercial loans made by Asia Bank to two borrowers, 152 Northern, LLC and Le Monde Vert, LLC. In the adversary proceeding, the U.S. Bankruptcy Trustee sought to recover from Asia Bank certain amounts allegedly paid indirectly by Mr. Kim to Asia Bank as payment of those borrowers' loan obligations to Asia Bank. The total amount of those alleged payments was $430,850.49. In February 2015, Asia Bank and the U.S. Bankruptcy Trustee reached a settlement in the adversary proceeding, whereby Asia Bank agreed to pay the U.S. Bankruptcy Trustee the sum of $107,771.62. The settlement of this matter is currently pending approval of the U.S Bankruptcy Court.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ASIA BANCSHARES

Critical Accounting Policies

        The discussion and analysis of the Company's consolidated balance sheets and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

        Management of the Company considers the following to be critical accounting policies:

        Accounting for the allowance for credit losses involves significant judgments and assumptions by management, which have a material impact on the carrying value of net loans. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances as described in "Allowance for Credit Losses" below.

Highlights

  •
  Basic earnings per share remained the same of $3.68 per share for 2014 compared to $3.68 per share for 2013.

  •
  Total loans increased $15.0 million, or 3.6%, between 2013 and 2014, to $429.5 million at December 31, 2014, compared to $414.5 million at December 31, 2013.

Statement of Operations Review

Net Income

        Net income for 2014, was $5,369,000, representing a slight increase when compared to net income for 2013 of $5,367,000. Basic earnings per share for 2014 was $3.68 compared to $3.68 for 2013 due primarily to an increase in net interest income of $445,000 and a decrease in the provision for loan losses of $511,000, which were partially offset by higher other operating expenses of $264,000 and lower wire transfer fee income of $102,000.

        Return on average stockholders' equity was 6.91% and return on average assets was 1.07% for 2014, compared to a return on average stockholders' equity of 7.42% and a return on average assets of 1.13% for 2013.

Financial Performance

	Twelve months ended December 31,
	2014	2013
Net income	$5,369	$5,367
Basic earnings per common share	$3.68	$3.68
Return on average assets	1.07%	1.13%
Return on average total stockholders' equity	6.91%	7.42%
Efficiency ratio	47.94%	46.78%

Net Interest Income Before Provision for Credit Losses

        Net interest income before provision for credit losses increased $445,000, or 2.2%, to $20.6 million for 2014 compared to $20.1 million for 2013. The increase was due primarily to the increase in loan interest income as a result of the $15.0 million increase in average loan balances.

        The net interest margin was 4.17% for 2014, compared to 4.41% for 2013. The decrease in the net interest margin was due mainly to the decrease in the yield on interest bearing assets.

        For 2014, the yield on average interest-earning assets was 4.55% and the cost of funds on average interest-bearing liabilities was 0.53%. In comparison, for 2013, the yield on average interest-earning assets was 4.81% and the cost of funds on average interest-bearing liabilities was 0.54%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased to 4.02% for 2014 from 4.27% for 2013.

        The following table sets forth certain information relating to the Company's consolidated statements of financial condition and its consolidated statements of income for the periods indicated and reflects average interest-earning assets, average interest-bearing liabilities, and the average yields and rates paid on those assets and liabilities for 2014 and 2013. Average outstanding amounts included in the table are daily averages.

Interest-Earning and Interest-Bearing Liabilities
	Twelve months ended December 31,
	2014			2013
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate(1)(2)	Average Balance	Interest Income/ Expense	Average Yield/ Rate(1)(2)
Interest earning assets:
Commercial loans	$14,324	$699	4.88%	$14,738	$769	5.22%
Residential mortgage loans	2,345	132	5.63	2,575	154	5.98
Commercial mortgage loans	402,309	21,163	5.26	382,358	20,660	5.40
Real estate construction loans	1,384	85	6.14	10	1	6.74
Other loans and leases	29	4	13.79	54	8	14.81

Total loans and leases(1)	420,391	22,083	5.25	399,735	21,592	5.40
Taxable securities	2,222	103	4.64	2,376	112	4.71
Federal Funds Sold	31,000	97	0.31	30,750	87	0.28
Federal Home Loan Bank stock	1,377	83	6.03	1,377	83	6.03
Interest bearing deposits	38,462	87	0.23	21,778	59	0.27

Total interest-earning assets	493,452	22,453	4.55	456,016	21,933	4.81

Non-interest earning assets:
Cash and due from banks	3,115			2,682
Other non-earning assets	13,231			16,383

Total non-interest earning assets	16,346			19,065
Less: Allowance for loan losses	(5,769)			(5,636)
Deferred loan fees	(440)			(360)

Total assets	$503,589			$469,085

Interest bearing liabilities:
Interest bearing demand accounts	$20,696	$72	0.35	$20,785	$71	0.34
Money market accounts	93,427	426	0.46	86,930	406	0.47
Savings accounts	62,324	124	0.20	60,042	118	0.20
Time deposits	181,482	1,274	0.70	168,741	1,226	0.73

Total interest-bearing deposits	357,929	1,896	0.53	336,498	1,821	0.54

Non-interest bearing liabilities:
Demand deposits	67,637			59,814
Other liabilities	2,324			2,375
Total equity	75,699			70,398

Total liabilities and equity	$503,589			$469,085

Net interest spread(3)			4.02%			4.27%

Net interest income(3)		$20,557			$20,112

Net interest margin(3)			4.17%			4.41%

(1)
Yields and amounts of interest earned include loan fees. Non-accrual loans are included in the average balance.

(2)
Calculated by dividing net interest income by average outstanding interest-earning assets.

(3)
Net interest income, net interest spread, and net interest margin on interest-earning assets have been adjusted to a fully taxable-equivalent basis using a statutory federal income tax rate of 35%.

        The following table summarizes the changes in interest income and interest expense on a tax equivalent basis attributable to changes in volume and changes in interest rates:

Taxable-Equivalent Net Interest Income–Changes Due to Rate and Volume(1)
	Twelve months ended December 31, 2014-2013 Increase (Decrease) in Net Interest Income Due to:
(Dollars in thousands)	Changes in Volume	Changes in Rate	Total Change
Interest-earning assets:
Loans and leases	1,096	(605)	491
Taxable securities	(7)	(2)	(9)
Federal Home Loan Bank stock	—	—	—
Deposits with other banks	39	(11)	28
Federal funds sold	1	9	10

Total changes in interest income	1,129	(609)	520

Interest-bearing liabilities:
Interest bearing demand accounts	1	—	1
Money market accounts	30	(10)	20
Savings accounts	5	1	6
Time deposits	90	(42)	48
	—	—	—
	—	—	—
	—	—	—

Total changes in interest expense	126	(51)	75

Changes in net interest income	1,003	(558)	445

(1)
Changes in interest income and interest expense attributable to changes in both volume and rate have been allocated proportionately to changes due to volume and changes due to rate.

Provision for Credit Losses

        Provision for credit losses was $278,000 for 2014 compared to $789,000 for 2013. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2014. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the

Asia Bank's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	For the twelve months ended December 31,
	2014	2013
	(In thousands)
Charge-offs:
Commercial loans	$—	$—
Construction loans	—	—
Real estate loans(1)	256	669
	—	—

Total charge-offs	256	669

Recoveries:
Commercial loans	—	32
Construction loans	—	—
Real estate loans(1)	7	7
	—	—
	—	—

Total recoveries	7	39

Net charge-offs	$249	$630

(1)
Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-Interest Income

        Non-interest income, which includes revenues from depository service fees, wire transfer fees, and other sources of fee income, was $1,083,000 for 2014, a decrease of $185,000, or 14.6%, compared to $1,268,000 for 2013. The decrease in non-interest income in 2014 was primarily due to a decrease of $185,000 in wire transfer fees as a result of decreased emphasis on this service during 2014.

Non-Interest Expense

        Non-interest expense increased $430,000, or 4.0%, to $11,283,000 in 2014 compared to $10,853,000 in 2013 primarily as a result of higher director fees paid in 2014 as well as additional professional fees paid in relation to the proposed merger. The efficiency ratio was 47.94% in 2014 compared to 46.78% in 2013.

Income Taxes

        The effective tax rate for 2014 was 46.7% compared to 44.9% for 2013. The effective tax rate increased in 2014 as a result of the higher proportion of income earned in New York City during 2014 compared to 2013.

Financial Condition

Assets

        Total assets were $533.2 million at December 31, 2014, an increase of $58.5 million, or 12.3%, from $474.7 million at December 31, 2013, primarily due to a $15 million increase in loans and a $53.1 million increase in deposits.

Loans

        Gross loans were $429.5 million at December 31, 2014, an increase of $15.0 million, or 3.6%, from $414.5 million at December 31, 2013, primarily due to increases of $11.9 million in commercial mortgage loans. The following table sets forth the classification of loans by type, mix, and percentage change as of the dates indicated:

	December 31, 2014	% of Gross Loans	December 31, 2013	% of Gross Loans	% Change
	(Dollars in thousands)
Type of Loans
Commercial real estate	$375,398	87.41%	$373,654	90.15%	0.47%
Construction and land development	2,921	0.68	253	0.06	1054.55
Residential real estate	45,044	10.49	35,826	8.64	25.73
Commercial and Industrial	1,999	0.47	1,098	0.26	82.06
Consumer	4,103	0.95	3,630	0.89	13.03

Gross loans	$429,465	100%	$414,461	100%	3.62%
Allowance for loan losses	(5,764)		(5,735)		0.51
Unamortized deferred loan fees	(435)		(455)		(4.40)

Total loans, net	$423,266		$408,271		3.67%

Non-performing Assets

        Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans, and other real estate owned. The Asia Bank's policy is to place loans on non-accrual status if interest and/or principal is past due 90 days or more, or in cases where management deems the full collection of principal and interest unlikely. After a loan is placed on non-accrual status, any previously accrued but unpaid interest is reversed and charged against current income and subsequent payments received are generally first applied towards the outstanding principal balance of the loan. The loan is generally returned to accrual status when the borrower has brought the past due principal and interest payments current and, in the opinion of management, the borrower has demonstrated the ability to make future payments of principal and interest as scheduled.

        The loan portfolio is reviewed on a regular basis for problem loans. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of the loan agreements. Such loans are placed under closer supervision with consideration given to placing the loans on non-accrual status, the need for an additional allowance for loan losses, and (if appropriate) partial or full charge-off.

        The ratio of non-performing assets to total assets was 1.33% at December 31, 2014, compared to 1.79% at December 31, 2013. Total non-performing assets decreased $1.4 million, or 16.5%, to $7.1 million at December 31, 2014, compared to $8.5 million at December 31, 2013, primarily due to repayments of nonaccrual loans.

        As a percentage of gross loans plus OREO, Asia Bank's non-performing assets decreased to 1.65% at December 31, 2014, from 2.04% at December 31, 2013. The non-performing portfolio loan coverage ratio, defined as the allowance for loan losses to non-performing loans, increased to 81.3% at December 31, 2014, from 67.57% at December 31, 2013.

        The following table presents non-performing assets and troubled debt restructurings (TDRs) at December 31, 2014 compared to December 31, 2013:

(Dollars in thousands)	December 31, 2014	December 31, 2013	% Change
Non-performing assets
Accruing loans past due 90 days or more	$—	$—	—
Non-accrual loans:
Commercial real estate loans, excluding land loans	1,367	2,209	(38)
Commercial loans	90	383	(77)
Residential mortgage loans	5,633	5,896	(4)

Total non-accrual loans:	$7,090	$8,488	(16)

Total non-performing loans	7,090	8,488	(16)
Other real estate owned	—	—	—

Total non-performing assets	$7,090	$8,488	(16)

Accruing troubled debt restructurings (TDRs)	$259	$—	100
Allowance for loan losses	$5,764	$5,735	1
Allowance for off-balance sheet credit commitments	56	56	—

Allowance for credit losses	$5,820	$5,791	1

Total gross loans outstanding, at period-end	$429,465	$414,461	4
Allowance for loan losses to non-performing loans, at period-end	81.30%	67.57%
Allowance for loan losses to gross loans, at period-end	1.34%	1.38%

Non-accrual Loans

        At December 31, 2014, total non-accrual loans were $7.1 million, a decrease of $1.4 million, or 16.5%, from $8.5 million at December 31, 2013. The allowance for the collateral-dependent loans is calculated based on the difference between the outstanding loan balance and the value of the collateral as determined by recent appraisals, sales contracts, or other available market price information. The allowance for collateral-dependent loans varies from loan to loan based on the collateral coverage of the loan at the time of designation as non-performing. Non-accrual loans also include those troubled debt restructurings that do not qualify for accrual status.

Impaired Loans

        A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement based on current circumstances and events. The assessment for impairment occurs when and while such loans are on non-accrual as a result of delinquency status of over 90 days or receipt of information indicating that full collection of principal is doubtful, or when the loan has been restructured in a troubled debt restructuring. Non-accrual impaired loans, including TDRs, are not returned to accrual status unless the unpaid interest has been brought current and full repayment of the recorded balance is expected or if the borrower has made six consecutive monthly payments of the scheduled amounts due, and TDRs are reviewed for continued impairment until they are no longer reported as TDRs.

        At December 31, 2014, recorded investment in impaired loans totaled $7.2 million and was comprised of non-accrual loans of $6.9 million and accruing TDRs of $0.3 million. At December 31, 2013, recorded investment in impaired loans totaled $8.4 million and was comprised of non-accrual loans of $8.4 million. At December 31, 2014 and 2013, none of the allowance for loan losses was allocated for impaired loans.

        The following table presents impaired loans and related allowance as of the dates indicated:

	Impaired Loans
	December 31, 2014			December 31, 2013
	Unpaid Principal Balance	Recorded Investment	Allowance	Unpaid Principal Balance	Recorded Investment	Allowance
	(In thousands)
With no allocated allowance
Commercial loans	$—	$—	$—	$391	$293	$—
Real estate construction loans	—	—	—	—	—	—
Commercial mortgage loans	1,322	1,322	—	2,560	2,170	—
Residential mortgage loans and equity lines	6,038	5,892	—	5,783	5,633	—

Subtotal	$7,360	$7,214	$—	$8,734	$8,096	$—

With allocated allowance
Commercial loans	$—	$—	$—	$—	$—	$—
Real estate construction loans	—	—	—	—	—	—
Commercial mortgage loans	—	—	—	—	—	—
Residential mortgage loans and equity lines	—	—	—	263	263	8

Subtotal	$—	$—	$—	$263	$263	$8

Total impaired loans	$7,360	$7,214	$—	$8,997	$8,359	$8

Loan Concentration

        Most of Asia Bank's business activities are with customers located in the predominantly Asian areas of New York City, New York and the State of Maryland. Asia Bank has no specific industry concentration, and generally its loans are collateralized with real property or other pledged collateral of the borrowers. Loans are generally expected to be paid off from the operating profits of the borrowers, refinancing by another lender, or through sale by the borrowers of the collateral. There were no loan concentrations to multiple borrowers in similar activities which exceeded 10% of total loans as of December 31, 2014, or as of December 31, 2013.

        The federal banking regulatory agencies issued final guidance on December 6, 2006, regarding risk management practices for financial institutions with high or increasing concentrations of commercial real estate ("CRE") loans on their balance sheets. The regulatory guidance reiterates the need for sound internal risk management practices for those institutions that have experienced rapid growth in CRE lending, have notable exposure to specific types of CRE, or are approaching or exceeding the supervisory criteria used to evaluate the CRE concentration risk, but the guidance is not to be construed as a limit for CRE exposure. The supervisory criteria are: (1) total reported loans for construction, land development, and other land represent 100% of the institution's total risk-based capital, and (2) both total CRE loans represent 300% or more of the institution's total risk-based capital and the institution's CRE loan portfolio has increased 50% or more within the last thirty-nine months. Total loans for construction, land development, and other land represented 4% of the Bank's total risk-based capital as of December 31, 2014, and 0.4% as of December 31, 2013. Total CRE loans represented 486% of total risk-based capital as of December 31, 2014, and 517% as of December 31, 2013.

Allowance for Credit Losses

        Asia Bank maintains the allowance for credit losses at a level that is considered adequate to absorb the estimated and known risks in the loan portfolio and off-balance sheet unfunded credit commitments. Allowance for credit losses is comprised of the allowance for loan losses and the reserve for off-balance sheet unfunded credit commitments. With this risk management objective, Asia Bank's management has an established monitoring system that is designed to identify impaired and potential problem loans, and to permit periodic evaluation of impairment and the adequacy level of the allowance for credit losses in a timely manner.

        In addition, Asia Bank's Board of Directors has established a written credit policy that includes a credit review and control system which it believes should be effective in ensuring that Asia Bank maintains an adequate allowance for credit losses. The Board of Directors provides oversight for the allowance evaluation process, including quarterly evaluations, and determines whether the allowance is adequate to absorb losses in the credit portfolio. The determination of the amount of the allowance for credit losses and the provision for credit losses is based on management's current judgment about the credit quality of the loan portfolio and takes into consideration known relevant internal and external factors that affect collectability when determining the appropriate level for the allowance for credit losses. The nature of the process by which Asia Bank determines the appropriate allowance for credit losses requires the exercise of considerable judgment. Additions to the allowance for credit losses are made by charges to the provision for credit losses. While management utilizes its best judgment based on the information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond Asia Bank's control, including the performance of its loan portfolio, the economy, changes in interest rates, and the view of the regulatory authorities toward loan classifications. Identified credit exposures that are determined to be uncollectible are charged against the allowance for credit losses. Recoveries of previously charged off amounts, if any, are credited to the allowance for credit losses. A weakening of the economy or other factors that adversely affect asset quality could result in an increase in the number of delinquencies, bankruptcies, or defaults, and a higher level of non-performing assets, net charge-offs, and provision for credit losses in future periods.

        The allowance for loan losses was $5,764,000 and the allowance for off-balance sheet unfunded credit commitments was $56,000 at December 31, 2014, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for loan losses represented 1.34% of period-end gross loans and 81.3% of non-performing loans at December 31, 2014. The comparable ratios were 1.38% of period-end gross loans and 67.57% of non-performing loans at December 31, 2013.

        The following table sets forth information relating to the allowance for loan losses, charge-offs, recoveries, and the reserve for off-balance sheet credit commitments for the periods indicated:

	Twelve months ended December 31,
	2014	2013
	(Dollars in thousands)
Allowance for Loan Losses
Balance at beginning of period	$5,735	$5,577
Reversal for credit losses	278	789
Charge-offs:
Commercial loans	—	(98)
Construction loans-residential	—	—
Construction loans-other	—	—
Real estate loans	(256)	(571)
	—	—
	—	—

Total charge-offs	(256)	(669)
Recoveries:
Commercial loans	—	32
Construction loans-residential	—	—
Construction loans-other	—	—
Real estate loans	7	7
	—	—
	—	—

Total recoveries	7	39

Balance at end of period	$5,764	$5,735

Reserve for off-balance sheet credit commitments
Balance at beginning of period	$57	$47
Provision/(reversal) for credit losses/transfers	(1)	10

Balance at end of period	$56	$57

Average loans outstanding
during period ended	$416,378	$401,570
Total gross loans outstanding, at period-end	$429,465	$414,461
Total non-performing loans, at period-end	$7,090	$8,488
Ratio of net charge-offs to average
loans outstanding during the period	0.08%	0.21%
Provision for loan losses to average
loans outstanding during the period	0.09%	0.26%
Allowance for loan losses to
non-performing loans at period-end	81.30%	67.57%
Allowance for loan losses to
gross loans at period-end	1.34%	1.38%

        Our allowance for loan losses consists of the following:

  •
  Specific allowance: For impaired loans, specific allowances are provided for loans that are not collateral dependent based on an evaluation of the present value of the expected future cash flows discounted at the loan's effective interest rate and for loans that are collateral dependent based on the fair value of the underlying collateral determined by the most recent valuation information received. If the measure of the impaired loan is less than the recorded investment in the loan, the deficiency will be charged off against the allowance for loan losses or, alternatively, a specific allocation will be established.

  •
  General allowance: The unclassified portfolio is segmented on a group basis. Segmentation is determined by loan type and common risk characteristics. The non-impaired loans are grouped into nine segments: one commercial segment, three commercial real estate segments, one construction segment, one loans to individuals segment, one residential mortgage segment, one equity lines of credit segment, and one overdrafts segment. The allowance is provided for each segmented group based on the group's historical loan loss experience aggregated based on loan risk classifications which takes into account the current financial condition of the borrowers and guarantors, the prevailing value of the underlying collateral if collateral dependent, charge-off history, management's knowledge of the portfolio, general economic conditions, environmental factors including the trends in delinquency and non-accrual, and other significant factors, such as the national and local economy, volume and composition of the portfolio, strength of management and loan staff, underwriting standards, and concentration of credit. In addition, Asia Bank's management reviews reports on past-due loans to ensure appropriate classification.

        The table set forth below reflects Asia Bank's management's allocation of the allowance for loan losses by loan category and the ratio of each loan category to the total average loans as of the dates indicated:

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	Percentage of Loans in Each Category to Average Gross Loans	Amount	Percentage of Loans in Each Category to Average Gross Loans
Type of Loan:
Commercial loans	$20	0.3%	$9	0.2%
Residential mortgage loans(1)	493	8.5	389	6.7
Commercial mortgage loans	5,178	90.0	5,302	92.4
Real estate construction loans	37	0.6	3	0.1
Installment and other loans	36	0.6	32	0.6

Total	$5,764	100%	$5,735	100%

(1)
Residential mortgage loans includes equity lines.

Deposits

        Total deposits were $453.0 million at December 31, 2014, an increase of $53.1 million, or 13.3%, from $399.9 million at December 31, 2013, primarily due to a $31.1 million, or 35.3%, increase in money market deposits, a $16.1 million, or 78.0%, increase in time deposits over $100,000 and a

$10.6 million, or 17.3%, increase in non-interest bearing demand deposits. The following table displays the deposit mix as of the dates indicated:

	December 31, 2014	% of Total	December 31, 2013	% of Total
	(Dollars in thousands)
Deposits
Non-interest-bearing demand deposits	$71,639	15.8%	$61,004	15.3%
NOW deposits	22,361	4.9	21,606	5.4
Money market deposits	119,111	26.3	88,051	22.0
Savings deposits	62,599	13.8	61,337	15.3
Time deposits under $100,000	66,448	14.7	73,076	18.3
Time deposits of $100,000 or more	110,864	24.5	94,794	23.7

Total deposits	$453,022	100.0%	$399,868	100.0%

Off-Balance-Sheet Arrangements and Contractual Obligations

        The following table summarizes Asia Bank's contractual obligations to make future payments as of December 31, 2014. Payments for deposits and borrowings do not include interest. Payments related to leases are based on actual payments specified in the underlying contracts.

	Payment Due by Period
	1 year or less	More than 1 year but less than 3 years	3 years or more but less than 5 years	5 years or more	Total
	(In thousands)
Contractual obligations:
Deposits with stated maturity dates	$140,023	$34,446	$2,843	$—	$177,312
Long-term debt	—	—	—	—	—
Operating leases	832	1,737	773	—	3,342

Total contractual obligations and other commitments	$140,855	$36,183	$3,616	$—	$180,654

        In the normal course of business, Asia Bank enters into various transactions, which, in accordance with U.S. generally accepted accounting principles, are not included in its consolidated balance sheets. Asia Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the condensed consolidated balance sheets.

        Loan Commitments.    Asia Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of Asia Bank's commitments to extend credit are contingent upon its customers maintaining specific credit standards at the time of loan funding. Asia Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. Asia Bank's management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for credit losses.

Capital Resources

        Total equity was $77.7 million at December 31, 2014, an increase of $5.4 million, or 7.5%, from $72.3 million at December 31, 2013, due to the net income for 2014.

Capital Adequacy Review

        The Company's management seeks to maintain the Company's capital at a level sufficient to support future growth, protect depositors and stockholders, and comply with all applicable regulatory requirements.

        The Company's and Asia Bank's regulatory capital continued to exceed the regulatory minimum requirements as of December 31, 2014. The capital ratios of Asia Bank place it in the "well capitalized" category which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6.0%, total risk-based capital ratio equal to or greater than 10.0%, and Tier 1 leverage capital ratio equal to or greater than 5.0%.

        The following table presents the Company's and Asia Bank's capital and leverage ratios as of December 31, 2014, and December 31, 2013:

	Asia Bancshares Inc.				Asia Bank, NA
	December 31, 2014		December 31, 2013		December 31, 2014		December 31, 2013
(Dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%
Tier 1 capital (to risk-weighted assets)	$77,696	18.67	$73,076	18.24	$72,724	17.68	$67,287	16.80
Tier 1 capital minimum requirement	16,648	4.00	16,025	4.00	16,454	4.00	16,025	4.00

Excess	$61,048	14.67	$57,051	14.24	$56,270	13.68	$51,262	12.80

Total capital (to risk-weighted assets)	$82,846	19.91	$78,093	19.49	$77,874	18.93	$72,304	18.05
Total capital minimum requirement	33,295	8.00	32,050	8.00	32,909	8.00	32,050	8.00

Excess	$49,551	11.91	$46,043	11.49	$44,965	10.93	$40,254	10.05

Tier 1 capital (to average assets)
— Leverage ratio	$77,696	14.75	$73,076	15.34	$72,724	13.94	$67,287	14.19
Minimum leverage requirement	21,066	4.00	19,050	4.00	20,873	4.00	18,968	4.00

Excess	$56,630	10.75	$54,026	11.34	$51,851	9.94	$48,319	10.19

Risk-weighted assets	$416,190		$400,625		$411,357		$400,625
Total average assets(1)	$526,652		$476,254		$521,819		$474,194

(1)
The quarterly total average assets reflect all debt securities at amortized cost, equity security with readily determinable fair values at the lower of cost or fair value, and equity securities without readily determinable fair values at historical cost.

        The Company's management believes that, as of December 31, 2014, the Company and Asia Bank would meet all capital adequacy requirements under the Basel III rules on a fully phased-in basis as if such requirements were currently in effect.

Liquidity

        Asia Bank's liquidity is based on its ability to maintain sufficient cash flow to meet maturing financial obligations and customer credit needs, and to take advantage of investment opportunities as they are presented in the marketplace. Asia Bank's principal sources of liquidity are growth in deposits and repayments from loans. At December 31, 2014, Asia Bank's liquidity total coverage ratio (defined as total overall coverage capacity over total funds to be covered) was 82.44% which is over our policy requirement of 70%.

        Approximately 81.9% of Asia Bank's time deposits mature within one year or less as of December 31, 2014. Some outflow of these deposits may be anticipated upon maturity due to the keen competition in Asia Bank's marketplace. However, based on historical run-off experience, Asia Bank expects that the outflow will be minimal and can be replenished through its normal growth in deposits. Asia Bank's management believes the above-mentioned sources will provide adequate liquidity to Asia Bank to meet its daily operating needs.

        The Company's principal source of liquidity is dividends from Asia Bank. No dividends were paid by Asia Bank to the Company during 2013 or 2014 and Asia Bank does not expect to pay a dividend in 2015.

WHERE YOU CAN FIND MORE INFORMATION ABOUT CATHAY

        Cathay has filed with the SEC a registration statement under the Securities Act that registers the distribution to Asia Bancshares shareholders of the shares of Cathay common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Cathay in addition to being a proxy statement for Asia Bancshares shareholders. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cathay and Cathay common stock.

        You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Cathay, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Cathay with the SEC are also available at Cathay's website at http://www.cathaybank.com. The web addresses of the SEC and Cathay are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

        The SEC allows Cathay to incorporate by reference information in this proxy statement/prospectus. This means that Cathay can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that Cathay previously filed with the SEC. They contain important information about the companies and their financial condition.

CATHAY SECURITIES AND EXCHANGE COMMISSION FILINGS (SEC FILE NUMBER 001-31830):	PERIOD OR DATE FILED
Annual Report on Form 10-K	Year ended December 31, 2014
Quarterly Report on Form 10-Q	Quarter ended March 31, 2015
Current Reports on Form 8-K

Filed on January 21, 2015 (both) (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition) and March 23, 2015, April 22, 2014 (however, we do not incorporate by reference any information under Item 2.02, Results of Operations and Financial Condition)

Definitive Proxy Statement	Filed on April 16, 2015
Description of Cathay Common Stock on Form 8-A	Filed on September 16, 1999, including any amendment or report filed to update such description

        In addition, Cathay also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Asia Bancshares special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Cathay has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cathay and Asia Bancshares has supplied all information relating to Asia Bancshares.

        Documents incorporated by reference are available from Cathay without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the company at the following addresses:

Cathay General Bancorp
777 North Broadway
Los Angeles, California 90012
Attn: Investor Relations
(213) 625-4700

        Asia Bancshares shareholders requesting documents must do so by [            ] to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Cathay, Cathay will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

Asia Bancshares

        Asia Bancshares does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

        If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Asia Bancshares common stock, please contact:

Asia Bancshares, Inc.
135-11 Roosevelt Avenue
Flushing, New York 11354
Attention: Jeffrey Hsu
Telephone number: (718) 961-9898

        Cathay has not authorized anyone to give any information or make any representation about the merger or the company that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

        This proxy statement/prospectus is dated [            ], 2015.

 LEGAL MATTERS

        The validity of the shares of Cathay common stock to be issued in connection with the merger will be passed upon for Cathay by Wachtell, Lipton, Rosen & Katz. Certain federal income tax consequences of the merger will be passed upon for Cathay by Wachtell, Lipton, Rosen & Katz and for Asia Bancshares, by Lamb & Barnosky, LLP.

 EXPERTS

        The consolidated financial statements of Cathay as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The balance sheets of Asia Bancshares, Inc. as of December 31, 2014 and 2013, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, have been included in this Registration Statement in reliance upon the report of Crowe Horwath LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

ASIA BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR'S REPORT

Board of Directors
Asia Bancshares, Inc. and Subsidiaries
Flushing, New York

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Asia Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asia Bancshares, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

New York, New York

March 24, 2015

ASIA BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS
Cash and due from banks	$65,620,943	$21,614,769
Federal funds sold	30,000,000	30,000,000

Total cash and cash equivalents	95,620,943	51,614,769
Time deposits with other financial institutions	—	240,000
Investment securities
Held to maturity (fair value of $2,393,344 and $2,400,325 in 2014 and 2013)	2,195,611	2,262,291
Loans, net	423,265,669	408,270,502
Federal Reserve Bank ("FRB") stock	1,376,950	1,376,950
Bank premises and equipment, net	6,040,574	5,787,293
Interest receivable	1,664,538	1,634,121
Other assets	3,065,775	3,545,181

Total assets	$533,230,060	$474,731,107

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Non-interest bearing	$71,639,186	$61,004,087
Interest bearing	381,382,722	338,863,483

Total deposits	453,021,908	399,867,570
Interest payable	752,156	824,351
Other liabilities	1,759,946	1,712,221

Total liabilities	455,534,010	402,404,142

Stockholders' equity
Preferred stock, $0.01 par value; 250,000 shares authorized, none issued and outstanding for 2014 and 2013	—	—
Common stock, $10 par value; 2,000,000 shares authorized, 1,460,044 shares issued and outstanding for 2014 and 2013	14,600,444	14,600,444
Surplus	30,604,578	30,604,578
Retained earnings	32,491,028	27,121,943

Total stockholders' equity	77,696,050	72,326,965

Total liabilities and stockholders' equity	$533,230,060	$474,731,107

See accompanying notes to consolidated financial statements.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2014 and 2013

	2014	2013
Interest income
Loans, including fees	$22,082,951	$21,591,993
Investment securities	102,746	112,270
Federal funds sold	97,209	87,340
Other	169,991	141,739

	22,452,897	21,933,342
Interest expense
Deposits	1,896,442	1,821,197

Net interest income	20,556,455	20,112,145
Provision for loan losses	278,000	789,000

Net interest income after provision for loan losses	20,278,455	19,323,145
Other income
Service charges and fees	1,054,763	1,144,045
Other	28,275	124,168

	1,083,038	1,268,213
Other expenses
Salaries and benefits	6,292,854	6,206,575
Occupancy and equipment	1,623,490	1,543,496
Other	3,367,000	3,103,321

	11,283,344	10,853,392

Income before income taxes	10,078,149	9,737,966
Provision for income taxes	4,709,064	4,371,134

Net income	$5,369,085	$5,366,832

Basic earnings per share	$3.68	$3.68

Weighted average shares outstanding	1,460,044	1,460,044

See accompanying notes to consolidated financial statements.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years ended December 31, 2014 and 2013

	Preferred Stock	Common Stock	Surplus	Retained Earnings	Total
Balances at January 1, 2013	$—	$14,600,444	$30,604,578	$21,755,111	$66,960,133
Net income	—	—	—	5,366,832	5,366,832

Balances at December 31, 2013	—	14,600,444	30,604,578	27,121,943	72,326,965
Net income	—	—	—	5,369,085	5,369,085

Balances at December 31, 2014	$—	$14,600,444	$30,604,578	$32,491,028	$77,696,050

See accompanying notes to consolidated financial statements.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities
Net income	$5,369,085	$5,366,832
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	377,234	364,003
Amortization and accretion of securities	1,813	2,195
Net gain on sale of foreclosed assets	—	(47,663)
Provision for loan losses	278,000	789,000
Changes in
Interest receivable	(30,417)	(8,145)
Other assets	222,651	(985,226)
Interest payable	(72,195)	(213,037)
Other liabilities	304,480	(72,496)

Net cash provided by operating activities	6,450,651	5,195,463

Cash flows from investing activities
Held to maturity securities:
Proceeds from principal payments	64,867	280,205
Maturities of time deposits in other financial institutions	240,000	240,000
Proceeds from the sale of foreclosed assets	—	3,080,000
Net change in loans	(15,273,167)	(27,621,768)
Purchase of bank premises and equipment	(630,515)	(427,511)

Net cash (used in) investing activities	(15,598,815)	(24,449,074)

Cash flows from financing activities
Net change in deposits	53,154,338	4,745,050

Net cash provided by financing activities	53,154,338	4,745,050

Net change in cash and cash equivalents	44,006,174	(14,508,561)
Cash and cash equivalents at beginning of year	51,614,769	66,123,330

Cash and cash equivalents at end of year	$95,620,943	$51,614,769

Supplemental cash flow information
Loans transfer to foreclosed assets	$—	$2,103,678

Interest paid	$1,968,637	$2,034,234

Income taxes paid, net of refunds	$5,048,000	$5,097,425

See accompanying notes to consolidated financial statements.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations and Principles of Consolidation:    The consolidated financial statements include the accounts of Asia Bancshares,  Inc. (collectively, "the Company"), and its wholly owned subsidiaries, Asia Bank, N.A. (the "Bank"), Asia Real Estate Corp. ("Asia REC"), Asia Realty Corporation, and Asia Realty II Corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Organized in 1984, the Bank, with its headquarters in Flushing, New York, is an interstate bank operating in New York and Maryland. The Bank's primary strategy is to provide banking products and services to the local Asian communities. The Bank offers traditional deposit products, including checking, savings, and time deposit accounts. In terms of credit practices, the Bank offers commercial mortgages, commercial and industrial loans, construction loans, business lines of credit, letters of credit, and Small Business Administration ("SBA") and Overseas Credit Guarantee Fund (Taiwan) ("OCGF") loans. The OCGF is a program administered by the Taiwanese government that is similar to SBA lending, whereby a portion of the Bank's loans to local businesses are guaranteed by the Taiwanese government. Consumer loans offered include residential mortgages, home improvement loans, personal loans, and overdraft protection.

        Subsequent Events:    The Bank has evaluated subsequent events for recognition and disclosure through March 24, 2015, which is the date the financial statements were available to be issued.

        Use of Estimates:    To prepare financial statements in conformity with accounting principles generally accepted in the United States of America management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

        Cash Flows:    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. Net cash flows are reported for loan and deposit transactions.

        Interest-Bearing Deposits in Other Financial Institutions:    Interest-bearing deposits in other financial institution mature within three years and are carried at cost.

        Investment Securities:    The Bank is required to classify its investment security portfolio into one of three categories: trading securities, securities available for sale, and securities held to maturity. Securities classified as held to maturity are carried at amortized cost when management has the positive intent and ability to hold such securities to maturity. There are no investment securities classified as trading or available for sale.

        Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of securities sold. Securities are written down to fair value when a decline in fair value is not temporary.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.

        For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

        Federal Reserve Bank ("FRB") Stock:    The Bank is a member of its Regional FRB. FRB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on an ultimate recovery of par value. Both cash and stock dividends are reported as income.

        Loans:    Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

        Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company's policy, typically after 90 days of non-payment.

        All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Allowance for Loan Losses:    The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful.

        A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as smaller balance consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The current factors for which the Bank evaluates, when determining adjustments to the historical loss factors, include changes to or the strength of the Bank's underwriting and related policies and procedures, economic trends within the tri-state area, changes within the composition of the portfolio, related to either changes in underlying loan types or the underlying past due or non-accrual status within that loan type, changes in management and staff, trends within the underlying collateral values, regulatory factors, and evaluation of credit concentrations.

        The following portfolio segments have been identified: Commercial, Commercial Real Estate, Construction and Land Loans, Residential Real Estate and Consumer.

          Commercial Loans:     Commercial credit is extended to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or other projects. The majority of these borrowers are customers doing business within our geographic regions. These loans are generally underwritten individually and secured with the assets of the borrower and the personal guarantee of the business owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and the underlying collateral provided by the borrower.

          Commercial Real Estate Loans:     Commercial real estate loans, including multifamily, are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and property type.

          Construction and Land Loans:     Construction and land loans are primarily collateralized by the acquired land and the constructed premises. These loans require continuous attention and monitoring of the construction progress. The repayment of these loans is contingent upon the borrower's ability to complete and sell the constructed property or generate enough rental income to service the permanent debt. As a result the risk with these loans is that they are contingent upon future events whose probability at the time of origination is uncertain. Therefore these loans receive a higher risk rating than all other loan types.

          Residential Real Estate Loans:     Residential mortgage loans represent loans to consumers for the purchase or refinance of a one-to-four family residence. These loans are generally financed as one- to three-year adjustable rate mortgages, and in most cases, are extended to borrowers to finance their primary residence. Real estate market values at the time of origination directly affect the amount of credit extended and, in the event of default, subsequent changes in these values may impact the severity of losses.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Consumer Loans:     Consumer loans are primarily comprised of lines of credit or closed-end loans secured by second mortgages. The maximum amount of a home equity line of credit is generally limited to 70% (with acceptable credit scores) of the appraised value of the property less the balance of the first mortgage. Consumer loans also include installment loans made directly to consumers. These loans have a specific matrix which consists of several factors including debt-to-income, type of collateral and loan-to-collateral value, credit history and relationship with the borrower.

        Other Real Estate Owned:    Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

        Bank Premises and Equipment:    Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful lives of the improvements or the corresponding lease terms.

        Long-term Assets:    Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

        Income Taxes:    Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. Temporary differences are primarily the result of timing differences in depreciation expense and the allowance for loan losses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

        A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

        Earnings Per Share:    Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Earnings per share is restated to reflect stock dividends for all periods presented. There are no potentially dilutive securities.

        Loss Contingencies:    Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Restrictions on Cash:    From time to time, cash on hand or on deposit with the Federal Reserve Bank is required to meet regulatory reserve and clearing requirements. However, as of year-end 2014 and 2013, no requirement was necessary.

        Fair Value of Financial Instruments:    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

        Reclassifications:    Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no impact on prior year net income or stockholders equity.

NOTE 2—INVESTMENT SECURITIES

        Year-end securities were as follows for December 31, 2014 and 2013:

Held to Maturity	Amortized Cost	Unrecognized Gains	Unrecognized Losses	Fair Value
2014
FNMA notes and bonds	$2,010,447	$176,215	$—	$2,186,662
FHLMC notes and bonds	185,164	21,518	—	206,682

	$2,195,611	$197,733	$—	$2,393,344

2013
FNMA notes and bonds	$2,071,134	$119,934	$—	$2,191,068
FHLMC notes and bonds	191,157	18,100	—	209,257

	$2,262,291	$138,034	$—	$2,400,325

        The amortized cost and fair value of investment securities at December 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity
	Amortized Cost	Fair Value
Due after ten years	$2,195,611	$2,393,344

        All securities held by the Company as of December 31, 2014 and 2013, were in unrealized gain positions.

        There were no sales of investment securities for the years ended December 31, 2014 and 2013.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS

        A summary of loans by class at year-end follows:

	2014	2013
Commercial real estate
Non owner occupied	$281,819,329	$277,956,672
Owner occupied	78,305,032	77,382,512
Multifamily	15,273,315	18,314,052
Construction and land development	2,920,820	252,584
Residential real estate
One-to-four family	45,044,123	35,826,403
Commercial and industrial	1,998,911	1,098,030
Consumer
Home equity	3,863,159	3,380,348
Loans to individuals	240,000	250,000
Overdrafts	94	5

	429,464,783	414,460,606
Deferred loan fees, net	(435,184)	(454,784)
Allowance for loan losses	(5,763,930)	(5,735,320)

Loans, net	$423,265,669	$408,270,502

        At year-end 2014 and 2013, certain officers and directors, and companies in which they have a beneficial interest, were indebted to the Bank in the aggregate amount of $1,638,516 and $1,647,663, respectively.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The following table presents the activity in the allowance for loan losses by portfolio segment for the years ended 2014 and 2013:

	Commercial	Commercial Real Estate	Construction and Land	Residential Real Estate	Consumer	Total
December 31, 2014
Allowance for loan losses:
Beginning balance	$8,849	$5,302,119	$3,333	$389,211	$31,808	$5,735,320
Provision for loan losses	12,900	(124,748)	34,028	97,035	258,785	278,000
Loans charged off	(1,850)	—	—	—	(254,467)	(256,317)
Recoveries	—	263	—	6,664	—	6,927

Total ending allowance balance	$19,899	$5,177,634	$37,361	$492,910	$36,126	$5,763,930

December 31, 2013
Allowance for loan losses:
Beginning balance	$42,867	$5,135,822	$6,900	$351,657	$39,254	$5,576,500
Provision for loan losses	(66,081)	830,767	(3,567)	35,327	(7,446)	789,000
Loans charged off	—	(664,470)	—	(4,437)	—	(668,907)
Recoveries	32,063	—	—	6,664	—	38,727

Total ending allowance balance	$8,849	$5,302,119	$3,333	$389,211	$31,808	$5,735,320

        The Bank is primarily a commercial mortgage lender against collateral properties located in nineteen different counties within its identified marketing territories. Queens, Manhattan and Brooklyn, New York, are the largest concentration areas with approximately three quarters of outstanding mortgages held against properties located in those three boroughs. Loans to underlying businesses are also varied. There are twenty-five existing different types of property loans on the books with stores and apartments, retail stores and multi-use collectively approximating 38.95% of total mortgage loans at year-end 2014. Notwithstanding this geographic and property type diversity, the Bank's exposure to possible future credit loss may be adversely affected by changes in local economic and employment conditions.

Credit Quality Indicators

        The Bank categorizes loans based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes all commercial real estate loans and commercial loans and also includes residential and home equity loans delinquent greater than ninety days. This analysis is performed on a rotating quarterly basis for performing non-delinquent loans. For delinquent loans analysis is performed more frequently. For performing non-delinquent residential, home equity and consumer loans the Bank classifies these as pass rated loans.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The Bank uses an eight-point credit risk grading system that sorts loans into risk categories based on the relevant information about the financial strength of borrowers and their ability to service debt. Information evaluated includes current financial information, historical payment experience, collateral and current economic trends, among other factors. The Bank analyzes loans individually by segregating them as to perceived credit risk. This analysis is performed no less frequently than on a quarterly basis. Four pass grades are used to rate borrowers: Superior, Good, Satisfactory and Watch. Additionally, four other grades are assigned to loans that are subject to adverse criticism. They are:

  Special Mention:    Loans criticized as special mention have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank's credit position at some future date.

  Substandard:    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

  Doubtful:    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

  Loss:    Loans classified as loss are considered not collectible and of such little value that continuance on the Bank's books as bankable assets is not warranted.

        As of December 31, 2014 and 2013, the Bank did not have any loans considered doubtful or loss.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        As of December 31, 2014 and 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Total
December 31, 2014
Commercial real estate—non owner occupied	$277,935,298	$3,693,423	$190,608	$281,819,329
Commercial real estate—owner occupied	72,380,421	4,747,756	1,176,855	78,305,032
Construction and land development	2,920,820	—	—	2,920,820
Multifamily	15,273,315	—	—	15,273,315
One-to-four family	40,211,136	—	4,832,987	45,044,123
Home equity	3,063,159	—	800,000	3,863,159
Commercial and industrial	1,909,119	—	89,792	1,998,911
Loans to individuals	240,000	—	—	240,000
Overdrafts	94	—	—	94

Total	$413,933,362	$8,441,179	$7,090,242	$429,464,783

December 31, 2013
Commercial real estate—non owner occupied	$273,357,194	$3,655,200	$944,278	$277,956,672
Commercial real estate—owner occupied	70,001,893	6,115,983	1,264,636	77,382,512
Construction and land development	252,584	—	—	252,584
Multifamily	18,314,052	—	—	18,314,052
One-to-four family	30,729,947	—	5,096,456	35,826,403
Home equity	2,580,348	—	800,000	3,380,348
Commercial and industrial	715,283	—	382,747	1,098,030
Loans to individuals	250,000	—	—	250,000
Overdrafts	5	—	—	5

Total	$396,201,306	$9,771,183	$8,488,117	$414,460,606

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The following table presents the aging of the recorded investment in past due loans as of December 31, 2014 and 2013, by class of loans:

	Loans Not Past Due	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days Past Due Accruing	90 Days Past Due and on Nonaccrual	Total
December 31, 2014
Commercial real estate—non owner occupied	$281,111,767	$516,954	$—	$—	$190,608	$281,819,329
Commercial real estate—owner occupied	76,638,890	—	489,287	—	1,176,855	78,305,032
Construction and land development	2,920,820	—	—	—	—	2,920,820
Multifamily	15,273,315	—	—	—	—	15,273,315
One-to-four family	40,211,136	—	—	—	4,832,987	45,044,123
Home equity	3,063,159	—	—	—	800,000	3,863,159
Commercial and industrial	1,909,119	—	—	—	89,792	1,998,911
Loans to individuals	240,000	—	—	—	—	240,000
Overdrafts	94	—	—	—	—	94

Total	$421,368,300	$516,954	$489,287	$—	$7,090,242	$429,464,783

December 31, 2013
Commercial real estate—non owner occupied	$276,884,592	$127,802	$—	$—	$944,278	$277,956,672
Commercial real estate—owner occupied	74,905,923	—	1,211,953	—	1,264,636	77,382,512
Construction and land development	252,584	—	—	—	—	252,584
Multifamily	18,314,052	—	—	—	—	18,314,052
One-to-four family	30,729,947	—	—	—	5,096,456	35,826,403
Home equity	2,580,348	—	—	—	800,000	3,380,348
Commercial and industrial	715,283	—	—	—	382,747	1,098,030
Loans to individuals	250,000	—	—	—	—	250,000
Overdrafts	5	—	—	—	—	5

Total	$404,632,734	$127,802	$1,211,953	$—	$8,488,117	$414,460,606

        Nonaccrual loans and loans due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The following table represents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013:

	Allowance for Loan Losses			Loan Balances
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
December 31, 2014
Commercial	$—	$19,899	$19,899	$—	$1,998,911	$1,998,911
Commercial real estate	—	5,177,635	5,177,635	1,321,774	374,075,902	375,397,676
Construction and land loans	—	37,361	37,361	—	2,920,820	2,920,820
Residential real estate	—	492,909	492,909	5,092,374	39,951,749	45,044,123
Consumer	—	36,126	36,126	800,000	3,303,253	4,103,253

Total	$—	$5,763,930	$5,763,930	$7,214,148	$422,250,635	$429,464,783

December 31, 2013
Commercial	$—	$8,849	$8,849	$292,955	$805,075	$1,098,030
Commercial real estate	—	5,302,119	5,302,119	2,169,278	371,483,958	373,653,236
Construction and land loans	—	3,333	3,333	—	252,584	252,584
Residential real estate	7,809	381,402	389,211	5,096,456	30,729,947	35,826,403
Consumer	—	31,808	31,808	800,000	2,830,353	3,630,353

Total	$7,809	$5,727,511	$5,735,320	$8,358,689	$406,101,917	$414,460,606

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The following table presents information related to loans individually evaluated for impairment by class of loans as of years-ended 2014 and 2013:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment
December 31, 2014
Commercial real estate—non owner occupied	$182,410	$182,410	$—	$708,208
Commercial real estate—owner occupied	1,139,364	1,139,364	—	1,173,166
Construction and land development	—	—	—	—
Multifamily	—	—	—	—
One-to-four family	5,238,385	5,092,374	—	5,093,901
Home equity	800,000	800,000	—	800,000
Commercial and industrial	—	—	—	146,478
Loans to individuals	—	—	—	—

Total	$7,360,159	$7,214,148	$—	$7,921,753

December 31, 2013
Commercial real estate—non owner occupied	$944,278	$944,278	$—	$2,650,106
Commercial real estate—owner occupied	1,615,607	1,225,000	—	1,234,315
Construction and land development	—	—	—	—
Multifamily	—	—	—	818,607
One-to-four family	5,246,905	5,096,456	7,809	5,017,955
Home equity	800,000	800,000	—	800,000
Commercial and industrial	390,607	292,955	—	—
Loans to individuals	—	—	—	—

Total	$8,997,397	$8,358,689	$7,809	$10,520,983

	2014	2013
Interest income recognized during the time period that loans were impaired, using accrual or cash-basis method of accounting	$21,949	$97,447

        As of December 31, 2014 and 2013, the Company has a recorded investment in troubled debt restructurings of $2,158,700 and $2,833,646, respectively. There were no specific allowance allocations applied to these loans as of December 31, 2014 and 2013.

        During the year ending December 31, 2014, there were no loans modified as troubled debt restructurings. During the year ending December 31, 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

        Modifications involving a reduction of the stated interest rate of the loan were for periods up to twelve months.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 3—LOANS (Continued)

        The following table presents loans by class modified as troubled debt restructurings that occurred during the year ending December 31, 2013:

	Number of Loans	Pre-Modification Balance	Post-Modification Balance
Commercial real estate—non owner occupied	1	$113,753	$110,550
Commercial real estate—owner occupied	2	1,064,150	1,064,150

Total	3	$1,177,903	$1,174,700

        A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. There were no defaults in 2014 and 2013 of loans modified within the previous twelve months.

        The terms of certain other loans were modified during the year ending December 31, 2014, that did not meet the definition of a troubled debt restructuring. The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or a delay in a payment that was considered to be insignificant. These loan modifications are not considered material.

        In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of it debt in the foreseeable future without the modification. This evaluation is performed under the company's internal underwriting policy.

NOTE 4—BANK PREMISES AND EQUIPMENT

        Year-end premises and equipment were as follows:

	2014	2013
Land	$1,301,200	$1,301,200
Building	7,748,028	7,429,787
Leasehold improvements	271,698	184,053
Furniture, fixtures and equipment	798,972	1,103,485

	10,119,898	10,018,525
Less accumulated depreciation	(4,079,324)	(4,231,232)

	$6,040,574	$5,787,293

        Depreciation and amortization expense amounted to $377,234 and $364,003 in 2014 and 2013.

        The Company leases its main banking location under a lease agreement with a real estate company owned by an officer of the Company, which expires on March 31, 2018. Total rental income paid to this related party approximated $498,000 for the years ended December 31, 2014 and 2013. Additional office space is currently leased that expires in October 31, 2019. Rent expense incurred under the main banking location and additional office space leases was $812,529 for 2014 and 2013, respectively. Rent

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 4—BANK PREMISES AND EQUIPMENT (Continued)

commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

2015	$832,416
2016	856,302
2017	880,894
2018	479,729
2019	293,472
Thereafter	—

Total	$3,342,813

NOTE 5—INCOME TAXES

        The components of the provision for income taxes were as follows:

	2014	2013
Current federal	$3,230,805	$2,600,421
Current state and local	1,616,609	1,505,921
Deferred federal	(164,928)	163,066
Deferred state and local	26,578	101,726

	$4,709,064	$4,371,134

        Year-end deferred tax assets and liabilities are as follows:

	2014	2013
Deferred tax assets	$3,188,035	$2,588,682
Deferred tax liabilities	(1,029,507)	(568,504)

Net deferred tax asset	$2,158,528	$2,020,178

        The effective tax rate differs from the statutory tax rate due to state and local taxes. As of December 31, 2014 and 2013, The Bank and its subsidiaries had no unrecognized tax benefits or accrued interest and penalties recorded. This is not expected to change.

        In 2014, New York State enacted comprehensive tax reform provisions with significant impact on financial institutions. As a result of this legislation, beginning in 2015, the Bank will calculate its tax obligation to New York based upon the largest of a calculated income tax liability, a tax liability based upon average equity capital or a minimum filing fee. Also, effective January 1, 2015, banks under $8 billion in total assets are permitted to claim a subtraction from New York taxable income equal to 50% of the net interest income on loans secured by residential real estate located within the state and on small business loans to customers within the state, provided the principal balance of these loans is less than $5 million.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 6—DEPOSITS

        Time deposits that meet or exceed the Federal Deposit Insurance limit of $250,000 were $35,451,922 and $32,089,635 at year end 2014 and 2013 respectively.

        The scheduled maturities of all time deposits were as follows:

2015	$140,022,577
2016	26,247,745
2017	8,199,365
2018	1,819,959
2019	1,022,630

$177,312,276

NOTE 7—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit in the form of unused lines of credit. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        At December 31, 2014 and 2013, the Bank had the following financial instruments, substantially all of which were at variable rates, whose approximate contract amounts represent normal credit risk:

	2014	2013
Standby letters of credit	$256,755	$275,490
Commitments to extend credit	15,606,703	14,333,023

        Standby letters of credit represent conditional commitments issued by the Bank to guarantee the performance of a third party. The credit risk involved in issuing these letters of credit is essentially the same as the risk involved in extending loans to customers. Collateral held, if any, varies but primarily includes certificates of deposit.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held, if any, varies but primarily includes real estate.

NOTE 8—REGULATORY MATTERS

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 8—REGULATORY MATTERS (Continued)

measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 2014 and 2013, the most recent notification by the Office of the Comptroller of the Currency classified the Bank as well capitalized. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's actual and required capital amounts and ratios are presented below at year-end (in thousands). The Company's capital amounts are not materially different from the Bank's amounts.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2014
Total capital (to risk-weighted assets)	$77,874	18.93%	$32,909	8.00%	$41,136	10.00%
Tier I capital (to risk-weighted assets)	72,724	17.68	16,454	4.00	24,681	6.00
Tier I capital (to average assets)	72,724	13.94	20,873	4.00	26,091	5.00
2013
Total capital (to risk-weighted assets)	$72,304	18.05%	$32,050	8.00%	$40,063	10.00%
Tier I capital (to risk-weighted assets)	67,287	16.80	16,025	4.00	24,038	6.00
Tier I capital (to average assets)	67,287	14.19	18,968	4.00	23,710	5.00

        The Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid by the Bank in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. As of December 31, 2014 and 2013, $7,638,444 and $4,080,420 was available for dividends, respectively.

NOTE 9—EMPLOYEE BENEFIT PLAN

        The Bank has a profit sharing plan (the "Plan") for all qualified employees. The terms of the Plan call for contributions to be made by the Bank equal to 5% of each qualified employee's base salary. Qualified employees vest, over a six-year period, in the Bank's contributions. Expense recognized by the Bank related to the Plan was $170,469 and $173,336 for 2014 and 2013, respectively.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 10—FAIR VALUE

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1:    Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  Level 2:    Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  Level 3:    Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        Impaired Loans:    The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

        Assets and Liabilities Measured on a Recurring Basis:    There are no assets and liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013.

Assets and Liabilities Measured on a Non-Recurring Basis

        Impaired Loans:    There were no impaired loans measured for impairment using the fair value of the collateral for collateral dependent loans at December 31, 2014. Impaired loans measured for impairment using the fair value of the collateral for collateral dependent loans, had a book value of $263,469, with a valuation allowance of $7,809 at December 31, 2013. The impaired loans measured for impairment using fair value of the collateral as of December 31, 2013, consisted of one one-to-four family property which was valued using the sales comparison approach including discounts for comparable sales between 6.5% and 20%.

ASIA BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2014 and 2013

NOTE 10—FAIR VALUE (Continued)

        The carrying amount and estimated fair value of financial instruments, excluding those shown above, (in thousands) at year end were as follows:

	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$95,621	$95,621	$51,615	$51,615
Time deposits in other financial institutions	—	—	240	240
Securities held to maturity	2,196	2,393	2,262	2,400
Loans, net	423,266	439,134	408,271	412,986
FRB stock	1,377	N/A	1,377	N/A
Accrued interest receivable	1,664	1,664	1,634	1,634
Financial liabilities
Deposits	453,022	439,093	399,868	397,921

Accrued interest payable	752	752	824	824

        The methods and assumptions used to estimate fair values are described as follows.

        Carrying amount is the estimated fair value for cash and cash equivalents, time deposits in other financial institutions, accrued interest receivable and payable, demand deposits, and variable rate loans and deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life of credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. It is not practicable to determine the fair value of FRB stock due to restrictions placed on its transferability. The fair value of off-balance sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not material.

NOTE 11—SUBSEQUENT EVENTS

        In January 2015, the Company signed a definitive merger agreement with Cathay General Bancorp, headquartered in Los Angeles, California. Pursuant to the merger agreement, the Company will merge with and into the Cathay General Bancorp, with Cathay General Bancorp as the surviving entity.

        Simultaneously with the merger, Asia Bancshares' wholly owned bank subsidiary, Asia Bank, will merge with and into Cathay's wholly owned bank subsidiary, Cathay Bank, with Cathay Bank as the surviving entity after the bank merger. As a result of the bank merger, Asia Bank will cease to exist as a separate entity.

        The transaction has been approved by the Boards of Directors of the Company and Cathay General Bancorp. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of the Company's stockholders.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

between
CATHAY GENERAL BANCORP
and
ASIA BANCSHARES, INC.

DATED AS OF JANUARY 20, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of January 20, 2015 (this "Agreement"), between Cathay General Bancorp, a Delaware corporation ("Cathay") and Asia Bancshares, Inc., a New York corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, the parties intend that the Company shall be merged with and into Cathay (the "Merger"), whereupon the separate corporate existence of the Company shall cease and Cathay shall continue as the surviving company;

        WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has (i) unanimously determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company;

        WHEREAS, the Board of Directors of Cathay has (i) unanimously determined that it is in the best interests of Cathay and its shareholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

        WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Cathay's willingness to enter into this Agreement, certain shareholders of the Company have entered into Voting and Support Agreements (each a "Voting and Support Agreement") and collectively the "Voting and Support Agreements") in connection with the Merger;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), the Company shall merge with and into Cathay, whereupon the separate corporate existence of the Company shall cease, and Cathay shall continue its existence under the laws of the State of Delaware as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on the later of (i) May 15, 2015 and (ii) the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Cathay may agree in writing; provided that Cathay shall have a one-time option to postpone the Closing for up to 30 days beyond the date on which the Closing would otherwise occur by providing written notice to the Company not less than two Business Days prior to the anticipated Closing. Such written notice shall specify the date on which the postponed Closing shall occur. The date on which the Closing actually occurs is referred to as the "Closing Date."

        1.3    Effective Time.     On the Closing Date, the Company and Cathay shall file (i) with the Secretary of State of the State of New York a certificate of merger, executed in accordance with, and containing such information as is required by, the relevant provisions of the NYBCL, and (ii) with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, in each case in order to effect the Merger (the "Certificates of Merger"). The Merger shall become effective at such time as the Certificates of Merger have been filed with the Secretary of State of the State of New York and Secretary of State of the State of Delaware or at such time as is agreed between the parties and specified in the Certificates of Merger in accordance with the relevant provisions of the NYBCL and the DGCL (such time is hereinafter referred to as the "Effective Time").

        1.4    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NYBCL and the DGCL.

        1.5    Organizational Documents of the Surviving Corporation.

          (a)   At the Effective Time, the Amended and Restated Certificate of Incorporation of Cathay, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

          (b)   At the Effective Time, the Amended and Restated Bylaws of Cathay, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

        1.6    Directors.     The directors of Cathay immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.7    Officers.     The officers of Cathay immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.8    Reservation of Right to Change Structure.     Notwithstanding any other provision of this Agreement to the contrary, subject to the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Cathay may, at any time prior to the Effective Time, to the extent permitted by Law without a further vote of the shareholders of the Company, change the method of effecting the Merger or the making of Merger Consideration available to the Company's shareholders if, and to the extent, it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or change the Merger Consideration or the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

        1.9    Bank Merger and other Subsidiary Mergers.

          (a)   On the Closing Date and simultaneously with the Merger, Asia Bank, N.A., a national bank and a wholly owned Subsidiary of the Company ("Asia Bank"), will merge (the "Bank Merger") with and into Cathay Bank, a California state-chartered bank and a wholly owned Subsidiary of Cathay ("Cathay Bank"). Cathay Bank shall be the surviving entity in the Bank

  Merger (the "Surviving Bank") and, following the Bank Merger, the separate corporate existence of Asia Bank shall cease.

          (b)   The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in substantially the form attached hereto as Annex B with such changes as may be mutually agreed by the Company and Cathay (the "Bank Merger Agreement"). Prior to the Closing (or earlier if necessary to obtain the necessary regulatory approvals for the Bank Merger): (i) the Company shall cause Asia Bank to adopt the Bank Merger Agreement, the Company, as the sole shareholder of Asia Bank, shall approve the Bank Merger Agreement, and the Company shall cause the Bank Merger Agreement to be duly executed by Asia Bank and delivered to Cathay Bank and (ii) Cathay shall cause Cathay Bank to adopt the Bank Merger Agreement, Cathay, as the sole shareholder of Cathay Bank, shall approve the Bank Merger Agreement and Cathay shall cause the Bank Merger Agreement to be duly executed by Cathay Bank and delivered to Asia Bank. The Company shall cause Asia Bank, and Cathay shall cause Cathay Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time (the "Bank Merger Certificates").

          (c)   At Cathay's request, the Company agrees to cooperate with Cathay and to take such actions as may be requested by Cathay to effect the merger or mergers immediately following the Closing of one or more Subsidiaries of the Company (other than Asia Bank) with the Surviving Corporation or one of its Subsidiaries; provided, however, that no such change shall alter or change the Merger Consideration or the status of the Merger as a "reorganization" within the meaning of section 368(a) of the Code.

        1.10    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        2.1    Effect on Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Cathay, the Company or the holder of any shares of Company Common Stock:

          (a)    Cancellation of Certain Stock.    Each share of common stock of the Company, par value $10 per share ("Company Common Stock" and each a "Company Share") issued and outstanding immediately prior to the Effective Time that is (i) owned by the Company or any wholly owned subsidiary of the Company or held in treasury by the Company or (ii) owned by Cathay or any of its wholly owned Subsidiaries, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the "Cancelled Shares"), and no consideration shall be delivered in exchange therefor.

          (b)    Conversion of Company Common Stock.

              (i)  At the Effective Time, subject to the exceptions and limitations set forth in this Article II, each Company Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or Dissenting Shares), by virtue of this Agreement and without any action on the part of the holder thereof, shall be cancelled and cease to exist and be converted into the right to receive, at the election of the holder thereof as provided in Section 2.3 hereof, either (i) that number of shares of common stock of Cathay, par value $0.01 per share ("Cathay Common Stock") equal to the Exchange Ratio or (ii) an amount in cash, without interest, equal to the Per Share Cash Consideration (collectively, the "Merger Consideration"), subject to the limitations set forth in Section 2.3(d) on the aggregate number of shares of Cathay Common Stock issued and the aggregate amount of cash paid in exchange for all shares of Company Common Stock.

             (ii)  Uncertificated shares of Company Common Stock represented by book-entry form ("Book-Entry Shares") and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a "Certificate") shall thereafter represent only the right to receive the Merger Consideration and the Fractional Share Cash Amount (as defined herein) into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1(b), as well as any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Section 2.2(f).

          (c)    No Fractional Shares.    No fractional shares of Cathay Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Cathay Common Stock shall be delivered upon the conversion of Company Shares pursuant to Section 2.1(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Cathay Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Cathay Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, cash (without interest) in an amount determined by multiplying (i) the closing price of Cathay Common Stock reported on the Nasdaq Stock Exchange (the "Nasdaq") on the trading day immediately preceding the Closing Date, rounded to the nearest one-hundredth of a cent by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Cathay Common Stock to which such holder would otherwise be entitled (the "Fractional Share Cash Amount"). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Cathay Common Stock.

          (d)    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and as to which shareholders have given notice of their intention to assert dissenters rights in accordance with Section 623 and Section 910 of the NYBCL (such shares being referred to herein as "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof only shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 623 and 910 of the NYBCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of Cathay, his or her demand for payment for such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his or her entitlement to payment of the fair market value of such shares as provided in Sections 623 and 910 of the NYBCL, such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Common Stock as contemplated by Sections 623 and 910 of the NYBL, and each of such shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without any interest thereon, as provided in Section 2.1(b) and Section 2.3 hereof, as Undesignated Shares. Prior to the Effective Time, the Company shall give Cathay prompt notice of any demands for payment for shares of Company Common Stock pursuant to Section 623 of the NYBCL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. Cathay shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Cathay, which consent shall not unreasonably be withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          (e)    Certain Adjustments.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Cathay Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        2.2    Exchange of Certificates.

          (a)    Exchange Fund.    Prior to the Effective Time, Cathay shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") and shall deposit, or cause to be deposited, for the benefit of the holders of Company Shares, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) the full number of Cathay Shares issuable pursuant to Section 2.1(b), and (ii) all of the cash necessary to pay the cash portion of the Merger Consideration, and Cathay shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions (such shares of Cathay Common Stock and cash provided to the Exchange Agent being hereinafter referred to as the "Exchange Fund"). Cathay shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.1(c). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Cathay pending payment thereof by the Exchange Agent to the holders of Company Shares pursuant to this Article II; provided that no investment of such deposited funds directed by Cathay in writing shall relieve Cathay or the Exchange Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Cathay shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Company Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent. Cathay shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Company Shares and to make payments from the Exchange Fund in accordance with Section 2.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(b), except as expressly provided for in this Agreement.

          (b)    Procedures for Surrender.    Cathay shall direct the Exchange Agent to mail on the Mailing Date to each holder of record of a Certificate or Book-Entry Share as of the Election Form Record Date: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Cathay may reasonably specify (the "Letter of Transmittal"); (ii) an Election Form to be completed, signed and returned to the Exchange Agent by each such holder (the "Election Form") prior to the Election Deadline; (iii) instructions for electing the Merger Consideration to be received for each Company Share and effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. As soon as reasonably practicable after the Effective Time, Cathy shall direct the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Share as of immediately prior to the Effective Time who have not previously returned a duly executed and properly completed Letter of Transmittal, (i) a Letter of Transmittal, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

          (c)    Payment of Consideration.    Upon the later of (a) the Effective Time and (b) surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Exchange Agent, and delivery of a Letter of Transmittal, duly executed and properly completed, with respect to such Certificates or Book-Entry Shares, the record holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the Company Shares formerly represented by such Certificates or such Book-Entry Shares were converted pursuant to Article II, and the Certificates so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer along with such other documentation as may be reasonably requested by Cathay or the Exchange Agent and the person requesting such payment shall pay to the Exchange Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration, as applicable, to a person other than the registered holder of the Certificate so surrendered or shall establish to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

          (d)    Transfer Books; No Further Ownership Rights in Shares.    As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II with respect to any Company Shares shall be deemed to have been paid in full satisfaction of all rights pertaining thereto. From and after the Effective Time, the holders of Company Shares outstanding immediately prior thereto shall cease to have any rights with respect thereto except as otherwise provided for herein or by applicable Law. Subject to Section 2.2(c), if, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (e)    Termination of Exchange Fund; Abandoned Property; No Liability.    At any time following the first anniversary of the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity), the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest or investment income received with respect thereto) not disbursed to holders of Company Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Company Shares and compliance with the procedures set forth in Section 2.2, without interest. Notwithstanding the foregoing, neither the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Company Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent or the Surviving Corporation, as applicable, shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which such Company Shares formerly represented thereby were converted pursuant to Article II; provided, however, that the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, as applicable, require the owner of such lost, stolen or destroyed Certificate to deliver a customary indemnity agreement or provide a bond in a customary amount.

        2.3    Company Election Procedures.

          (a)   In accordance with Section 2.2 hereof, the Election Form, the Letter of Transmittal, and the other materials specified in Section 2.2(b) hereof, shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as the Company and Cathay shall mutually agree ("Mailing Date") to each holder of record of Company Shares as of a date no earlier than five (5) Business Days prior to the Mailing Date ("Election Form Record Date"). Cathay shall make available one or more Election Forms and Letters of Transmittal as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Common Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

          (b)   Each Election Form shall permit the holder to elect (an "Election") to receive either (i) Cathay Common Stock (a "Stock Election") with respect to all of such holder's Company Shares, (ii) cash (a "Cash Election") with respect to all of such holder's Company Shares or (iii) Cathay Common Stock with respect to a percentage of such holder's Company Shares (a "Combination Stock Election") and cash with respect to the remainder of such holder's Company Shares (a "Combination Cash Election"), subject to the provisions contained in this Agreement. Any Company Shares (other than Dissenting Shares) with respect to which the holder shall not have submitted to the Exchange Agent, an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder and all shares of Company Common Stock which are outstanding immediately prior to the Effective Time and that have ceased to be Dissenting Shares shall be deemed "Undesignated Shares."

          (c)   Any Election shall have been properly made and effective with respect to the Merger only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as Cathay and the Company may mutually agree (the "Election Deadline"). Each Election Form shall only be deemed properly completed to the extent a valid Election is indicated for Company Shares covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the applicable Election Deadline. In the event an Election Form is revoked prior to the applicable Election Deadline, the Company Shares represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election Form is properly completed and made with respect to such shares on or before the Election Deadline, and, if such revoked Election Form was delivered to the Exchange Agent accompanied by Certificates represented by such Election Form, Cathay shall cause such Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, withdrawal or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Cathay and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Cathay nor the Exchange Agent shall be under any obligation to notify any person of any defect in any Election Form.

          (d)   For purposes of the Merger, the allocation among the holders of Company Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

            (i)    Number of Stock Elections is Less Than the Minimum Stock Conversion Number.    If the aggregate number of Stock Election Shares (on the basis of valid and properly completed Election Forms received by the applicable Election Deadline) is less than the Minimum Stock Conversion Number, then

              (A)  each Stock Election Share will, as of the Effective Time, be converted into the Per Share Stock Consideration,

              (B)  the Exchange Agent will allocate from among the Undesignated Shares, pro rata to the holders of Undesignated Shares in accordance with their respective numbers of Undesignated Shares, a sufficient number of Undesignated Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Minimum Stock Conversion Number, and each such allocated Undesignated Share (each, a "Stock-Selected Undesignated Share") will, as of the Effective Time, be converted into the Per Share Stock Consideration; provided that if the sum of all Undesignated Shares and Stock Election Shares is equal to or less than the Minimum Stock Conversion Number, all Undesignated Shares will be Stock-Selected Undesignated Shares,

              (C)  if the sum of Stock Election Shares and Undesignated Shares is less than the Minimum Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Undesignated Shares equals as closely as practicable the Minimum Stock Conversion Number, and each such allocated Cash Election Share (each, a "Converted Cash Election Share") will, as of the Effective Time, be converted into the Per Share Stock Consideration; and

              (D)  each Undesignated Share that is not a Stock-Selected Undesignated Share and each Cash Election Share that is not a Converted Cash Election Share will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration.

            (ii)    Number of Stock Elections is Greater Than the Maximum Stock Conversion Number.    If the aggregate number of Stock Election Shares (on the basis of valid and properly completed Election Forms received by the Election Deadline) is greater than the Maximum Stock Conversion Number, then

              (A)  each Cash Election Share and Undesignated Share will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration,

              (B)  the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares ("Converted Stock Election Shares") so that the difference of (x) the number of Stock Election Shares less (y) the number of Converted Stock Election Shares equals as closely as practicable the Maximum Stock Conversion Number, and each Converted Stock Election Share will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration, and

              (C)  each Stock Election Share that is not a Converted Stock Election Share will, as of the Effective Time, be converted into the Per Share Stock Consideration.

            (iii)    Number of Stock Elections is Greater than or Equal to the Minimum Stock Conversion Number and Less than or Equal to the Maximum Stock Conversion Number.    If the aggregate number of Stock Election Shares (on the basis of valid and properly completed Election Forms received by the Election Deadline) is greater than or equal to the Minimum Stock Conversion Number and less than or equal to the Maximum Stock Conversion Number, then

              (A)  each Stock Election Share will, as of the Effective Time, be converted into the Per Share Stock Consideration, and

              (B)  each Cash Election Share and Undesignated Share will, as of the Effective Time, be converted into the right to receive the Per Share Cash Consideration.

          (e)   The calculations required by Section 2.3(d) above shall be prepared by Cathay prior to the Effective Time and furnished to the Company at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail or to the extent final calculations cannot be prepared prior to the Effective Time, a preliminary calculation shall be furnished to the Company at least two (2) Business Days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Cathay Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

          (f)    No dividends or other distributions of any kind which are declared payable to holders of record of Cathay Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing such Cathay Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of Cathay Common Stock as to which the record date and payment date occurred after the Effective Time and on or before the date of surrender.

          (g)   All dividends or distributions, and any cash to be paid pursuant to Section 2.1(c) hereof in lieu of fractional shares, held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the date of the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to the Surviving Corporation, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of the Surviving Corporation for payment or delivery by the Surviving Corporation of such dividends or distributions or cash, as the case may be. Cathay, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as Cathay, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment and Cathay, the Company or the Exchange Agent, as applicable, shall timely remit all withheld amounts to the relevant taxing authority on behalf of each such Company Shareholder. To the extent the amounts are so withheld by Cathay, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of whom such deduction and withholding was made by Cathay, the Company or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed by the Company, the Company hereby represents and warrants to Cathay as stated in this Article III. No investigation by Cathay or its representatives shall affect or be deemed to modify or waive the representations and warranties set forth herein.

        3.1    Corporate Organization.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, and is a bank holding company duly registered under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the Organizational Documents of the Company, as amended through the date hereof have previously been Made Available by the Company to Cathay. The Organizational Documents of the Company are in full force and effect and the Company is not in violation of any of their provisions.

          (b)   Each Subsidiary of the Company (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Asia Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company and any joint ventures, partnerships or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). True and complete copies of the Organizational Documents of each Company Subsidiary, as amended through the date hereof, have previously been Made Available by the Company to Cathay. All such Organizational Documents are in full force and effect and the Company and its Subsidiaries are not in violation of any of their provisions.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 2,000,000 shares of the Company Common Stock, par value $10 per share, and 250,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of November 30, 2014, (i) 1,460,044 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury and (iii) no shares of Company Preferred Stock were issued or outstanding.

          (b)   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued Company Common Stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any other interests or securities of the Company. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of Company Common Stock may vote and there are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries is or could be required to register any Company Common Stock or other equity ownership interests of the Company or its Subsidiaries or any other securities under the Securities Act.

          (c)   The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the "Company Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or vote of the Company's shareholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board of Directors has unanimously (i) resolved to recommend that the Company's shareholders adopt this Agreement (the "Company Recommendation"), (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company's shareholders, (iii) approved this Agreement and the Merger, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming the Agreement constitutes the legal, valid and binding agreement of Cathay, the Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditor's rights generally and the availability of equitable relief (the "Enforceability Exceptions").

          (b)   Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of the Company or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

        3.4    Consents and Approvals.     Except for (i) the filing of applications and notices, as applicable, with the Nasdaq, (ii) the filing of any required applications, filings and notices as applicable, with (A) the Federal Reserve Board, (B) the CDBO and (C) the FDIC, and approval of the foregoing applications and filings, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of Delaware, (iv) the filing of the Bank Merger Certificates, (v) the filing with the SEC of the Registration Statement in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Cathay Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger, the Bank Merger and the other transactions contemplated hereby.

        3.5    Reports.     The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011, if any, with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) the CFPB, (vii) any foreign regulatory authority and (viii) any SRO ((i) – (viii), collectively "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2011. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2011.

        3.6    Financial Statements.

          (a)   The Company has previously Made Available to Cathay accurate and complete copies of (a) (i) the Company's audited consolidated balance sheet as of December 31, 2013 and 2012 and (ii) the related audited consolidated statements of income for the fiscal years ended December 31, 2013 and 2012 ((i) and (ii), the "Company Audited Financial Statements") and (b) (i) the Company's unaudited consolidated balance sheet as of September 30, 2014 and the related (ii) unaudited consolidated statements of income for the nine months ended September 30, 2014 ((i) and (ii), the "Company Unaudited Financial Statements" and collectively with the Company Audited Financial Statements, the "Company Financial Statements"). The Company Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The Company Unaudited Financial Statements have been prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Company Audited Financial Statements for the year ended December 31, 2013 or as of December 31, 2013, as applicable. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither the Company nor any of its Subsidiaries have any material Liability except for (i) those Liabilities in the amounts reflected or reserved against on the consolidated balance sheet of the Company as of September 30, 2014 (including any notes thereto) included in the Company Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014 or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of the Company or any of its Subsidiaries is a party to any material "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. These disclosures were made in writing by management to the Company's auditors and audit committee and a copy has previously been Made Available to Cathay.

          (d)   Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

        3.7    Broker's Fees.     With the exception of the engagement of Nai-Ching Sun, neither Company nor any Company Subsidiary nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker's fees, commissions or finder's fees in connection with the Merger or other transactions contemplated by this Agreement. The Company has Made Available to Cathay a true, correct and complete copy of the Finder's Fee Agreement, dated as of November 20, 2014 by and between Nai-Ching Sun and the Company (the "Finder's Fee Agreement"), which is the only engagement letter or other Contract between the Company and Nai-Ching Sun relating to the Merger and the other transactions contemplated by this Agreement.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (b)   Since December 31, 2013 through the date hereof, (i) the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) neither the Company nor its Subsidiaries has taken any action that would if taken after the date of this Agreement require Cathay's consent pursuant to Section 5.2.

        3.9    Legal Proceedings.

          (a)   Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's Knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (whether or not such proceedings, claims, actions or investigations are currently being tolled).

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Cathay or any of its Subsidiaries).

        3.10    Taxes and Tax Returns.

          (a)   Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2011 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has Made Available to Cathay true and complete copies of any private letter ruling requests, opinions, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past three years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        3.11    Employee Benefit Matters.

          (a)   Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, equity option, equity purchase, restricted equity, incentive, deferred compensation, welfare, retiree welfare, retirement supplemental retirement, termination, severance, retention, change-in-control, employment or other benefit plans, programs, contracts, agreements or arrangements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Company ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any of their respective Company ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any of their respective Company ERISA Affiliates (all such plans, programs, arrangements, contracts or agreements, collectively, the "Company Benefit Plans").

          (b)   The Company has heretofore Made Available to Cathay true and complete copies of (i) such Company Benefit Plan or, in the case of any unwritten Company Benefit Plan, a description of the material terms thereof, (ii) any related trust agreements, insurance contracts or documents of any other funding arrangements, and such copies are true, correct and complete as of the date hereof, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules for the each of the last two plan years, (iv) the current summary plan description and any modifications thereto, (v) the annual financial and/or actuarial reports for each of the last two years, (vi) the most recent determination letter from the IRS, and (vii) all material correspondences with a Governmental Entity.

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No proceedings, claims, actions or governmental or regulatory investigations of any nature with respect to any Company Benefit Plan is pending or, to the Knowledge of the Company, threatened, other than routine and non-material claims for benefits, and, to the Knowledge of the Company, no set of circumstances exists that may give rise to any such proceedings, claims, actions or governmental or regulatory investigations against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. None of the Company Benefit Plans is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

          (d)   Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans"). Each Company Qualified Plan is based on a prototype plan that has received a favorable opinion or determination letter from the IRS, and no such Company Qualified Plan has been amended or modified from its corresponding prototype plan. To the Knowledge of the Company, there are no existing circumstances and, no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    None of the Company and its Subsidiaries nor any of their respective Company ERISA Affiliates has ever maintained, sponsored, contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (ii) any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan") or (iv) any plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Section 4980B of the Code). None of the Company and its Subsidiaries nor any of their respective Company ERISA Affiliates has incurred, nor do any circumstances exist that could result in, any liability (i) under Title IV or Section 302 of ERISA, (ii) under Sections 412, 430 or 4971 of the Code, (iii) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) under corresponding or similar provisions of foreign laws.

          (g)   All contributions required to be made to any Company Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

          (h)   None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. The Company has Made Available to Cathay true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

          (j)    Since January 1, 2011, there has been no pending or, to the Company's Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

          (k)   The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding (i) employment, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards and (ii) the payment and withholding of Taxes and other amounts in respect of their employment of current and former employees, officers, directors or other service providers of the Company and its Subsidiaries, and none of the Company or any of its Subsidiaries is liable for arrears of wages, taxes, penalties or other sums for failure to comply with such applicable Laws.

        3.12    Compliance with Applicable Law.

          (a)   The Company and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all material licenses, franchises, permits and authorizations ("Permits") necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to the Company or any of its Subsidiaries, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act.

          (b)   Without limitation, since January 1, 2011, none of the Company, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

          (c)   Since January 1, 2011, the Company and each of its Subsidiaries has properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of the Company or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of the Company or any of its Subsidiaries, or any director, officer, or employee of the Company or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (d)   As of December 31, 2013, each of the Company and Asia Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 is no less than "satisfactory."

        3.13    Certain Contracts.

          (a)   Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

              (i)  with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

             (ii)  which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Cathay, the Company, or any of their respective Subsidiaries to any officer or employee thereof;

            (iii)  that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

            (iv)  that contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries or following the Closing will restrict the ability of Cathay or any of its Subsidiaries to engage in any line of business;

             (v)  that obligates the Company or its Subsidiaries, or following the Closing, Cathay or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains "most favored nation" or similar covenants;

            (vi)  with or to a labor union or guild (including any collective bargaining agreement);

           (vii)  that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries in the principal amount of $100,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

          (viii)  that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries;

            (ix)  that relates to the acquisition or disposition of any assets or business for a purchase price in excess of $50,000 (whether by merger, sale of stock, sale of assets or otherwise);

             (x)  with respect to the performance by the Company or its Subsidiaries of Loan servicing with any outstanding obligations that are material to the Company or any of its Subsidiaries (the "Servicing Agreements");

            (xi)  that obligates the Company or any of its Subsidiaries to indemnify or hold harmless any director or executive officer of the Company any of its Subsidiaries (other than the organizational documents of the Company or its Subsidiaries);

           (xii)  that involved or is expected to involved the payment of more than $50,000 by the Company and its Subsidiaries in 2014 or 2015 (other than any such Contracts which are terminable by the Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

          (xiii)  that is a settlement agreement other than releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee's or independent contractor's employment;

          (xiv)  that (A) grants the Company or one of its Subsidiaries any right to use any Intellectual Property (other than "shrink-wrap," "click-wrap" or "web-wrap" licenses in respect of commercially available software), (B) permits any third person to use, enforce or register any Intellectual Property, including any license agreements, coexistence agreements and covenants not to use or (C) restricts the right of the Company or one of its Subsidiaries to use or register any Intellectual Property; or

           (xv)  that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third party.

  Each Contract of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract." The Company has Made Available to Cathay prior to the date of this Agreement a complete and correct copy of each Company Contract, including all amendments, modifications and supplements thereto as in effect on the date of this Agreement.

          (b)   Each Company Contract is in full force and effect and is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the Company's Knowledge the other parties thereto, enforceable against the Company and its subsidiaries and, to the Company's Knowledge, the other parties thereto in accordance with its terms, except as may be limited by the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is, nor, to the

  Company's Knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Contract. There are no disputes pending or, to the Company's Knowledge, threatened with respect to any Company Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to an Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the Company's Knowledge, is any such party threatening to do so.

        3.14    Agreements with Regulatory Agencies.     Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

        3.15    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by the Enforceability Exceptions, and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.16    Environmental Liability.

          (a)   The Company and its Subsidiaries are in compliance in all material respects with, and have complied in all material respects with, all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on the Company or any of its Subsidiaries of any material Liability or obligation arising under any Environmental Law, pending or threatened against the Company on any Property presently or previously owned, leased or operated by any of them. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material Liability or obligation on the Company or its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material Liability or obligation with respect to Environmental Laws. To the Company's Knowledge, no Hazardous Substance is present at, on, in or under any property currently or formerly owned or leased by the Company or its

  Subsidiaries, other than Hazardous Substances used in the Company's ordinary course of business which are kept in insignificant quantities and in compliance with Environmental Laws. Neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any Liability of any other Person relating to any Environmental Law or concerning Hazardous Substances. To the knowledge of the Company, no property on which it or any of its subsidiaries holds a lien is in material violation of any Environmental Law and no condition exists or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in a material liability under Environmental Laws.

          (b)   The Company has Made Available to Cathay copies of all studies, audits, assessments or other similar documents (including any Phase I or Phase II reports), concerning compliance with, or Liability or obligations under, any Environmental Laws affecting the Company or any of its Subsidiaries, to the extent such documents are in the possession or under the reasonable control of the Company and its Subsidiaries.

        3.17    Investment Securities and Commodities.

          (a)   Each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

          (b)   The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has Made Available to Cathay the material terms of such policies, practices and procedures.

        3.18    Property.

          (a)   The Company has good, valid, and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the business of the Company and its Subsidiaries free and clear of any Liens, except Permitted Encumbrances. The material tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

          (b)   Section 3.18(b) of the Company Disclosure Schedule sets forth a list of all real properties that are the subject of a Real Property Lease as of the date hereof. Each of the lease agreements for real property to which the Company or any of its Subsidiaries is bound or which relates to real property operated or utilized by the Company or any of its Subsidiaries (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, individually, a "Real Property Lease") are in full force and effect and, to the Company's Knowledge, are enforceable against the landlord which is party thereto in accordance with its terms, and there are no material defaults or events of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Company or any of its Subsidiaries, and to the Company's Knowledge, by any other party, under such lease agreements. The Company's or its Subsidiaries' possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed, and to the Company's Knowledge, there are no disputes with respect to any such Real Property Lease, except for such disturbances or disputes that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (c)   Section 3.18(c) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company and its Subsidiaries ("Owned Real Property"). The Company or one of its Subsidiaries has valid and marketable title to the Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Encumbrances. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Owned Real Property or any portion thereof. There are no pending or, to the Company's Knowledge, threatened condemnation proceedings against any Owned Real Property.

        3.19    Intellectual Property.

          (a)   Section 3.19(a) of the Company Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by the Company or any of its Subsidiaries (the foregoing being, collectively, the "Company Registered Intellectual Property"). No registrations or applications for material Company Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights. To the Company's Knowledge, each item of Company Registered Intellectual Property is valid, subsisting and enforceable.

          (b)   Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, the Company and its Subsidiaries own all right, title, and interest to, or otherwise have a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Encumbrances).

          (c)   The conduct of the business of the Company and its Subsidiaries does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

          (d)   To the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by the Company or its Subsidiaries. There is no (i) pending claim or (ii) asserted claim in writing (including any "cease and desist" letters and invitations to license) that the Company or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third Person.

          (e)   The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence.

        3.20    Related Party Transactions.     Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no transactions or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any holder of 5% of more of the Company Common Stock (a "Significant Holder") (or any of such Person's immediate family members or Affiliates) on the other hand, except those of a type available to employees of Company or its Subsidiaries generally.

        3.21    State Takeover Laws.     The Board of Directors of the Company has taken all actions that may be required to render inapplicable to this Agreement and the transactions contemplated hereby any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (any such Laws, "Takeover Statutes"). No Takeover Statutes will prohibit, restrict or impair the performance of the Company's obligations under this Agreement.

        3.22    Company Information.     The information relating to the Company and its Subsidiaries which is provided by the Company or its representatives for inclusion in any document filed with any Governmental Entity in connection herewith or in the Proxy Statement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        3.23    Loan Matters.

          (a)   Each Company Loan has been solicited and originated and has been administered and serviced, and the relevant loan files are being maintained, in all material respects in accordance with the relevant Loan documents, the underwriting standards of the originating bank and, in the case of Company Loans held for resale to investors, the underwriting standards, if any, with all applicable requirements of Law and all applicable Investor/Insurer Requirements.

          (b)   Except as set forth in Section 3.23(b) of the Company Disclosure Schedule, the Company is not bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of the Company or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan or otherwise creates a recourse obligation on the part of the Company or any of its Subsidiaries. Section 3.23(b)(i) of the Company Disclosure Schedule sets forth a schedule of repurchase requests received by the Company or any of its Subsidiaries to repurchase any Loan or interests therein by any private insurer or investor since January 1, 2011 as well as the resolution of any such repurchase request.

          (c)   None of the Company or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from any investor relating to the origination, sale or servicing of mortgage or consumer Loans.

          (d)   Since January 1, 2011, each of the Company and its Subsidiaries, and each Company Loan, has been in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations and related regulatory guidance, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all applicable Investor/Insurer Requirements.

          (e)   Each Loan included in a pool of Loans originated, acquired, serviced or securitized by the Company or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

          (f)    Each Company Loan that is a mortgage Loan or reverse mortgage Loan is evidenced by a mortgage note and is duly secured by a valid first lien or subordinate lien on the related mortgaged property, in each case, on such forms and with terms that comply with Law. Each such mortgage note and the related mortgage is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions.

          (g)   The Advances are valid and subsisting amounts owing to the Company and its applicable Subsidiary and are carried on the books of the Company or the applicable Subsidiary at values determined in accordance with GAAP, and are not subject to setoffs or claims arising from acts or omissions of the Company or any of its Subsidiaries. No private insurer or investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

        3.24    Loan Portfolio.

          (a)   As of December 31, 2013, none of the Company or its Subsidiaries is a party to a Loan, including any Loan guaranty, with any director, executive officer or Significant Holder or any Person controlling, controlled by or under common control with any of the foregoing other than as disclosed on 3.24(a) of the Company Disclosure Schedule. All Loans that have been made by the Company or its Subsidiaries that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to the Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

          (b)   Section 3.24(b) of the Company Disclosure Schedule sets forth a listing, as of December 31, 2013, by account of: (A) all Company Loans (including participations) that have been accelerated by the Company or its Subsidiaries during the past twelve months; (B) all Loan commitments or lines of credit of the Company and its Subsidiaries that have been terminated by the Company or its Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified the Company or its Subsidiaries during the past twelve months of, or has asserted against the Company, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of the Company, each borrower, customer or other party which has given the Company or its Subsidiaries any oral notification of, or orally asserted to or against the Company or any of its Subsidiaries, any such claim; (D) all Company Loans that as of December 31, 2014, had an outstanding balance and/or a funded commitment of $500,000 or more, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (5) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by the Company and its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

          (c)   The information the Company has previously Made Available to Cathay regarding the Company Loans is true and accurate in all material respects as of the date provided.

        3.25    Insurance.     Section 3.25 of the Company Disclosure Schedule lists each insurance policy maintained by or on behalf of the Company and its Subsidiaries as of the date hereof and a true and complete copy of each such policy has been Made Available to Cathay prior to the date hereof. All premiums due in respect of such insurance policies have been paid in full. All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to any of its obligations under any of such insurance policies. To the Knowledge of the Company, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with the Company's annual renewal process and (ii) there is no material claim pending regarding the Company or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

        3.26    Opinion of Financial Advisor.     The Company Board of Directors has received the opinion of The Kafafian Group to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Company Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of said opinion to Cathay solely for informational purposes. The Company and Cathay have been authorized by The Kafafian Group to permit the inclusion of such opinion in its entirety and references thereto in the Proxy Statement.

        3.27    Reorganization.     The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CATHAY

        Except (i) as Previously Disclosed by Cathay or (ii) as disclosed in any Cathay Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Cathay with the SEC since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Cathay hereby represents and warrants to the Company as stated in this Article IV. No investigation by the Company or its representatives shall affect or be deemed to modify or waive the representations and warranties set forth herein.

        4.1    Corporate Organization.

          (a)   Cathay is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Cathay has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Cathay is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cathay.

        4.2    Capitalization.

          (a)   The authorized capital stock of Cathay consists of 100,000,000 shares of Cathay Common Stock and 10,000,000 shares of preferred stock. As of September 30, 2014 there were (a) no shares of preferred stock issued or outstanding, (b) 79,698,011 shares of Cathay Common Stock issued and outstanding, which number includes no restricted shares of Cathay Common Stock granted under a Cathay Stock Plan, (c) 4,207,565 shares of Cathay Common Stock held in treasury, (d) 1,846,374 shares of Cathay Common Stock reserved for issuance upon the exercise of warrants to purchase Cathay Common Stock, (e) 2,364,874 shares of Cathay Common Stock reserved for issuance upon the exercise of options granted by Cathay to purchase shares of Cathay Common Stock under a Cathay Stock Plan (as defined below), (f) 118,514 shares of Cathay Common Stock reserved for issuance upon the vesting of restricted stock units granted under a Cathay Stock Plan and (g) no other shares of capital stock or other voting securities of Cathay issued, reserved for issuance or outstanding. For purposes of this Agreement, the "Cathay Stock Plans" means the Cathay General Bancorp, Inc. Equity Incentive Plan and the 2005 Incentive Plan. All of the issued and outstanding shares of Cathay Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

          (b)   The Stock Consideration Amount has been duly authorized. At the Effective Time, the Stock Consideration Amount will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

        4.3    Authority; No Violation.

          (a)   Cathay has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Cathay. No other corporate proceedings on the part of Cathay are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Cathay and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Cathay, enforceable against Cathay in accordance with its terms, except as may be limited by the Enforceability Exceptions.

          (b)   Neither the execution and delivery of this Agreement by Cathay, nor the consummation by Cathay of the transactions contemplated hereby, nor compliance by Cathay with any of the terms or provisions hereof, will (i) violate any provision of Cathay's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Cathay, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cathay or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Cathay or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cathay.

        4.4    Consents and Approvals.     Except for (i) the filing of applications and notices, as applicable, with the Nasdaq, (ii) the filing of any required applications, filings and notices as applicable, with (A) the Federal Reserve Board, (B) the CDBO and (C) the FDIC, and approval of the foregoing applications and filings, (iii) the filing of the Certificates of Merger with the Secretary of State of the State of New York and the Secretary of State of the State of Delaware, (iv) the filing of the Bank Merger Certificates, (v) the filing with the SEC of the Registration Statement in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Cathay Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Cathay of this Agreement or (B) the consummation by Cathay of the Merger, the Bank Merger and the other transactions contemplated hereby.

        4.5    Reports.     Cathay and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Cathay and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Cathay, investigation into the business or operations of Cathay or any of its Subsidiaries since January 1, 2011. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Cathay or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Cathay or any of its Subsidiaries since January 1, 2011.

        4.6    Financial Statements.

          (a)   The financial statements of Cathay and its Subsidiaries included (or incorporated by reference) in the Cathay Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Cathay and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Cathay and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Cathay and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Cathay that it intends to resign) or been dismissed as independent public accountants of Cathay as a result of or in connection with any disagreements with Cathay on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Neither Cathay nor any of its Subsidiaries have any material Liability, except for (i) those Liabilities in the amounts reflected or reserved against on the consolidated balance sheet of Cathay included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Cathay or any of its Subsidiaries is a party to any material "off-balance sheet arrangements" as defined in Item 303(a)(4) of Regulation S-K.

          (c)   Cathay has disclosed, based on its most recent evaluation prior to the date hereof, to Cathay's outside auditors and the audit committee of Cathay's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Cathay's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Cathay's internal controls over financial reporting. These disclosures were made in writing by management to Cathay's auditors and audit committee and a copy has previously been made available to Company.

          (d)   Since January 1, 2011, (i) neither Cathay nor any of its Subsidiaries, nor, to the Knowledge of Cathay, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Cathay or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Cathay or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) no attorney representing Cathay or any of its Subsidiaries, whether or not employed by Cathay or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Cathay or any of its officers, directors, employees or agents to the Board of Directors of Cathay or any committee thereof or to any director or officer of Cathay.

        4.7    Broker's Fees.     Neither Cathay nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cathay.

          (b)   Since December 31, 2013 through the date hereof, Cathay and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

        4.9    Legal Proceedings.

          (a)   Neither Cathay nor any of its Subsidiaries is a party to any, and there are no pending or, to Cathay's Knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cathay or any of its Subsidiaries or any of their current or former directors or executive officers (whether or not such proceedings, claims, actions or investigations are currently being tolled).

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Cathay, any of its Subsidiaries or the assets of Cathay or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Cathay or any of its Subsidiaries).

        4.10    Compliance with Applicable Law.

          (a)   Cathay and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Cathay, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011, Cathay and each of its Subsidiaries have complied in all respects with and are not in material default or violation under any applicable Law relating to Cathay or any of its Subsidiaries, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund

  Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act.

          (b)   Without limitation, since January 1, 2011, none of Cathay, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Cathay or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Cathay or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Cathay or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Cathay or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Cathay or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Cathay or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Cathay or any of its Subsidiaries or (vii) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

          (c)   Since January 1, 2011, Cathay and each of its Subsidiaries has properly administered all accounts for which Cathay or any of its Subsidiaries acts as a fiduciary, including accounts for which Cathay or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Cathay or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Cathay or any of its Subsidiaries, or any director, officer, or employee of Cathay or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (d)   As of December 31, 2013, each of Cathay and Cathay Bank is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 is no less than "satisfactory."

        4.11    Agreements with Regulatory Agencies.     Except as set forth in Section 4.11 of the Cathay Disclosure Schedule, neither Cathay nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Cathay Disclosure Schedule, a "Cathay Regulatory Agreement"), nor has Cathay or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Cathay Regulatory Agreement.

        4.12    Available Funds.     As of the Closing, Cathay will have sufficient funds available to it to deliver the maximum cash portion of the Merger Consideration.

        4.13    Reorganization.     Cathay has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Business Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Cathay, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties, and (c) take no action that is intended to or would reasonably be expected to result in the failure of any of the conditions set forth in Article VII.

        5.2    Company Forbearances.     During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Cathay:

          (a)   incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person;

          (b)   (i) adjust, split, combine or reclassify any of its capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock, except any dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries;

            (iii)  (A) issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or securities convertible or exchangeable into, or exercisable for, its capital stock or any equity-based awards or interests or other rights of any kind to acquire its capital stock, or (B) enter into any Contract, understanding or arrangement with respect to the sale or voting of its capital stock or other securities;

          (c)   sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets to any Person other than a wholly owned Subsidiary, in each case except in the ordinary course of business consistent with past practice or for Permitted Liens, or cancel, release, prepay, redeem, defease, repurchase, assign or otherwise acquire any indebtedness or guarantees to any such Person or any claims held by any such Person;

          (d)   acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other Person, other than a wholly owned subsidiary of the Company, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person or property or assets of any other Person, in each case other than a wholly owned Subsidiary of the Company;

          (e)   terminate any Company Contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any Company Contract, in each case except in the ordinary course of business consistent with past practice, or enter into any Contract that would constitute an Company Contract if it were in effect on the date of this Agreement or renew any Company Contract other than any Contract which is terminable by the Company or its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice;

          (f)    except as required by a Company Benefit Plan as in effect on the date hereof or as required by applicable Law, (i) become a party to, enter into, adopt, amend or terminate (or commit to become a party to, enter into, adopt, amend or terminate) any Company Benefit Plan (or arrangement that had it existed as of the date hereof, would have been a Company Benefit Plan), (ii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries or pay any amounts to any such individual not otherwise due, (iii) except pursuant to Section 6.3(e), pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate the employment of any individual with annual target compensation in excess of $150,000;

          (g)   commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements (A) involving only monetary remedies with a value not in excess of $25,000, with respect to any individual litigation, claim, suit, action or proceeding or $50,000, in the aggregate and (B) that does not involve or create an adverse precedent for any litigation, claim, suit action or proceeding that is reasonably likely to be material to the Company and its Subsidiaries (or following the Closing, Cathay and its Subsidiaries) and (ii) the commencement of any litigation, claim, suit action or proceeding in the ordinary course of business consistent with past practice;

          (h)   waive or release any rights or claims material to the Company and its Subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

          (i)    amend its Organizational Documents, or otherwise take any action to exempt any person from any provision of its Organizational Documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned Subsidiaries);

          (j)    restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (k)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

          (l)    implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP;

          (m)  enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable Law or as requested by any Governmental Entity;

          (n)   make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by Law;

          (o)   (i) except for Loans or commitments for Loans that have been approved by Cathay prior to the date of this Agreement, without prior consultation with Cathay, (1) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan if under the Company's credit policies previously Made Available to Cathay such Loan or commitment would require the approval of the Company Board of Directors or (2) without prior consultation with Cathay, enter into agreements relating to, or consummate purchases or sales of, whole individual Loans if under the Company's credit policies previously Made Available to Cathay such Loan or commitment would require the approval of the Company Board of Directors;

          (p)   make application for the opening, relocation, renovation or closing of any, or open, relocate, renovate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

          (q)   make any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;

          (r)   materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

          (s)   terminate or allow to lapse any Permit or amend a Permit in a manner that adversely impacts the ability to conduct its business in any material respect;

          (t)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

          (u)   make, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7212 of the Code (or any comparable provision of state, local or foreign Law), request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes;

          (v)   take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (w)  (i) cancel or permit to lapse any material Intellectual Property of the Company, or (ii) disclose to any third party, other than representatives of Cathay or under a confidentiality agreement, any Trade Secret included in the Intellectual Property of the Company in a way that results in loss of Trade Secret protection;

          (x)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

        5.3    Cathay Forbearances.     During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and except as expressly required or permitted by this Agreement, Cathay shall not, without the prior written consent of the Company:

          (a)   amend its Organizational Documents in a manner that would affect the holders of Company Common Stock adversely relative to other holders of Cathay Common Stock upon receipt of the Merger Consideration;

          (b)   take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (c)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters; Third Party Consents.

          (a)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Each of the parties hereto shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the non-confidential information relating to the Company or Cathay, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of the parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice, statement or application made by or on behalf of Cathay, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

          (b)   Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Cathay or its Subsidiaries to (and without the prior written consent of Cathay, the Company and its Subsidiaries shall not) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have, individually or in the aggregate, to materially impair the anticipated benefits to Cathay and its Subsidiaries of the transactions contemplated hereby (a "Burdensome Condition").

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Cathay, access, during normal business hours during the period prior to the Effective Time, to its properties, books, employees, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Cathay (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as Cathay may reasonably request. Neither the Company, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure jeopardize the attorney-client privilege of the institution in possession or control of such information or violates any applicable Law; provided that the Company will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Cathay shall hold all information furnished by or on behalf of the Company or any of its Subsidiaries or representatives pursuant to Section 6.2(a) and Section 6.2(b) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          (c)   As soon as reasonably practicable following December 31, 2014 and in any event by March 31, 2015, the Company shall prepare and provide Cathay with (i) the Company's audited consolidated balance sheet as of December 31, 2014 and (ii) the related audited consolidated statement of income for the fiscal year ended December 31, 2014, which financial statements shall be accompanied by an unqualified opinion of Crowe Horwath LLP regarding such consolidated financial statements (the "Audited 2014 Financial Statements"). As soon as reasonably practicable and in any event no later than 15 days following the end of each calendar month prior to the Closing Date, beginning with the month ended January 30, 2015, the Company shall prepare and deliver to Cathay an unaudited balance sheet of the Company for the preceding month (the "Unaudited 2015 Monthly Financial Statements"). The Audited 2014 Financial Statements and the Unaudited 2015 Monthly Financial Statements (including the related notes, where applicable) (i) shall be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) comply as to form in all material respects with applicable accounting requirements, (iv) be prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and (v) be prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Company Audited Financial Statements for the year ended December 31, 2013 or as of December 31, 2013, as applicable.

          (d)   No later than five Business Days prior to the Closing, the Company shall provide Cathay with a certificate signed on behalf of the Company by an executive officer of the Company setting forth the Tax Effected Expense Amount accompanied by a schedule itemizing the individual expenses or payments, as applicable included in such amounts.

          (e)   The Company shall consider in good faith any objections raised by Cathay with respect to the Unaudited 2015 Monthly Financial Statements or the Tax Effected Expense Amount and if it agrees with any such objection shall amend the applicable statements or amounts.

        6.3    Employee Benefit Plans.

          (a)   Following the Effective Time, Cathay shall provide all individuals who are employees of the Company and its Subsidiaries at the Effective Time (the "Continuing Employees"), while employed by Cathay or its Subsidiaries, with compensation opportunities and employee benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation opportunities and employee benefits provided to similarly situated employees of Cathay and its Subsidiaries; provided, that for purposes of the foregoing sentence the compensation opportunities and employee benefit plans generally provided to employees of the Company as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Cathay and its Subsidiaries for purposes of this sentence, it being understood that the Continuing Employees may commence participation in Cathay's benefit plans on different dates following the Effective Time with respect to different benefit plans.

          (b)   With respect to any employee benefit plans of Cathay or its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a "New Benefit Plan"), Cathay shall: (i) use commercially reasonable efforts to waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans that provide health care benefits in which such employees first become eligible to participate after the Effective Time, except to the extent such exclusions or waiting periods would apply under the analogous Company Benefit Plan; and (ii) recognize all service of such Continuing Employees with the Company and its Subsidiaries since their most recent date of hire with the Company or its Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

          (c)   If requested by Cathay in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the Board of Directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company's 401(k) plans (collectively, the "Company 401(k) Plan"), effective as of the day prior to the Closing Date. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Cathay shall, to the extent permitted by Cathay's applicable 401(k) plan (the "Cathay 401(k) Plan"), permit the Continuing Employees who are then actively employed to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Continuing Employee from the Company 401(k) Plan to the Cathay 401(k) Plan.

          (d)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Cathay or the Company or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Company, Cathay or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Company, Cathay or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Cathay or the Company or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Cathay or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Cathay or the Company or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (e)   The parties shall take the necessary actions to implement the approximately $3.4 million severance, retention and retirement pool (the "Employee Pool") and other actions described in Section 6.3(e) of the Company Disclosure Schedule.

        6.4    Indemnification; Directors' and Officers' Insurance.

          (a)   For six (6) years after the Effective Time, Cathay shall indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actions, suits, claims or proceedings, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under their respective organizational documents in effect on the date of this Agreement subject to limitations imposed by applicable Law to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law); provided, the Person to whom such expenses are advanced provides an undertaking to Cathay to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

          (b)   Prior to Closing, the Company shall purchase a six (6) year prepaid directors' and officers' liability insurance "tail policy" that provides directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Cathay) with coverage no less favorable, as a whole, than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time (the "Tail Policy").

        6.5    Additional Agreements.     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Cathay, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Cathay.

        6.6    Notice of Changes.

          (a)   Cathay and the Company shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.6 or the failure of any condition set forth in Section 7.2 or

  7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

          (b)   Cathay and the Company shall each promptly advise the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed. The Company shall promptly notify Cathay of any notice or other communication from any party to any Company Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

        6.7    Public Announcements.     The Company and Cathay agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange.

        6.8    Takeover Statutes.     The Company and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of Cathay and the Company and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

        6.9    No Solicitation of Alternative Transactions.

          (a)   Except as expressly permitted by this Section 6.9, the Company shall and shall cause each of its Affiliates and its and their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively "Representatives"): (A) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Cathay) that may be ongoing with respect to a Company Takeover Proposal and (B) not to, directly or indirectly, (1) solicit, initiate, encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 6.9 and to limit its conversation or other communication exclusively to such referral), or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal.

          (b)   The Company shall, and shall cause its Affiliates to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Company Takeover Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information in the possession of such person or its Representatives. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, (1) any standstill provision in any agreement to which the Company or any of its Affiliates is a party or (2) any confidentiality provision in any agreement to which the Company or any of its Affiliates is a party other than, with respect to this clause (2), any waiver, amendment, modification or permission under a confidentiality provision that does not, and would not be reasonably likely to, facilitate, encourage or relate in any way to a Company Takeover Proposal or a potential Company Takeover Proposal; provided that if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be in violation of the directors' fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Company Board of Directors, a Company Takeover Proposal, conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Cathay (including regarding any such Company Takeover Proposal) in accordance with, and otherwise complying with, this Section 6.9. Except to the extent otherwise permitted by the proviso in the foregoing sentence, the Company shall, and shall cause its Affiliates to, enforce the confidentiality and standstill provisions of any such agreement, and the Company shall, and shall cause its Affiliates to, immediately take all steps within their power necessary to terminate any waiver that may have been heretofore granted, to any person other than Cathay or any of Cathay's Affiliates, under any such provisions.

          (c)   Notwithstanding anything to the contrary contained in Section 6.9(a), if at any time after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives, receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from the Company's, its Affiliates' or their respective Representatives' breach of Section 6.9 and if the Company Board of Directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably expected to lead to a Company Superior Proposal and that the failure to take such action would be in violation of the directors' fiduciary duties under applicable Law, then the Company and its Representatives may, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal; provided, that the Company shall concurrently with the delivery to such person provide to Cathay any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided to Cathay and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall promptly (and in any event within 24 hours) notify Cathay if the Company furnishes non-public information and/or enters into discussions or negotiations as provided in this Section 6.9(c) .

          (d)   The Company shall promptly (and in no event later than 24 hours after receipt) notify Cathay in writing in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms thereof). The

  Company shall keep Cathay reasonably informed, on a current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Cathay copies of any correspondence, proposals, indications of interest, and/or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Cathay in accordance with, or otherwise complying with, this Section 6.9.

          (e)   Except as expressly permitted by this Section 6.9(e), the Company's Board of Directors shall not (i) (A) fail to recommend to its shareholders that the Company Shareholder Approval be given or fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Cathay, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary "stop, look and listen" communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act, (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to shareholders of the Company a Company Takeover Proposal or (E) fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within three Business Days after a request by Cathay to do so (or such fewer number of Business Days as remains prior to the Company Shareholders' Meeting (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change"), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.9(b)) (a "Company Acquisition Agreement"). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Shareholder Approval is obtained, but not after, the Company's Board of Directors may make a Company Adverse Recommendation Change with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of Section 6.9, if and only if, prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) the failure to take such action would constitute a violation of the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (A) the Company has given Cathay at least five Business Days' prior written notice of its intention to take such action, and specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Cathay a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof), (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Cathay during such notice period, to the extent Cathay wishes to negotiate, to enable Cathay to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Cathay, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Cathay were to be given effect and that the failure to make a Company Adverse Recommendation Change would violate the directors' fiduciary duties under applicable Law, and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Cathay an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (1) two Business Days and (2) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.9(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; and provided, further, that the Company has complied in all material respect with its obligations under this Section 6.9. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

        6.10    Registration Statement/Proxy Statement.

          (a)   The parties agree to jointly prepare as promptly as reasonably practicable after the date hereof a registration statement on Form S-4 (the "Registration Statement") that will include the proxy statement relating to the Company Shareholders' Meeting (the "Proxy Statement") to be filed by Cathay with the SEC. The parties agree to cooperate in the preparation of the Registration Statement and the Proxy Statement. The Company and Cathay each agree to use all reasonable best efforts to cause the Registration Statement to be filed with the SEC no later than 20 business days following the date hereof and to be declared effective under the Securities Act as promptly as reasonable practicable after filing thereof, and the Company will thereafter mail or deliver as promptly as practicable in accordance with Section 6.11 the Proxy Statement to the holders of Company Shares. Cathay also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Cathay and the Company each agree to furnish all information concerning it, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b)   Cathay and the Company each agree as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company's shareholders and at the time of the Company's Shareholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Cathay and the Company each further agree that, if it becomes aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Registration Statement, as applicable.

          (c)   Cathay agrees to advise the Company, promptly after Cathay receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order pertaining to the Registration Statement or the initiation or threat of any proceeding for any such purpose and of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company agrees to advise Cathay, promptly after the Company receives notice thereof, of any request by any Governmental Entity for the amendment or supplement of the Proxy Statement or for any additional information.

          (d)   Cathay shall use commercially reasonable efforts to cause the shares of Cathay Common Stock to be issued at the Closing to be approved for listing on the Nasdaq, subject to official notice of issuance.

        6.11    Company Shareholders' Meeting.

          (a)   As promptly as reasonably practicable following the date Cathay receives notice from the SEC that the Registration Statement has become effective, the Company shall mail to each holder of Company Shares the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without Cathay's prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing Cathay a reasonable opportunity to review and comment thereon.

          (b)   The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to set a record date for, duly give notice of, convene and, as soon as reasonably practicable after the effective date of the Registration Statement, hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the "Company Shareholders' Meeting"). The Company Shareholders' Meeting may not be postponed, adjourned or otherwise delayed except (i) with the prior written consent of Cathay or (ii) to the extent required by applicable Law for the Company's stockholders to review any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law. Except as expressly permitted by Section 6.9, the Company Board of Directors shall continue to recommend that the Company's shareholders vote in favor of the Merger and include such recommendation in the Proxy Statement and the Company shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholders' Meeting. Nothing in this Agreement shall be interpreted to excuse the Company or the Company Board of Directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders' Meeting and neither the Company nor the Company Board of Directors shall submit to the vote of its shareholders any Company Takeover Proposal other than the Merger, in each case without regard to whether a Company Takeover Proposal has been made or whether the Company Board of Directors has effected a Company Adverse Recommendation Change. Without limiting the foregoing, if the Company Board of Directors has effected a Company Adverse Recommendation Change as expressly permitted by Section 6.9, then the Company Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended).

        6.12    Transaction Litigation.     The Company shall give Cathay the opportunity to participate, at Cathay's expense, in the Company's defense or settlement of any shareholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any shareholder of the Company relating to this Agreement, the

Merger, or any other transaction contemplated hereby without the prior written consent of Cathay, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Cathay and the Company) at or prior to the Effective Time of the following conditions:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained.

          (b)    Nasdaq Listing.    The shares of Cathay Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

          (c)    Regulatory Approvals.    All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (d)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

          (e)    Cathay Closing Price.    The Cathay Closing Price shall equal or exceed $17.50.

        7.2    Conditions to Obligations of Cathay.     The obligation of Cathay to effect the Merger is also subject to the satisfaction, or waiver by Cathay, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) Sections 3.2 and 3.8(a) shall be true and correct in all respects (other than, in the case of Section 3.2, such failures to be true and correct as are de minimis in effect in the context of Section 3.2), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 3.1 (first two sentences only), 3.3(a), 3.3(b)(i) and (b)(ii) (x), 3.7, and 3.21 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Cathay shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cathay shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Cathay shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (d)    No Burdensome Condition.    The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall not result in any Burdensome Condition.

          (e)    Federal Tax Opinion.    Cathay shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Cathay, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Cathay, reasonably satisfactory in form and substance to such counsel.

          (f)    Consents.    All material consents and approvals of all Persons (other than the Requisite Regulatory Approvals) required for consummation of the Merger and the other transactions contemplated hereby, including the Bank Merger, shall have been obtained and shall be in full force and effect.

          (g)    Title Insurance Policies.    The Company shall have provided Cathay with copies of title insurance policies for the properties set forth on Section 7.2(g) of the Company Disclosure Schedule satisfactory in form and substance reasonably acceptable to Cathay.

        7.3    Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Cathay set forth in (i) Sections 4.2 and 4.8(a) shall be true and correct in all respects (other than, in the case of Section 4.2, such failures to be true and correct as are de minimis in effect in the context of Section 4.2), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 4.1 (first two sentences only), 4.3(a), 4.3(b)(i) and (b)(ii) (x) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Cathay set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this

  Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Cathay. The Company shall have received a certificate signed on behalf of Cathay by an executive officer of Cathay to the foregoing effect.

          (b)    Performance of Obligations of Cathay.    Cathay shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Cathay by an executive officer of Cathay to such effect.

          (c)    Material Adverse Effect.    Since the date of this Agreement, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cathay, and the Company shall have received a certificate signed on behalf of Cathay by an executive officer of Cathay to such effect.

          (d)    Federal Tax Opinion.    The Company shall have received the opinion of Lamb & Barnosky, LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination or Abandonment.     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the shareholders of the Company:

          (a)   by the mutual written consent of the Company and Cathay;

          (b)   by either the Company or Cathay, if the Merger shall not have been consummated on or prior to December 31, 2015 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

          (c)   by either the Company or Cathay, if an order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order shall have become final and nonappealable;

          (d)   by either the Company or Cathay, if the Company Shareholders' Meeting (as it may be adjourned or postponed in compliance with Section 6.11(b)) shall have concluded and the Company Shareholder Approval shall not have been obtained;

          (e)   by Cathay, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from Cathay to Company describing such breach or failure in reasonable detail (provided that Cathay is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (f)    by the Company, if Cathay shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) which is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following written notice from the Company to Cathay describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein); and

          (g)   by Cathay, prior to receipt of the Company Shareholder Approval, in the event of a Company Adverse Recommendation Change or if the Company shall have materially breached any of its obligations under Section 6.9 or Section 6.11.

          (h)   by Cathay or the Company following the fifth trading day immediately preceding the expected Closing Date if the Cathay Closing Price is less than $17.50; provided, however, that prior to exercising such termination right, the parties will negotiate, and each will cause its Representatives to negotiate, in good faith with the other party for a period of not less than six months (the "Negotiation Period") to restructure the transactions and deal terms provided for herein; provided further, however, that if, at any time during the Negotiation Period the Cathay Closing Price equals or exceeds $17.50, then, subject to the satisfaction or waiver of the other conditions set forth in Article VII, the Closing shall occur in accordance with the provisions of this Agreement.

        8.2    Effect of Termination.     In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of Section 8.2, Section 8.3 and Article IX shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Cathay, on the other hand, to the other except (i) as provided in Section 8.3 or (ii) Liability arising out of or resulting from fraud or any willful and material breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

        8.3    Termination Fee.

          (a)   If (i) this Agreement is terminated by Cathay pursuant to Section 8.1(g), or (ii) (A) a Pre-Termination Takeover Proposal Event shall have occurred at any time following the date of this Agreement and thereafter this Agreement is terminated by Cathay or the Company pursuant to Section 8.1(b) (if the Company Shareholder Approval has not theretofore been obtained) or Section 8.1(d) or by Cathay pursuant to Section 8.1(e), and (B) at any time on or prior to the twelve (12) month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction included within the definition of Company Takeover Proposal (a "Company Takeover Transaction") (whether or not involving the same Company Takeover Proposal as that which was the subject of the Pre-Termination Takeover Proposal Event), the Company shall pay Cathay the Termination Fee, by wire transfer (to an account designated by Cathay) in immediately available funds (1) in the case of clause (i), within two Business Days of such termination, in the case of clause (ii) upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of any Company Takeover Transaction; provided that for the purposes of clause (B) only, all references in the definition of Company Takeover Proposal to "15%" shall instead be references to "50%."

          (b)   For purposes of this Section 8.3, a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Company Takeover Proposal shall have been made known to the Company Board of Directors or senior management or shall have been made directly to the Company's shareholders generally or any person shall have publicly announced a Company Takeover Proposal with respect to the Company.

          (c)   "Termination Fee" shall mean a cash amount equal to $4,000,000. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.3, except in the case of fraud or a willful and material breach by the Company of this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Cathay in the circumstances in which such Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Cathay be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable and in no event shall Cathay be entitled to receive both (1) the payment of the Termination Fee and (2) a grant of specific performance for the consummation of the Merger.

          (d)   Each of the Company and Cathay acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company and Cathay would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(a), then (i) the Company shall reimburse Cathay for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Cathay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.4 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

        9.2    Expenses.     Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), delivered by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Company, to:

      Asia Bancshares, Inc.
      135-34 Roosevelt Avenue
      Flushing New York 11354
      Attention: Jentai Tsai, Chairman
       With a copy (which shall not constitute notice) to:

      Lamb & Barnosky, LLP
      534 Broadhollow Road, Suite 210
      Melville, NY 11747
      Attention:    P.L. Lamb, Esq.
                            Steven Godsberg, Esq.
      Facsimile:    (631) 694-2309

and

          (b)   if to Cathay, to:

      Cathay General Bancorp
      777 N. Broadway
      Los Angeles, CA 90012
      Attention: Lisa L. Kim, SVP, General Counsel & Secretary
       With a copy (which shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Attention:    David E. Shapiro
                            Brandon C. Price
      Facsimile:    (212) 403-2000

        9.4    Interpretation; Definitions.

          (a)   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Company Disclosure Schedule and the Cathay Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

          (b)   The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "Law," "Laws" or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time up to the Closing and shall be deemed also to include any and all rules and regulation promulgated thereunder.

          (c)   It is the express intention of the parties to equitably adjust the total consideration to be paid by Cathay pursuant to this Agreement for the Company Shares by the application of the various definitions relating to Gross Consideration (as illustrated in Annex A); provided, however, that neither party will receive a "double benefit or detriment" by the application of such defined terms as set forth in Annex A. The parties agree to each submit any dispute with respect to this matter to a Certified Public Accountant selected by such party in its discretion (which may be the accountant regularly employed by such party) and if the two accountants cannot agree, the parties shall mutually select a third neutral accounting firm to decide any remaining open issues, and the decision of the accountants, in each case, shall be final, binding and not appealable by either party and such decision shall be received in advance of the Closing.

          (d)   As used in this Agreement, the following terms have the meanings ascribed thereto below.

            "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable to the Company than those applicable to Cathay that are contained in the Confidentiality Agreement (including standstill restrictions).

            "Advances" means, with respect to Company, any of its Subsidiaries or any Servicing Agreements, the moneys that have been advanced by Company or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of any Loans.

            "Affiliate" means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person.

            "Aggregate Daily Net Income Adjustment" means (x) (i) the Net Book Value of the Company as set forth on the Closing Month-End Balance Sheet plus (ii) the Tax Effected Expense Amount calculated solely in respect of costs, expenses, fees or payments that are reflected as a liability on the Closing Month-End Balance Sheet or paid on or prior to the date of the Closing Month-End Balance Sheet plus (iii) the Tax Effected Accrued or Paid Employee Pool Payment minus (iv) the Net Book Value of the Company as set forth on the balance sheet as of December 31, 2014 that is included in the Audited 2014 Financial Statements minus (v) the Tax Effected Expense Amount calculated solely in respect of costs, expenses, fees or payments that are reflected as a liability on the balance sheet as of December 31, 2014 that is included in the Audited 2014 Financial Statements or paid on or prior to December 31, 2014 divided by (y) the number of calendar days from December 31, 2014 to and including the date of the Closing Month-End Balance Sheet multiplied by (z) the number of days from the date of the Closing Month-End Balance Sheet to and including the Closing Date.

            "Agreement" shall have the meaning set forth in the Preamble.

            "Asia Bank" shall have the meaning set forth in Section 1.9(a).

            "Audited 2014 Financial Statements" shall have the meaning set forth in Section 6.2(c).

            "Bank Merger" shall have the meaning set forth in Section 1.9(a).

            "Bank Merger Agreement" shall have the meaning set forth in Section 1.9(b).

            "Bank Merger Certificates" shall have the meaning set forth in Section 1.9(b).

            "BHC Act" means the Bank Holding Company Act of 1956, as amended.

            "Book-Entry Shares" shall have the meaning set forth in Section 2.1(b)(ii).

            "Burdensome Condition" shall have the meaning set forth in Section 6.1(b).

            "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by Law to close.

            "Cancelled Shares" shall have the meaning set forth in Section 2.1(a).

            "Cash Election" shall have the meaning set forth in Section 2.3(b).

            "Cash Election Shares" means shares of Company Common Stock with respect to which a Cash Election or Combination Cash Election has been made.

            "Cathay" shall have the meaning set forth in the Preamble.

            "Cathay 401(k) Plan" shall have the meaning set forth in Section 6.3(c).

            "Cathay Bank" shall have the meaning set forth in Section 1.9(a).

            "Cathay Closing Price" means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of Cathay Common Stock on the Nasdaq, for the consecutive period of ten (10) trading days beginning on the fifteen trading day immediately preceding the Closing Date and concluding at the close of trading on the fifth trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function "VWAP."

            "Cathay Common Stock" shall have the meaning set forth in Section 2.1(b)(i).

            "Cathay Disclosure Schedule" shall have the meaning set forth in Section 9.5(a).

            "Cathay Regulatory Agreement" shall have the meaning set forth in Section 4.11.

            "Cathay Reports" means each final registration statement, prospectus, report, form, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2013 by Cathay pursuant to the Securities Act or the Exchange Act.

            "Cathay Restricted Stock Award" shall have the meaning set forth in Section 4.2(a).

            "Cathay Restricted Stock Units" shall have the meaning set forth in Section 4.2(a).

            "Cathay Stock Options" shall have the meaning set forth in Section 4.2(a).

            "Cathay Stock Plans" shall have the meaning set forth in Section 4.2(a).

            "CDBO" means the California Department of Business Oversight.

            "Certificate" shall have the meaning set forth in Section 2.1(b)(ii).

            "Certificates of Merger" shall have the meaning set forth in Section 1.3.

            "CFPB" means the Consumer Financial Protection Bureau.

            "Closing" shall have the meaning set forth in Section 1.2.

            "Closing Month-End Balance Sheet" means the most recent month-end balance sheet of the Company included in the most recent Unaudited 2015 Monthly Financial Statements preceding the Closing Date that is required to be provided to Cathay by the Company pursuant to Section 6.2(c).

            "Closing Date" shall have the meaning set forth in Section 1.2.

            "Closing Net Book Value" means (w) the Net Book Value of the Company as set forth in the Closing Month-End Balance Sheet plus (x) the Tax Effected Expense Amount calculated solely in respect of costs, expenses, fees or payments that are reflected as a liability on the Closing Month-End Balance Sheet or paid on or prior to the date of the Closing Month-End Balance Sheet plus (y) the Tax Effected Accrued or Paid Employee Pool Payment plus (z) the Aggregate Daily Net Income Adjustment.

            "Code" shall have the meaning set forth in the Recitals.

            "Combination Cash Election" shall have the meaning set forth in Section 2.3(b).

            "Combination Stock Election" shall have the meaning set forth in Section 2.3(b).

            "Company" shall have the meaning set forth in the Preamble.

            "Company 401(k) Plan" shall have the meaning set forth in Section 6.3(c).

            "Company Acquisition Agreement" shall have the meaning set forth in Section 6.9(e).

            "Company Adverse Recommendation Change" shall have the meaning set forth in Section 6.9(e).

            "Company Audited Financial Statements" shall have the meaning set forth in Section 3.6(a).

            "Company Benefit Plans" shall have the meaning set forth in Section 3.11(a).

            "Company Board of Directors" shall have the meaning set forth in the Recitals.

            "Company Common Stock" shall have the meaning set forth in Section 3.1(b).

            "Company Contract" shall have the meaning set forth in Section 3.13(a).

            "Company Disclosure Schedule" shall have the meaning set forth in Section 9.5(a).

            "Company ERISA Affiliate" shall have the meaning set forth in Section 3.11(a).

            "Company Financial Statements" shall have the meaning set forth in Section 3.6(a).

            "Company Loan" means (i) any Loan owned in whole or in part by Company or any of its Subsidiaries, including a Loan that has closed but has not funded, and (ii) any Loan that, as of any time, Company or any of its Subsidiaries owned and subsequently sold, transferred conveyed or assigned.

            "Company Preferred Stock" shall have the meaning set forth in Section 3.2(a).

            "Company Qualified Plans" shall have the meaning set forth in Section 3.11(d).

            "Company Recommendation" shall have the meaning set forth in Section 3.3(a).

            "Company Registered Intellectual Property" shall have the meaning set forth in Section 3.19(a).

            "Company Regulatory Agreement" shall have the meaning set forth in Section 3.14.

            "Company Share" shall have the meaning set forth in Section 3.1(b).

            "Company Shareholder Approval" shall have the meaning set forth in Section 3.3(a).

            "Company Shareholders' Meeting" shall have the meaning set forth in Section 6.11(a).

            "Company Superior Proposal" means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole and (B) that the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, is reasonably likely to be completed on the terms proposed on a timely basis, is not subject to any due diligence contingency, and is fully financed with available cash on hand, or is otherwise fully backed by written financing commitments in full force and effect and (taking into account any changes to this Agreement proposed by Cathay in response to such Company Takeover Proposal), is more favorable to the shareholders of the Company from a financial point of view than the Merger.

            "Company Takeover Proposal" means any inquiry, proposal or offer from any person (other than Cathay and its Subsidiaries) relating to, or that may lead to, in a single transaction or a series of related transactions, (A) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (B) any acquisition of 15% or more of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company, (C) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 15% or more of the consolidated assets, revenues or net income of the Company, (D) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more to the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 15% or more.

            "Company Takeover Transaction" shall have the meaning set forth in Section 8.3(a).

            "Company Unaudited Financial Statements" shall have the meaning set forth in Section 3.6(a).

            "Confidentiality Agreement" means the confidentiality agreement, dated November 26, 2014, between Cathay and Company.

            "Continuing Employees" shall have the meaning set forth in Section 6.3(a).

            "Contract" means any contract, agreement, license, note, lease, mortgage, indenture, commitment, understanding or other legally binding agreement.

            "Converted Cash Election Share" shall have the meaning set forth in Section 2.3(d)(i)(C).

            "Converted Stock Election Shares" shall have the meaning set forth in Section 2.3(d)(ii)(B).

            "Copyrights" shall have the meaning set forth in the definition of Intellectual Property.

            "Delaware Courts" shall have the meaning set forth in Section 9.8(b).

            "Designated Stock Conversion Number" means the minimum number of Company Shares that when converted into the Per Share Stock Consideration results in the aggregate shares of Cathay Common Stock issued pursuant to Section 2.1(b) having a value, when measured as of the Closing, that is equal to at least 41% of the value of the aggregate Merger Consideration measured as of the Closing.

            "DGCL" shall have the meaning set forth in Section 1.1.

            "Dissenting Shares" shall have the meaning set forth in Section 2.1(d).

            "Election" shall have the meaning set forth in Section 2.3(a).

            "Election Deadline" shall have the meaning set forth in Section 2.3(c).

            "Election Form" shall have the meaning set forth in Section 2.3(a).

            "Election Form Record Date" shall have the meaning set forth in Section 2.3(a).

            "Effective Time" shall have the meaning set forth in Section 1.3.

            "Employee Pool" shall have the meaning set forth in Section 6.3(e).

            "End Date" shall have the meaning set forth in Section 8.1(d).

            "Enforceability Exceptions" shall have the meaning set forth in Section 3.3(a).

            "Environmental Laws" means all Laws relating to: (i) the protection or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land), health and safety as it relates to hazardous substance exposure or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Exchange Agent" shall have the meaning set forth in Section 2.2(a).

            "Exchange Fund" shall have the meaning set forth in Section 2.2(a).

            "Exchange Ratio" means that number of shares of Cathay Common Stock rounded to the nearest one-ten-thousandth (1/10,000) as shall be obtained by dividing the Per Share Cash Consideration by the Cathay Closing Price; provided, however, that (x) if the Cathay Closing Price is less than $20, then the Exchange Ratio shall be obtained by dividing the Per Share Cash Consideration by $20, and (y) if the Cathay Closing Price is greater than $27.00, the Exchange Ratio shall be obtained by dividing the Per Share Cash Consideration by $27.00.

            "Fannie Mae" means the Federal National Mortgage Association.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

            "Finder's Fee Agreement" shall have the meaning set forth in Section 3.7.

            "Fractional Share Cash Amount" shall have the meaning set forth in Section 2.1(c).

            "Freddie Mac" means the Federal Home Loan Mortgage Corporation.

            "GAAP" means generally accepted accounting principles in the United States, consistently applied.

            "Governmental Entity" means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or any SRO.

            "Gross Consideration" means (a) $       million minus (b) the Tax Effected Expense Amount plus (c) the excess, if any, of (i) Closing Net Book Value minus (ii) the Target Net Book Value. Annex A sets forth an illustrative calculation of Gross Consideration.

            "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including, without limitation, any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            "HUD" means the United States Department of Housing and Urban Development.

            "Intellectual Property" means all intellectual property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, "Patents"), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, "Marks"), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, "Copyrights"), (iv) Software, and (v) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, "Trade Secrets").

            "Investor/Insurer Requirements" means the applicable rules, regulations, announcements, notices, directives, instructions, servicing guidelines, and mortgage letters of the investor and/or private mortgage insurer of the Loan, including the applicable provisions of any pooling and servicing agreement or any other agreements with investors and private mortgage insurers pursuant to which Company is the servicer of the Loan, all as may be amended from time to time.

            "IRS" means the Internal Revenue Service.

            "Knowledge" means (i) with respect to Company, the actual knowledge of any of the employees of Company listed on Section 9.4 of the Company Disclosure Schedule, after reasonable investigation, and (ii) with respect to Cathay, the actual knowledge of any of the employees of Cathay listed on Section 9.4 of the Cathay Disclosure Schedule, after reasonable investigation.

            "Law" means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

            "Liability" means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

            "Letter of Transmittal" shall have the meaning set forth in Section 2.2(b).

            "Liens" means any security interest, pledge, hypothecation, mortgage, deed of trust, lien (including environmental and Tax liens), assignment, charge, encumbrance, restriction, reservation, declaration, easement, right of way, lease, agreement to lease, encroachment, severance of oil, gas or mineral rights, license, or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, conditional or installment sales contract, contract for deed, any financing lease or any agreement to provide any of the foregoing or any other similar restriction on ownership or, with respect to any real or personal property, any defect in or cloud on title to such asset or contractual restriction on the ownership or use of such asset, land use or zoning ordinance or regulation, or sale of or limitation of air or development rights.

            "Loan" shall mean, as applicable, any extension of credit or commitment to extend credit.

            "Made Available" means provided by the Company to Cathay at least 48 hours prior to the date hereof.

            "Mailing Date" shall have the meaning set forth in Section 2.3(a).

            "Marks" shall have the meaning set forth in the definition of Intellectual Property.

            "Material Adverse Effect" means, with respect to the Company or Cathay, as the case may be, any fact, change, event, occurrence, condition or development which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date hereof in GAAP, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such part and its Subsidiaries operate, (D) the announcement of this Agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

            "Maximum Stock Conversion Number" means the product of 55% and the number of outstanding shares of Company Common Stock immediately prior to the Effective Time; provided, however, if the Cathay Closing Price is less than $20, then the Maximum Stock Conversion Number shall mean the Designated Stock Conversion Number.

            "Merger" shall have the meaning set forth in the Recitals.

            "Merger Consideration" shall have the meaning set forth in Section 2.1(b)(i).

            "Minimum Stock Conversion Number" means the product of .45 and the number of outstanding shares of Company Common Stock immediately prior to the Effective Time; provided, however, if the Cathay Closing Price is less than $20, then the Minimum Stock Conversion Number shall mean the Designated Stock Conversion Number.

            "Multiemployer Plan" shall have the meaning set forth in Section 3.11(f).

            "Multiple Employer Plan" shall have the meaning set forth in Section 3.11(f).

            "Nasdaq" shall have the meaning set forth in Section 2.1(c).

            "Negotiation Period" shall have the meaning set forth in Section 8.1(h).

            "Net Book Value" means the consolidated assets less the consolidated liabilities of the Company and its Subsidiaries, as determined in accordance with GAAP.

            "New Benefit Plan" shall have the meaning set forth in Section 6.3(b).

            "OCC" means the Office of the Comptroller of the Currency.

            "Organizational Documents" means a Person's charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, trust documents, partnership agreement, by-laws or other similar organizational documents, as applicable.

            "Owned Real Property" shall have the meaning set forth in Section 3.18(c).

            "Patents" shall have the meaning set forth in the definition of Intellectual Property.

            "Per Share Cash Consideration" means the Gross Consideration divided by the total number of Company Shares outstanding as of immediately prior to the Closing.

            "Per Share Stock Consideration" means that number of shares of Cathay Common Stock equal to the Exchange Ratio.

            "Permits" shall have the meaning set forth in Section 3.12(a).

            "Permitted Encumbrances" means (a) mechanics', materialmen's, warehousemen's, carriers', workers', landlord's or repairmen's liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable, due but not delinquent, or being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the most recent balance sheet included in the Company Financial Statements, in each case in accordance with GAAP, (c) nonmonetary Liens (other than leases or other occupancy agreements) that would not impair or restrict in any material respect the use, value or free transferability of the real or tangible property in question based on the current use of such property and in the case of any real property, which are shown on record title for such real property and would not render title thereto unmarketable or uninsurable by a recognized national title insurer at ordinary commercial rates, and (e) minor imperfections of title that do not, in any material respect, detract from the value or interfere with the present use of the property subject thereto or affected thereby.

            "Person" means any individual, corporation (including not-for-profit), savings association, bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

            "Pool" shall have the meaning set forth in Section 3.23(e).

            "Premium Cap" shall have the meaning set forth in Section 6.4(b).

            "Pre-Termination Takeover Proposal Event" shall have the meaning set forth in Section 8.3(b).

            "Previously Disclosed" means information set forth by Company or Cathay in the Company Disclosure Schedule or Cathay Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement.

            "Proxy Statement" shall have the meaning set forth in Section 6.10(a).

            "Real Property Lease" shall have the meaning set forth in Section 3.18(b).

            "Registration Statement" shall have the meaning set forth in Section 6.10(a).

            "Regulatory Agencies" shall have the meaning set forth in Section 3.5.

            "Representatives" shall have the meaning set forth in Section 6.9(a).

            "Requisite Regulatory Approvals" means the approval of the Federal Reserve, CDBO and the FDIC, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

            "SEC" means the U.S. Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

            "Servicing Agreements" shall have the meaning set forth in Section 3.13(a)(x).

            "Shareholders Agreement" shall have the meaning set forth in the Recitals.

            "Significant Holder" shall have the meaning set forth in Section 3.20.

            "Software" means (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (C) all documentation, including user manuals and other training documentation, related to any of the foregoing.

            "Special Bonus" has the meaning set forth in Section 6.3(e) of the Company Disclosure Schedule.

            "SRO" means (i) any "self-regulatory organization" as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

            "Stock Consideration Amount" means the maximum number of shares that may be issued as Merger Consideration pursuant to Section 2.1(b).

            "Stock Election" shall have the meaning set forth in Section 2.3(b).

            "Stock Election Shares" means shares of Company Common Stock with respect to which a Stock Election or Combination Stock Election has been made.

            "Stock-Selected Undesignated Share" shall have the meaning set forth in Section 2.3(d)(i)(B).

            "Subsidiary" means, in respect of any Person, any entity of which (i) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

            "Surviving Bank" shall have the meaning set forth in Section 1.9(a).

            "Surviving Corporation" shall have the meaning set forth in Section 1.1.

            "Tail Policy" shall have the meaning set forth in Section 6.1(b).

            "Takeover Statutes" shall have the meaning set forth in Section 3.21.

            "Target Net Book Value" means $78.75 million.

            "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

            "Tax Effected Accrued or Paid Employee Pool Payment" means (x) 0.552 multiplied by (y) the aggregate amount accrued on (or paid by the Company prior to the date of) the Closing Month-End Balance Sheet in respect of the Employee Pool payments described in paragraph 1 of Section 6.3(e) of the Company Disclosure Schedule.

            "Tax Effected Expense Amount" means the sum of (a) 30% of the fee payable to Nai-Ching Sun pursuant to the Finder's Fee Agreement in connection with this Agreement or the transactions contemplated by this Agreement plus (b) the product of (i) 0.552 multiplied by (ii) the sum of (w) the aggregate amount of costs, expenses, fees or other payments to financial advisors, attorneys, or other third party advisors or representatives in connection with this Agreement or the transactions contemplated by this Agreement, including Lamb & Barnosky, LLP and The Kafafian Group, that are incurred by the Company or any of its Subsidiaries after the date of the Closing Month-End Balance Sheet and at or prior to the Closing together with those amounts accrued on (or paid prior to the date of) the Closing Month-End Balance Sheet, in each case whether payable before, at or after the Closing other than the fee payable to Nai-Ching Sun pursuant to the Finder's Fee Agreement plus (x) 70% of the fee payable to Nai-Ching Sun pursuant to the Finder's Fee Agreement in connection with this Agreement or the transactions contemplated by this Agreement plus (y) the cost of the Tail Policy plus (z) the amount of the Special Bonus, if any.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

            "Termination Fee" shall have the meaning set forth in Section 8.3(c).

            "Trade Secrets" shall have the meaning set forth in the definition of Intellectual Property.

            "Unaudited 2015 Monthly Financial Statements" shall have the meaning set forth in Section 6.2(c).

            "Undesignated Shares" shall have the meaning set forth in Section 2.3(b).

            "Voting and Support Agreement" has the meaning set forth in the Recitals.

        9.5    Disclosure Schedule.

          (a)   Before entry into this Agreement, the Company delivered to Cathay a schedule (a "Company Disclosure Schedule") and Cathay delivered to the Company a schedule a ("Cathay Disclosure Schedule"), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

        9.6    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Governing Law; Jurisdiction.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Chancery Court, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the District of Delaware (and appellate courts thereof) (such courts, the "Delaware Courts") and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

        9.9    Waiver of Jury Trial.     Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.9.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        9.11    Specific Performance.     Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger and the Bank Merger) in the Delaware Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

        9.12    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, Cathay and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CATHAY GENERAL BANCORP
By:	/s/ DUNSON K. CHENG
	Name:	Dunson K. Cheng
	Title:	Chairman of the Board, President and Chief Executive Officer
ASIA BANCSHARES, INC.
By:	/s/ JENTAI TSAI
	Name:	Jentai Tsai
	Title:	Chairman

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 1 (this "Amendment"), dated as of March 9, 2015, to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 20, 2015, by and between CATHAY GENERAL BANCORP, a Delaware corporation ("Cathay") and ASIA BANCSHARES, INC., a New York corporation (the "Company"), is made and entered into by Cathay and the Company. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

        WHEREAS, Cathay and the Company are parties to the Merger Agreement;

        WHEREAS, Section 6.3(e) of the Merger Agreement provides for an Employee Pool of approximately $3.4 million and due to certain staffing considerations following the announcement of the Merger Agreement, the parties desire to amend the Merger Agreement to increase the size of the Employee Pool to up to $3.8 million;

        NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, Cathay and the Company agree as follows:

        Section 1.    Amendment to Section 6.3(e) of the Merger Agreement.     Section 6.3(e) of the Merger Agreement shall be amended and restated in its entirety to read:

  "The parties shall take the necessary actions to implement the up to $3.8 million severance, retention and retirement pool (the "Employee Pool") and other actions described in Section 6.3(e) of the Company Disclosure Schedule."

        Section 2.    Company Disclosure Schedule.     Before entry into this Amendment, the Company delivered to Cathay an amendment to Section 6.3(e) of the Company Disclosure Schedule. Cathay hereby consents to such amendment and from and after the date of this Amendment, the term "Company Disclosure Schedule" as used in the Merger Agreement shall mean the Company Disclosure Schedule that includes the amendment to Section 6.3(e) thereof.

        Section 3.    Amendments; Waivers.     The following section with the heading "Amendments; Waivers" shall be added as Section 8.4 of the Merger Agreement: "At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of a waiver, by the party granting the waiver, and in the case of an amendment, by Cathay and the Company; provided, however, that after receipt of Company Shareholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder."

        Section 4.    Confirmation of Merger Agreement.     Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

        Section 5.    References.     All references to the Merger Agreement (including "hereof," "herein," "hereunder," "hereby" and "this Agreement") shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to "the date hereof," "the date of this Agreement" and terms of similar import shall in all instances continue to refer to January 20, 2015.

        Section 6.    Company Authority Relative to Amendment.     The Company has the requisite corporate power and authority to enter into and, subject to the Company Shareholder Approval, to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by the Company of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company or vote of the Company's shareholders are necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by the Company and, assuming this Amendment constitutes the legal, valid and binding agreement of Cathay, this Amendment constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        Section 7.    Cathay Authority Relative to Amendment.     Cathay has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by Cathay of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Cathay, and no other corporate proceedings on the part of Cathay or vote of Cathay's stockholders is necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by Cathay and, assuming this Amendment constitutes the legal, valid and binding agreement of the Company, this Amendment constitutes the legal, valid and binding agreement of Cathay and is enforceable against Cathay in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

        Section 8.    Miscellaneous.     The provisions of Article IX of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page to follow]

2

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CATHAY GENERAL BANCORP
By:	/s/ DUNSON K. CHENG
	Name:	Dunson K. Cheng
	Title:	Chairman of the Board, President and Chief Executive Officer

[Signature Page to Amendment No. 1]

ASIA BANCSHARES, INC.
By:	/s/ JENTAI TSAI
	Name:	Jentai Tsai
	Title:	Chairman

[Signature Page to Amendment No. 1]

Appendix B

2001 Route 46, Suite 209, Parsippany, New Jersey 07054 Tel 973-299-3000 Fax 973-299-1002

January 20, 2015

Board of Directors
Asia Bancshares, Inc.
135-34 Roosevelt Avenue
Flushing, NY 11354

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Asia Bancshares, Inc. ("Asia Bancshares", or the "Company") common shares ("Common Shares"), of the consideration to be paid pursuant to the Agreement and Plan of Merger dated January 20, 2015 (the "Agreement") by and between the Company and Cathay General Bancorp ("Cathay").

        As a result of the Merger, as defined in the Agreement, each outstanding Common Share of the Company shall cease to be outstanding and shall be converted into the right to receive Per Share Cash Consideration. Asia Bancshares, Inc. Common Share holders will be permitted to elect to receive, either in whole or in part, the value of Per Share Cash Consideration as (i) up to 55% common stock of Cathay, subject to certain conditions (the "Maximum Stock Conversion Number"), (ii) at least 45% of cash, subject to certain conditions (the "Minimum Stock Conversion Number"), or (iii) a combination of Cathay common stock of less than 55% and cash greater than 45%, given (iv) that if the Cathay volume weighted average price is less than $20.00 per share, the Per Share Stock Consideration will equal at least 41% of the Merger Consideration (the "Designated Stock Conversion Number"). The Per Share Stock Consideration may be greater than, equal to or less than the Per Share Cash Consideration, depending upon the mix of Merger Consideration elected by an Asia Bancshares, Inc. Common Share holder, the Cathay closing price and the applicable Exchange Ratio. The exact terms of the Merger Consideration, Exchange Ratio, Maximum Stock Conversion Number, Minimum Stock Conversion Number and Designated Stock Conversion Number are more fully set forth in the Agreement.

        The Kafafian Group, Inc. ("TKG"), as part of our financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. TKG has not provided any services to either the Company or Cathay within the past two years.

        In rendering this opinion, TKG, among other things:

  •
  Reviewed the Agreement;

  •
  Analyzed regulatory filings and other financial information concerning Asia Bancshares;

  •
  Analyzed regulatory filings and other financial information concerning Cathay;

  •
  Discussed past, present, and future financial performance and operating philosophies with Asia Bancshares and Cathay senior managements;

  •
  Reviewed certain internal financial data and projections of Asia Bancshares and Cathay;

  •
  Compared the financial condition and financial performance of Asia Bancshares and Cathay to similar financial institutions;

  •
  Compared the Merger Consideration to be paid to Asia Bancshares shareholder pursuant to the Agreement with the consideration paid in comparable merger transactions of other financial institutions;

  •
  Reviewed the pro forma impact of the Merger on the earnings and book value of Asia Bancshares and Cathay and compared the contributions of each institution to the proposed combined company in a number of key financial categories;

  •
  Considered other financial studies, analyses, and investigations and reviewed other information deemed appropriate to render this opinion.

        TKG spoke with certain members of senior management and other representatives of Asia Bancshares and Cathay to discuss the foregoing, as well as matters TKG deemed relevant. As part of its analyses, TKG took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. TKG's opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to TKG through the respective dates thereof.

        TKG has assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. TKG assumed that financial forecasts were reasonably prepared on basis reflecting the best currently available estimates and judgments of senior management and are based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold.

        TKG did not make any independent evaluation or appraisals of either Asia Bancshares or Cathay or their respective assets or liabilities, nor was it furnished with any such appraisals. TKG has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Asia Bancshares or Cathay. TKG did not conduct a physical inspection of any properties or facilities of Asia Bancshares or Cathay. TKG also assumed, without independent verification, that the aggregate allowances for loan losses for Asia Bancshares and Cathay were adequate.

        TKG relied upon assurances from management of Asia Bancshares and Cathay that they are not aware of any facts or circumstances that may cause the information reviewed by it to contain a misstatement of omission of a fact material to its opinion. TKG has assumed that the Merger will be completed in accordance with the terms of the Agreement and all applicable laws and regulations. TKG has assumed in all respects material to its analysis that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived. TKG has assumed that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement. Furthermore, that in the

B-2

course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger. TKG also has assumed that there has been no material change to Asia Bancshares' or Cathay's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.

        This opinion is being furnished for the use and benefit of the Board of Directors of Asia Bancshares, Inc. and is not a recommendation to any shareholder as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement.

        Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration, as provided and described in the Agreement is fair from a financial point of view, to the holders of Asia Bancshares, Inc. Common Shares.

Very truly yours,

/s/ The Kafafian Group, Inc.

The Kafafian Group, Inc.

B-3

Appendix C

VOTING AND SUPPORT AGREEMENT

        This Voting and Support Agreement (this "Agreement") is made and entered into as of [      ], 2015, by and between Cathay General Bancorp, a Delaware corporation ("Cathay") and [      ] ("Stockholder").

        WHEREAS, Cathay and Asia Bancshares, Inc., a New York corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the "Merger Agreement"), which provides, among other things, for the merger the Company with and into Cathay (the "Merger"), whereupon the separate corporate existence of the Company shall cease and Cathay shall continue as the surviving corporation, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

        WHEREAS, Stockholder owns shares of common stock, par value $10.00 per share, of the Company ("Common Stock") (together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by Stockholder after the date hereof, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the "Shares"); and

        WHEREAS, as a condition to the willingness of Cathay to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder is entering into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY

        Section 1.1    Voting.     From and after the date hereof until the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier date, the "Expiration Date"), Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, if applicable, the Stockholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; (B) in favor of any proposal to adjourn or postpone such meeting of the Company's stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action, proposal, transaction, or agreement that relates to a Company Takeover Proposal, without regard to the terms of such Company Takeover Proposal; and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement or (ii) prevent, materially impede or materially delay the Company's or Cathay's ability to consummate the transactions contemplated by the Merger Agreement, including the Merger (clauses (A) through (D), the "Required Votes").

        Section 1.2    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   From and after the date hereof until the Expiration Date, Stockholder hereby irrevocably and unconditionally grants to, and appoints, Cathay and any designee thereof as Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of

  Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Shares in accordance with the Required Votes; provided that the Stockholder's grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Stockholder has not delivered to Cathay prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that the Shares be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Cathay or its designee to vote on the matters specified by Section 1.1, and Stockholder shall retain the authority to vote on all other matters.

          (b)   Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all such proxies.

          (c)   Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable. The parties agree that the foregoing is a voting agreement.

        Section 1.3    Restrictions on Transfers.     Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a "Transfer"), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Shares, other than any Transfer made solely for estate planning purposes or to a charitable institution for philanthropic purposes, but only if, in each case, prior to the effectiveness of such Transfer, the transferee agrees in writing to be bound by the terms hereof and notice of such Transfer is delivered to Cathay pursuant to Section 5.2 hereof, (b) deposit any Shares into a voting trust, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).

        Section 1.4    Inconsistent Agreements.     Stockholder hereby covenants and agrees that, except for this Agreement, he or she (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares and (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Shares.

ARTICLE II
NO SOLICITATION

        Section 2.1    No Solicitation.     Prior to the Expiration Date, Stockholder (in his or her capacity as a stockholder of the Company) shall not and shall cause his or her officers, directors, employees, agents, advisors and other representatives (the "Stockholder Representatives") not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly take or continue any other action to facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (b) participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to any Company Takeover Proposal (other than to inform a Person of the existence of this Section 2.1 and Section 6.10 of the Merger Agreement), (c) furnish any non-public information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, personnel, books and records of the Company to, any Person (other than Cathay, its Subsidiaries and its Representatives) in connection with or in response to or in circumstances that would reasonably be expected to lead to, any Company Takeover Proposal, or (d) resolve or agree to do any of the foregoing. If, prior to the Expiration Date,

Stockholder receives any Company Takeover Proposal, then Stockholder will promptly (and in any event within 24 hours) notify Cathay and the Company of the identity of the Person making and the material terms of such Company Takeover Proposal.

        Section 2.2    Capacity.     Stockholder is signing this Agreement solely in his or her capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect any actions taken by any Stockholder or Stockholder Representative in his or her capacity as a director of the Company, and no action taken in any such capacity as a director shall be deemed to constitute a breach of this Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF STOCKHOLDER

        Section 3.1    Representations and Warranties.     Stockholder represents and warrants to Cathay as follows: (a) Stockholder has full legal right and capacity to execute and deliver this Agreement, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by Stockholder and the execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, (d) the execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon Stockholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, (e) Stockholder owns, beneficially and of record, or controls the Shares listed in Annex A to this Agreement, and (f) Stockholder owns, beneficially and of record, or controls all of the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Shares and sole power of disposition with respect to all of the Shares, with no restrictions on Stockholder's rights of voting or disposition pertaining thereto, and no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Shares.

        Section 3.2    Covenants.     Stockholder hereby:

          (a)   irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Stockholder may have with respect to the Shares;

          (b)   agrees to promptly notify Cathay of the number of any new Shares acquired by Stockholder after the date hereof and prior to the Expiration Date. Any such Shares shall automatically be subject to the terms of this Agreement as though owned by Stockholder on the date hereof;

          (c)   agrees to permit the Company to publish and disclose, including in filings with the Securities and Exchange Commission, this Agreement and Stockholder's identity and ownership of the Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement; and

          (d)   shall and does authorize Cathay or its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares), provided that Cathay or its counsel further notifies the Company's transfer agent to lift and vacate the stop transfer order with respect to the Shares following the Expiration Date.

ARTICLE IV
TERMINATION

        This Agreement shall terminate and be of no further force or effect on the Expiration Date. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Expenses.     Each party shall bear their respective expenses, costs and fees (including attorneys' fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger is effected.

        Section 5.2    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

    To Cathay:

      Cathay General Bancorp
      777 N. Broadway
      Los Angeles, CA 90012
      Attention: Lisa L. Kim, SVP, General Counsel & Secretary

    with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:    David E. Shapiro, Esq.
                            Brandon C. Price, Esq.
      Facsimile:     (212) 403-2000
      Email:          deshapiro@wlrk.com
                            bcprice@wlrk.com

    To Stockholder:

      [      ]

    with copies to:

      [      ]

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

        Section 5.3    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Cathay and Stockholder, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 5.4    Assignment.     No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

        Section 5.5    No Partnership, Agency, or Joint Venture.     This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

        Section 5.6    Entire Agreement.     This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

        Section 5.7    No Third-Party Beneficiaries.     This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 5.8    Jurisdiction; Specific Enforcement; Waiver of Trial by Jury.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 5.2; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 5.9    Governing Law.     This Agreement, and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 5.10    Interpretation.     (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words "date hereof," when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word "include", "includes", or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation"; (g) references herein to any gender includes each other gender; (h) the word "or" shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; and (j) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        Section 5.11    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

        Section 5.12    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

CATHAY GENERAL BANCORP
By:
Name: Title:
STOCKHOLDER
By:
Name:

[Signature Page to Voting and Support Agreement]

Annex A

Stockholder	Number of Shares

 Appendix D

SECTION 623 AND SECTION 910 OF THE NEW YORK BUSINESS CORPORATION LAW

Section 623—Procedure to enforce shareholder's right to receive payment for shares.

        (a)   A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

        (b)   Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

        (c)   Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

        (d)   A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

        (e)   Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

        (f)    At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

        (g)   Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

        (h)   The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1)   The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2)   If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3)   All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4)   The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5)   The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6)   The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7)   Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8)   Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

        (i)    Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

        (j)    No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1)   Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2)   Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3)   The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

        (k)   The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

        (l)    Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

        (m)  This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

Section 910—Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange.

        (a)   A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1)   Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

            (A)  Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

                (i)  To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

               (ii)  To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

              (iii)  Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

            (B)  Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

            (C)  Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

        (2)   Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

        (3)   Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cathay's restated bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Cathay's amended and restated certificate of incorporation also contains a provision, consistent with Delaware law, reducing or eliminating director liability in certain circumstances.

        Section 145 of the Delaware Corporation Law provides that corporations may indemnify an individual made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

        Section 145(c) further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the corporation or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        Cathay General Bancorp currently maintains policies of directors' and officers' liability insurance.

        Under the merger agreement, prior to the closing of the merger, Asia Bancshares may purchase a "tail policy" covering persons currently covered by Asia Bancshares' directors' and officers' liability insurance policies for a period of up to six years from the effective time of the merger with respect to claims arising from or related to facts or events which occurred at or prior to the effective time of the merger.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)    EXHIBITS

2.1	Agreement and Plan of Merger among Cathay General Bancorp and Asia Bancshares, Inc. dated January 20, 2015 (Appendix A to the Proxy Statement/Prospectus)
2.2	Amendment No. 1, dated March 9, 2015, to the Agreement and Plan of Merger among Cathay General Bancorp and Asia Bancshares, Inc. dated January 20, 2015 (Appendix A to the Proxy Statement/Prospectus)
3.1
Restated Certificate of Incorporation. Previously filed with the Securities and Exchange Commission on March 16, 2010, as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.
3.1.1
Amendment to Restated Certificate of Incorporation. Previously filed with the Securities and Exchange Commission on March 16, 2010, as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.

3.2	Amended and Restated Bylaws, effective February 20, 2014. Previously filed with Securities and Exchange Commission as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated herein by reference.
5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz
8.1	Form of Opinion of Lamb & Barnosky LLP as to tax matters
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
23.1	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of Crowe Horwath LLP
23.4	Form of Consent of Lamb & Barnosky LLP (included in Exhibit 8.1)
23.5	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Voting and Support Agreement by and among Cathay General Bancorp and certain shareholders of Asia Bancshares (Appendix C to the Proxy Statement/Prospectus)
99.2	Consent of The Kafafian Group, Inc.
99.3	Form of Asia Bancshares Proxy Card

*
Previously Filed

ITEM 22.    UNDERTAKINGS.

        Undertakings required by Item 512 of Regulation S-K:

        The undersigned registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6)   (i) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (ii)  that every prospectus (A) that is filed pursuant to paragraph (i) immediately preceding, or (B) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on May 13, 2015.

CATHAY GENERAL BANCORP
By:	/s/ DUNSON K. CHENG Dunson K. Cheng Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DUNSON K. CHENG Dunson K. Cheng	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)	May 13, 2015
/s/ HENG W. CHEN Heng W. Chen	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	May 13, 2015
* Michael M. Y. Chang	Director	May 13, 2015
* Kelly L. Chan	Director	May 13, 2015
* Thomas C. T. Chiu	Director	May 13, 2015
* Nelson Chung	Director	May 13, 2015
* Felix S. Fernandez	Director	May 13, 2015

* Jane Jelenko		Director	May 13, 2015
* Patrick S. D. Lee		Director	May 13, 2015
* Ting Y. Liu		Director	May 13, 2015
* Joseph C. H. Poon		Director	May 13, 2015
* Peter Wu		Director	May 13, 2015
* Anthony M. Tang		Director	May 13, 2015
*By	/s/ LISA L. KIM Lisa L. Kim Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger among Cathay General Bancorp and Asia Bancshares, Inc. dated January 20, 2015 (Appendix A to the Proxy Statement/Prospectus)
2.2	Amendment No. 1, dated March 9, 2015, to the Agreement and Plan of Merger among Cathay General Bancorp and Asia Bancshares, Inc. dated January 20, 2015 (Appendix A to the Proxy Statement/Prospectus)
3.1
Restated Certificate of Incorporation. Previously filed with the Securities and Exchange Commission on March 16, 2010, as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.
3.1.1
Amendment to Restated Certificate of Incorporation. Previously filed with the Securities and Exchange Commission on March 16, 2010, as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2009, and incorporated herein by reference.
3.2
Amended and Restated Bylaws, effective February 20, 2014. Previously filed with Securities and Exchange Commission as an exhibit to Cathay's Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated herein by reference.
5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz
8.1	Form of Opinion of Lamb & Barnosky LLP as to tax matters
8.2	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters
23.1	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of Crowe Horwath LLP
23.4	Form of Consent of Lamb & Barnosky LLP (included in Exhibit 8.1)
23.5	Form of Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)
24.1	Power of Attorney*
99.1	Form of Voting and Support Agreement by and among Cathay General Bancorp and certain shareholders of Asia Bancshares (Appendix C to the Proxy Statement/Prospectus)
99.2	Consent of The Kafafian Group, Inc.
99.3	Form of Asia Bancshares Proxy Card

*
Previously Filed